SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MaxWorldwide, Inc.

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MAXWORLDWIDE, INC.

50 West 23rd Street, Fourth Floor

New York, New York 10p010

June 30, 2003

Dear Stockholder:

You are cordially invited to attend the annual meeting (“Annual Meeting”) of stockholders of MaxWorldwide, Inc. (“MaxWorldwide” or the “Company”) to be held at the Chicago offices of MaxWorldwide, located at 221 North LaSalle Street, Suite 650, Chicago, Illinois 60601 on July 22, 2003 at 11:00 AM local time. At the annual meeting, you will be asked to consider and vote upon the following proposals:

(1)	To approve and adopt a merger agreement whereby we will sell all of our assets relating to our MaxOnline business, which represents the sale of substantially all of our assets, to The Excite Network, Inc. and certain of its affiliates (“Excite”);

(2)	To approve and adopt a plan of liquidation and dissolution pursuant to which we would liquidate and dissolve MaxWorldwide and its subsidiaries, conditional upon the consummation of the transactions contemplated by the merger agreement that is the subject of Proposal No. 1;

(3)	To elect members to the Board of Directors. Our management has nominated the following people for election at the meeting:

William M. Apfelbaum, Mitchell Cannold, Richard Costello, Geoffry Handler, G. Bruce Redditt and Peter Sealey;

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003; and

(5)	Any other business that may properly come before the Annual Meeting.

After careful consideration, the Board of Directors has determined that the sale of substantially all of MaxWorldwide’s assets pursuant to the merger agreement and the orderly liquidation of MaxWorldwide are in the best interests of our stockholders and would maximize stockholder value. The Board of Directors has also determined that the election of the above slate of director nominees and the ratification of PricewaterhouseCoopers LLP as MaxWorldwide’s independent auditors are in the best interests of our stockholders. Therefore, the Board of Directors has unanimously approved these proposals and recommends that you vote in favor of each of the proposals.

The attached notice of annual meeting and proxy statement explain the proposed merger, the Company’s plan of liquidation and dissolution and each of the other proposals to be voted upon at the meeting and provide specific information concerning the Annual Meeting. Please read these materials carefully.

The proposed merger, the Company’s plan of liquidation and dissolution and each of the other proposals are important decisions for us and our stockholders. Each of the proposal to approve the merger and sale of our MaxOnline business to Excite and the proposal to liquidate and dissolve the Company will require the affirmative vote of the majority of the outstanding shares of our common stock entitled to vote thereon. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors will require the affirmative vote of the majority of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy and entitled to vote. Whether or not you plan to attend the Annual Meeting, I urge you to sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting. Failure to return an executed proxy card will constitute, in effect, a vote against approval and adoption of the merger agreement and the Company’s plan of liquidation and dissolution.

Sincerely,

President and Chief Executive Officer

This proxy statement and proxy are being mailed to MaxWorldwide stockholders beginning on or about June 30, 2003.

YOUR VOTE IS IMPORTANT

PLEASE RETURN YOUR PROXY PROMPTLY

MAXWORLDWIDE, INC.

50 West 23rd Street, Fourth Floor

New York, New York 10010

(212) 302-2424

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 22, 2003

Dear Stockholder:

You are invited to attend the Annual Meeting of the stockholders of MaxWorldwide, which will be held on July 22, 2003 at 11:00 AM, at the Chicago offices of MaxWorldwide, located at 221 North LaSalle Street, Suite 650, Chicago, Illinois 60601, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 12, 2003, among MaxWorldwide, Focus Interactive, Inc. (formerly Bulldog Holdings, Inc.) (“Focus Interactive”), The Excite Network, Inc. (“Excite”), Millie Sub Acquisition, LLC (“Millie Sub Acquisition”), L90, Inc., Picasso Media Acquisition, Inc. and Millie Sub, LLC (“Millie Sub”), as amended on May 5, 2003, pursuant to which Millie Sub Acquisition will be merged with and into Millie Sub with Millie Sub continuing as the surviving company and a wholly-owned subsidiary of Excite;

2.	To approve and adopt a plan of liquidation and dissolution pursuant to which we would liquidate and dissolve MaxWorldwide and its subsidiaries, conditional upon the consummation of the transactions contemplated by the Agreement and Plan of Merger that is the subject of Proposal No. 1;

3.	To elect members to the Board of Directors. Our management has nominated the following people for election at the meeting:

William M. Apfelbaum, Mitchell Cannold, Richard Costello, Geoffry Handler, G. Bruce Redditt and Peter Sealey;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003; and

5.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on June 23, 2003 as the record date for determination of the holders of common stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Your attention is directed to the accompanying proxy statement. We invite all stockholders to attend the annual meeting. To ensure that your shares will be voted at this meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you attend this meeting, you may vote in person, even though you have sent in your proxy.

By Order of the Board of Directors,

Mitchell Cannold
President and Chief Executive Officer

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum at the Annual Meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

New York, New York

June 30, 2003

MAXWORLDWIDE, INC.

50 West 23rd Street, Fourth Floor

New York, New York 10010

(212) 302-2424

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 22, 2003

The accompanying proxy is solicited by the Board of Directors of MaxWorldwide for use at our 2003 Annual Meeting of Stockholders to be held on July 22, 2003, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this proxy statement and the accompanying form of proxy is June 30, 2003, the approximate date on which we first sent or gave this proxy statement and the accompanying form of proxy to our stockholders.

This proxy statement describes four proposals. The first proposal is to approve and adopt the Agreement and Plan of Merger, dated as of March 12, 2003, among MaxWorldwide, Focus Interactive, Inc. (formerly, Bulldog Holdings, Inc.) (“Focus Interactive”), The Excite Network, Inc. (“Excite”), Millie Sub Acquisition, LLC (“Millie Sub Acquisition”), L90, Inc., Picasso Media Acquisition, Inc. and Millie Sub, LLC (“Millie Sub”), as amended on May 5, 2003, pursuant to which Millie Sub Acquisition will be merged with and into Millie Sub with Millie Sub continuing as the surviving company and a wholly-owned subsidiary of Excite. The second proposal is to approve and adopt a plan of liquidation and dissolution pursuant to which we would liquidate and dissolve MaxWorldwide and its subsidiaries. The third proposal is to elect the following slate of nominees to serve as directors of MaxWorldwide: William M. Apfelbaum, Mitchell Cannold, Richard Costello, Geoffry Handler, G. Bruce Redditt and Peter Sealey. The fourth proposal is to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2003.

SUMMARY OF THE AGREEMENT AND PLAN OF MERGER

The following summary highlights the material terms of the proposed merger. A copy of the Agreement and Plan of Merger and the Amendment thereto (referred to herein as the “merger agreement”) are attached to this proxy statement as Annex A. We urge you to read this proxy statement, the merger agreement and the other documents attached to this proxy statement in their entirety to fully understand the merger and its consequences to you.

• Parties to the Merger. We have entered into an Agreement and Plan of Merger, dated March 12, 2003, with Focus Interactive, Excite, and Excite’s wholly-owned subsidiary, Millie Sub Acquisition. See page 8.

• Transaction. Pursuant to the merger agreement, Excite would acquire (the “MaxOnline Sale”) all of our MaxOnline business assets, constituting substantially all of our assets other than cash and investments. The transaction would be effected by the merger of Millie Sub Acquisition with and into Millie Sub with Millie Sub continuing as the surviving company and becoming a wholly-owned subsidiary of Excite. See page 9.

• Consideration. If the merger is approved and adopted, we would receive $3,000,000 in cash upon the closing of the MaxOnline Sale and $2,000,000 in cash, plus interest, upon the first anniversary of the closing of the MaxOnline Sale or, at the election of Excite, six months thereafter. We could also receive an additional $500,000 in cash if the MaxOnline business that Excite is acquiring exceeds certain performance levels in calendar year 2003 and another $500,000 in cash if the MaxOnline business exceeds a higher performance level in calendar year 2003. In addition, Excite would pay us 70% of the accounts receivable transferred to Excite under the merger agreement and collected by it during the eight month period beginning 120 days following the effective time of the merger (net of certain expenses and accounts payable associated with such accounts receivable). Excite also agreed to reimburse us, within one year after the effective time of the merger, the amount of any positive working capital in the online business it acquires as a result of the merger. See page 9.

• Closing; Conditions Precedent. The closing of the MaxOnline sale is scheduled for the third business day after the satisfaction or waiver of all of the closing conditions in the merger agreement or such other date as we and Excite may mutually agree. Our obligation to consummate the merger and the obligations of Excite and its affiliates are subject to various conditions precedent, including approval of the merger by holders of a majority of our common stock and our receipt of an opinion from our financial advisor, Allen & Company LLC (“Allen & Company”), that the consideration to be received in the merger is fair, from a financial point of view, to our stockholders. See pages 21-22.

• Termination; Termination Fee. Either we or Excite may terminate the merger agreement if, among other things, the merger does not close by September 30, 2003, provided such termination is not the fault of the terminating party. Under certain circumstances, including if we enter into an agreement to sell MaxWorldwide to another company, we would be required to pay Excite $200,000 upon termination of the merger agreement. See pages 22-23.

• Effects of the Merger on Us. If the merger is approved and consummated, we would have no remaining business operation, and if approved by our stockholders as provided in this proxy statement, we would commence with a dissolution and winding up of our business. See page 9.

SUMMARY OF PLAN OF LIQUIDATION AND DISSOLUTION

The following summary highlights the material terms of the proposed Plan of Liquidation and Dissolution (the “Plan”). A copy of the Plan is attached to this proxy statement as Annex B. We urge you to read this proxy statement, the Plan and the other documents attached to this proxy statement in their entirety to fully understand the Plan and our liquidation and dissolution and its consequences to you.

• Principal Provisions of the Plan. The Plan will allow us to distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all our property and assets. The liquidation would commence as soon as practicable following approval of the Plan by our stockholders and the closing of the MaxOnline Sale. As part of the liquidation, we currently intend to make a partial distribution of $12,250,000 in cash to our stockholders, subject to adjustment, as soon as practicable following the closing of the MaxOnline Sale. We would conclude our business operations prior to the third anniversary of the filing of the certificate of dissolution. As part of our liquidation, we are required to satisfy our liabilities, expenses and obligations. See pages 28-30.

• Liquidating Distribution; Nature; Amount; Timing. Our Board of Directors has not established a precise timetable for distributions to stockholders but may, in its discretion, declare one or more distributions. As stated above, we currently intend to make a partial distribution of $12,250,000 in cash to our stockholders, subject to adjustment, as soon as practicable following the closing of the MaxOnline Sale. Our final liquidation is expected to be concluded prior to the third anniversary of the filing of a certificate of dissolution in Delaware by a payment either directly to our stockholders or to a liquidating trust established for the benefit of our stockholders. We are unable to currently predict the precise nature, timing or amount of this final distribution. See pages 32.

• Satisfaction of Liabilities; Contingency Reserve. We are required to pay or provide for payment of all of our liabilities, expenses and obligations in connection with our dissolution. If the Plan is approved, at such time as the Board of Directors determines, we would pay all of our known obligations or set aside a reserve of cash which we believe will be adequate to pay those liabilities. See pages 31-32.

• Abandonment; Amendment. While there is no current intention to do so (unless the MaxOnline Sale is not consummated), the Plan allows our Board of Directors to modify, amend or abandon the Plan, notwithstanding stockholder approval. Our Board of Directors will not abandon the Plan unless it determines, after consulting its outside counsel, that failure to abandon the Plan would be inconsistent with its fiduciary obligations to our stockholders. See page 32.

• Liquidating Trusts. We may, from time to time, transfer our unsold assets to liquidating trusts established for the benefit of our stockholders. The property in the trusts would be sold or distributed on terms approved by our trustees. See page 31-32.

• Closing of Stock Transfer Books. It is currently contemplated that our stock transfer books would close, and you would no longer be able to transfer our common stock (subject to limited exceptions), upon the earlier to occur of: (i) the close of business on the record date fixed by the Board of Directors for the final distribution of assets; (ii) the close of business on the date on which the remaining assets of the Company are transferred to any escrow account or liquidating trust established by the Board of Directors under the Plan; and (iii) the date on which the Company ceases to exist under Delaware law (following any post-dissolution continuation period thereunder), unless the Board of Directors determines that the closing of the Company’s stock transfer books should occur at an earlier time. See page 38.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this proxy statement and include all statements that are not historical statements of fact regarding our current intent, beliefs, assumptions and expectations with respect to, among other things:

•	the sale of our MaxOnline business to Excite as described herein;

•	the liquidation and dissolution of the Company pursuant to the terms of the plan of liquidation and dissolution; and

•	the amount of any liquidating distributions and the timing of any liquidating distributions.

The words “may,” “would,” “could,” “continue,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “hope,” “intend,” “plan,” “approximate,” “potential,” “contemplate” and similar expressions are intended to identify forward-looking statements.

We believe that the expectations reflected in our forward-looking statements are reasonable. However, forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which we cannot control. Our actual results may differ materially from those projected in our forward-looking statements. In evaluating forward-looking statements, you should carefully consider various factors, including without limitation, the risks outlined in “Risk Factors Relating to the Plan” beginning on page 27 and the “Risk Factors” contained in our reports filed with the Securities and Exchange Commission (the “SEC”).

GENERAL QUESTIONS CONCERNING THIS PROXY STATEMENT

Q: Who can vote at this Annual Meeting?

A: Holders of record of our common stock at the close of business on June 23, 2003 may vote at the Annual Meeting. Each share of common stock is entitled to one vote. On the record date, there were 24,503,282 shares of common stock entitled to vote at the Annual Meeting. Stockholders will have one vote at the Annual Meeting for each share of common stock they owned on the record date.

Q: What is the share ownership of our directors and executive officers?

A: On the record date, our directors and executive officers owned and are entitled to vote 2,465,848 shares (approximately 10.1%) of our issued and outstanding shares of common stock. Each director and executive officer has expressed an intent to vote his or her shares in favor of each of the proposals for which your proxy is sought, including FOR the merger and the merger agreement and FOR the plan of liquidation and dissolution. As a result of these present intentions of the directors and executive officers, the affirmative vote of an additional 9,785,794 shares will be required to satisfy the voting requirements to approve the merger and to approve and adopt the merger agreement, and to approve the plan of liquidation and dissolution, subject to upward adjustment to the extent additional shares of our common stock are issued.

Q: When and where is the Annual Meeting?

A: The Annual Meeting will be held on July 22, 2003 at 11:00 AM local time, at the Chicago offices of MaxWorldwide, 221 North LaSalle Street, Suite 650, Chicago, Illinois 60601.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will contact you regarding the procedures necessary for it to vote your shares. Please tell your broker how you would like it to vote your shares. If you do not tell your broker how to vote, your broker will not be permitted to vote your shares with respect to the proposed merger and the merger agreement and the plan of liquidation and dissolution, which will have the effect of a vote against such proposals.

Q: How do proxies work and what happens if I send in my proxy but forget to indicate my vote?

A: Giving your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how to vote, we will vote your shares FOR each of the proposals for which your proxy is sought, including for the approval and adoption of the merger and the merger agreement and the plan of liquidation and dissolution. We do not know of any matters that will be brought before the Annual Meeting other than those described in this proxy statement. If, however, other matters are properly brought before the Annual Meeting, we will vote your proxy on those matters as determined by a majority of the Board of Directors.

Q: What do I do if I want to change my vote?

A: You may change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways. First, you can send us a written statement that you would like to revoke your proxy (which, to be effective, must be received by us prior to the vote at the Annual Meeting). Second, you can send in a later-dated, signed proxy card to our Secretary before the Annual Meeting. Third, you can attend the Annual Meeting in person, notify us in writing that you are revoking your proxy card and cast your vote at the Annual Meeting. If your shares are held by a broker, you must follow the directions provided by your broker to have your shares voted or to change your instructions.

Q: What is the effect if I do not vote?

A: If you do not submit a proxy card or do not vote in person at the annual meeting or if you abstain from voting, it will have the effect of a vote against the merger and the merger agreement, the plan of liquidation and dissolution and the ratification of PricewaterhouseCooopers LLP as our independent auditors.

Q: What is a quorum?

A: In order to carry on the business of the Annual Meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares that your broker holds on your behalf in a nominee name, which is commonly referred to as holding your shares in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

Q: Who pays for this proxy solicitation?

A: Your proxy is being solicited by the Board of Directors of MaxWorldwide. MaxWorldwide will pay the expenses of soliciting proxies. We expect that legal and printing expenses will be our primary expenses in connection with the solicitation. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, please complete, sign and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Annual Meeting.

Q: Who can help answer my questions?

A: If you have more questions about the merger, the plan of liquidation and dissolution or any other matters that are the subject of this proxy, you should contact Peter Huie, our General Counsel, Secretary and Senior Vice President of Corporate Affairs. He can be reached at 212-404-1098, or via email at phuie@maxworldwide.com.

PROPOSAL 1—PROPOSED MERGER

Questions and Answers about the Merger

We intend the following questions and answers to provide brief answers to frequently asked questions regarding the merger. These questions and answers do not and are not intended to address all questions that may be important to you. You should carefully read the entire proxy statement as well as all annexes in their entirety.

Q: What is the proposed transaction?

A: Excite will acquire the assets relating to our online business, MaxOnline. In the transaction, MaxWorldwide’s wholly-owned subsidiaries, L90 and Picasso Media, will contribute their online assets to Millie Sub, a newly-formed subsidiary that is jointly-owned by L90 and Picasso Media immediately prior to the closing of the MaxOnline Sale. Excite’s wholly owned subsidiary, Millie Sub Acquisition, will merge into Millie Sub, with Millie Sub continuing as the surviving company and a wholly-owned subsidiary of Excite. Excite is a wholly-owned subsidiary of Focus Interactive.

Q: Who are Focus Interactive, Inc., The Excite Network, Inc. and Millie Sub Acquisition, LLC?

A: Focus Interactive is a Delaware corporation that operates subsidiaries engaged in offering consumers and advertisers Internet navigation services with personalization and targeting capabilities and Internet ad serving and targeting services. Focus Interactive was formerly known as Bulldog Holdings, Inc. Focus Interactive is the parent corporation of Excite, a Delaware corporation. Millie Sub Acquisition is wholly-owned by Excite. Its sole purpose is to enter into the merger agreement and to merge with and into Millie Sub if the merger is effected.

Q: Who are L90, Inc. and Picasso Media Acquisition, Inc.?

A: L90, Inc. and Picasso Media Acquisition, Inc. are wholly-owned subsidiaries of MaxWorldwide, both engaged in the online business. If the merger is effected, L90 and Picasso Media Acquisition will contribute their online assets to Millie Sub, a newly-formed subsidiary that is jointly-owned by L90 and Picasso Media.

Q: Who is Millie Sub, LLC?

A: Millie Sub is a newly-formed subsidiary that is jointly-owned by L90 and Picasso Media Acquisition. Millie Sub’s sole purpose is to receive the contribution of online assets from L90 and Picasso Media Acquisition, to enter into the merger agreement and to merge with Millie Sub Acquisition, becoming a wholly-owned subsidiary of Excite if the merger is effected.

Q: What will we receive in the merger?

A: We will receive $3,000,000 in cash upon the closing of the MaxOnline Sale and $2,000,000 in cash, plus interest, upon the first anniversary of the closing of the MaxOnline Sale or, at the election of Excite, six months thereafter. We could also receive an additional $500,000 in cash if the MaxOnline business which Excite is acquiring exceeds certain performance levels in calendar year 2003 and another $500,000 in cash if the MaxOnline business exceeds a higher performance level in calendar year 2003. In addition, Excite agreed to pay to us 70% of the accounts receivable transferred to Excite under the merger agreement and collected by them during the eight month period beginning 120 days following the effective time of the merger (net of certain expenses and accounts payable associated with such accounts receivable). Excite also agreed to reimburse us, within one year after the effective time of the merger, the amount of any positive working capital in the online business they acquire as a result of the merger.

Q: Has the Board of Directors engaged a financial advisor to evaluate the fairness of the merger and the merger consideration?

A: Yes. Our Board of Directors has engaged Allen & Company as its financial advisor to investigate the extent to which other transactions or strategic relationships might be available to us and to render its opinion as to the fairness, from a financial point of view, of the merger consideration to our stockholders. The receipt of this fairness opinion from Allen & Company is a condition to closing. The merger will not be consummated unless we receive an opinion from Allen & Company that the merger consideration is fair, from a financial point of view, to our stockholders or, alternatively, our Board of Directors waives the receipt of this opinion as a condition.

Q: Has the Board of Directors approved the merger? Is the Board recommending that I vote in favor of the merger and the merger agreement?

A: Yes. Our Board of Directors has unanimously approved the merger and the merger agreement and declared its advisability, and subject to the receipt of a fairness opinion from Allen & Company, believes that it and the transaction are fair to and in the best interests of our stockholders. Accordingly, the Board of Directors recommends that you vote FOR the merger and the merger agreement. To review the background and reasons for the merger in greater detail, see pages 11 through 17 of this proxy statement.

Q: Do directors (or any nominees for director) and officers have interests in the merger that differ from mine?

A: All of our executive officers and directors (and nominees for director) own shares of our common stock and/or options to purchase shares of our common stock. If the merger is consummated, they will not receive any extra or special benefit not shared on a pro rata basis by all other holders of our common stock; provided, however, that if the merger is consummated, we will have the right to nominate one member to the board of directors of Focus Interactive, which nominee is contemplated to be our Chairman, William Apfelbaum, and we will terminate outstanding options held by employees in exchange for a payment. In addition, our consulting agreement with our Chairman, Bill Apfelbaum, will terminate on the closing date of the merger without further payment beyond Mr. Apfelbaum’s consulting fee accrued through termination and reimbursement of his expenses incurred through termination.

Q: How did the Board of Directors make sure the consideration MaxWorldwide will receive in the transaction is fair to the Company?

A: In addition to its own business judgment, our Board of Directors engaged a financial advisor, Allen & Company to evaluate the fairness of the merger consideration to our stockholders from a financial point of view. The Board’s recommendation to the stockholders to approve the merger and the closing of the merger are subject to the receipt of a fairness opinion from Allen & Company.

Q: What are the disadvantages to me of MaxWorldwide’s sale of its online assets?

A: Historically, we have operated two businesses, our MaxOnline business and an offline list marketing business called MaxDirect. On February 10, 2003, we sold our MaxDirect business to American List Counsel, Inc. Following the closing of the merger, pursuant to which we are selling our MaxOnline business to Excite, we will have no remaining business operation. The Board of Directors intends to liquidate the Company in an orderly manner following the closing of the merger. Upon liquidation of the Company following the merger, we can not assure you that we would distribute cash or other assets to our stockholders having a value equal to or greater than the price at which our common stock has traded in the past, currently trades or the price at which it may trade in the future. Moreover, a liquidation would require that we keep a sufficient amount of assets in reserve for a period of time to cover contingent liabilities. Administering a liquidation could also take a long period of time and result in substantial administrative costs, which will reduce the amount of cash or other assets available for distribution to our stockholders.

Q: What are the advantages to me of MaxWorldwide’s sale of its online assets?

A: By selling our MaxOnline business, we would receive consideration for that business and no longer be competing in the extremely competitive market for interactive, Internet-based marketing services. Currently, we compete for advertising revenues with large Web publishers and Web portals, such as AOL, Lycos, MSN and Yahoo. In addition, we compete with a variety of Internet advertising networks, content aggregation companies and advertising agencies. In a broader sense, we also compete with traditional advertising media, including television, radio, cable and print, for a share of marketers’ total advertising budgets. The competition for advertising revenues continues to increase. This increase in competition is partly attributable to industry consolidation. In addition, the advertising market continues to experience increasing softness of demand, lower prices for advertisements, reductions and cancellations of advertising contracts, increased risk of uncollectible receivables from advertisers and reduction of marketing and advertising budgets. As a result, the rate of growth in advertising spending has declined. This decline has been steeper in less traditional advertising media like the Internet.

Additionally, given our recent history we believe a sale would allow the Company to proceed to an orderly liquidation in the best interest of stockholders. In January 2002, the SEC issued a formal order of investigation in connection with certain accounting matters, financial reports, public disclosures and trading activity in our securities. Following this investigation, several securities class actions and derivative actions were initiated against us. We have subsequently restated certain of our financial statements for prior periods. Because we were unable to timely file our quarterly report on Form 10-Q for our quarter ended June 30, 2002, we were also delisted from Nasdaq in August 2002 and we now trade on the “Pink Sheets.” We have settled the SEC investigation. We also have settled the derivative actions and have reached an agreement in principle to settle the securities class action. However, the settlement of the securities class action is still under negotiation and will be subject to certain terms and conditions, including court approval. If all of these requirements are not satisfied, including final negotiation of the settlement, the securities class action may not be settled. In addition, we believe that the stigma associated with the SEC investigation, the lawsuits, the restatement of our financial statements and our delisting from Nasdaq have hampered our ability to attract new business and access the capital markets should the need arise in the future. Given these factors, among others, our Board of Directors engaged Allen & Company in October 2002 to act as our financial advisor in exploring strategic alternatives, including the possible sale of our business. We intend to liquidate the Company following the closing of the planned sale of our MaxOnline business to Excite.

Q: What conditions are there to the obligations of the parties to complete the merger?

A: The merger is subject to customary conditions to the obligations of the parties to complete it, including the approval of our stockholders of the merger agreement, the receipt of a fairness opinion from Allen & Company, the receipt of various consents from third parties, the delivery of various ancillary documents and agreements, the truthfulness in all material respects of the parties’ representations and warranties made in the merger agreement and the compliance in all material respects with certain covenants between signing and closing.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, or they must be properly waived, including the receipt of a fairness opinion from Allen & Company. We currently expect to complete the merger shortly after the Annual Meeting. If the merger is not completed by September 30, 2003, we or Excite may terminate the merger agreement.

Q: What potential conflicts of interest does the Board of Directors have in recommending approval of the merger agreement?

A: We are not aware of any potential conflicts of interest of our Board of Directors with respect to the approval of the merger agreement or the transaction. However, you should be aware that under the terms of the merger agreement, MaxWorldwide has the right to nominate one person to the board of Focus Interactive and that individual is anticipated to be our Chairman, William Apfelbaum. To review the factors considered by the Board of Directors in approving the merger agreement, see pages 15 through 17 of this proxy statement.

Q: What vote is required to approve and adopt the merger agreement?

A: The holders of a majority of the issued and outstanding shares of our common stock must vote to approve and adopt the merger agreement.

Q: What will happen if the merger does not occur?

A: If the merger does not occur, we will continue to operate our online business. We will continue to consider and, as appropriate, pursue strategic alternatives.

Q: Do I have appraisal rights in connection with the merger?

A: Under Delaware General Corporation Law you are not entitled to appraisal rights as a result of the merger.

Q: Will the merger be taxable to me?

A: No, the merger will not be taxable to you. However, the distributions you receive upon a liquidation of the Company could be taxable. For more information, see pages 34 through 36.

Summary of the Merger

This summary highlights selected information about the merger and may not contain all of the information that is important to you. To understand the proposal fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, including the annexes, and the other documents to which this proxy statement refers. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read that agreement as it is the legal document that governs the proposed merger. It is intended that shares represented by the proxies will be voted FOR the merger and the merger agreement unless authority to vote for the merger and the merger agreement has been withheld in the proxy.

Parties To The Merger

MaxWorldwide, Inc.

50 West 23rd Street

Fourth Floor

New York, New York 10010

We are an online media company that works with marketers and publishers to build valuable relationships with customers on the Internet. We provide advertisers with brand name sites, network reach and innovative programs for online advertising. We have advertising representation relationships with web sites that are grouped into various targeted channels, such as automotive, entertainment and travel, which offer marketers an attractive platform to target consumers. Headquartered in New York, we have additional sales offices in Chicago, Greenwich (CT), Miami, Santa Monica, CA and San Francisco.

L90, Inc.

50 West 23rd Street

Fourth Floor

New York, New York 10010

L90 is a Delaware corporation and a wholly-owned subsidiary of MaxWorldwide.

Picasso Media Acquisition, Inc. 50 West 23rd Street

Fourth Floor

New York, New York 10010

Picasso Media Acquisition is a Delaware corporation and a wholly-owned subsidiary of MaxWorldwide. Pursuant to a merger in July 2002, Picasso Media Acquisition acquired the North American Media business of

DoubleClick, Inc.

Millie Sub, LLC

50 West 23rd Street

Fourth Floor

New York, NY 10010

Millie Sub is a Delaware limited liability company and is jointly owned by L90 and Picasso Media Acquisition.

Focus Interactive, Inc. (formerly, Bulldog Holdings, Inc.) One Bridge Street

Irvington, NY 10533

Focus Interactive, Inc. is a Delaware corporation and is the parent corporation of Excite.

The Excite Network, Inc.

One Bridge Street

Irvington, NY 10533

Excite is a Delaware corporation and is a wholly-owned subsidiary of Focus Interactive. Excite is also the parent corporation of Millie Sub Acquisition. Excite is a global Internet media company offering consumers and advertisers comprehensive Internet navigation services with extensive personalization and targeting capabilities. Excite and its subsidiaries consist of The Excite Network, iWon.com, MyWay and MySearch brands and Targeted Media Solutions, LLC. Excite and its subsidiaries provide a gateway to the World Wide Web, or the “Web,” that organizes, aggregates and delivers information to meet the needs of individual consumers. Designed to help consumers navigate the Web, Excite and its subsidiaries contain a suite of specialized information services, organized under numerous topical channels that combine proprietary search technology, editorial Web reviews, aggregated content from third parties, bulletin boards, chat and other community features and personalization capabilities.

Millie Sub Acquisition, LLC

One Bridge Street

Irvington, NY 10533

Millie Acquisition Sub is a Delaware limited liability company and a wholly-owned subsidiary of Excite. Millie Sub Acquisition was formed for the purpose of entering into the merger agreement and merging with and into Millie Sub to acquire MaxWorldwide’s online assets.

Effects Of The Merger; Merger Consideration

Upon consummation of the merger:

•	Millie Acquisition Sub will be merged with and into Millie Sub, with Millie Sub continuing as the surviving company and becoming a wholly-owned subsidiary of Excite.

•	We will no longer own the online business assets and will no longer operate an Internet advertising business.

•	We will receive as merger consideration $3,000,000 in cash upon the closing of the MaxOnline Sale and $2,000,000 in cash, plus interest, upon the first anniversary of the closing of the MaxOnline Sale or, at the election of Excite, six months thereafter. We could also receive an additional $500,000 in cash if the MaxOnline business which Excite is acquiring exceeds certain performance levels in calendar year 2003 and another $500,000 in cash if the MaxOnline business exceeds a higher performance level in calendar year 2003. In addition, Excite agreed to pay to MaxWorldwide 70% of the accounts receivable transferred to Excite under the merger agreement and collected by it during the eight month period beginning 120 days following the effective time of the merger (net of certain expenses and accounts payable associated with such accounts receivable). Excite also agreed to reimburse MaxWorldwide, within one year after the effective time of the merger, the amount of any positive working capital in the online business they acquire as a result of the merger.

Financing The Merger

Excite intends to fund the aggregate merger consideration and to pay related fees, expenses and other transaction costs through cash on hand. The merger is not conditioned on obtaining financing.

Opinion Of Our Financial Advisor

A condition to the closing of the merger is our receipt of a fairness opinion from Allen & Company that, as of the effective time of the merger, the consideration to be received by us pursuant to the merger is fair to the stockholders from a financial point of view. Allen & Company was selected by our Board of Directors to render an opinion to our Board of Directors because Allen & Company is a nationally recognized investment banking firm and because, as part of its investment banking business, Allen & Company is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Allen & Company and its affiliates may trade the equity securities of MaxWorldwide for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in those securities. Allen & Company and its affiliates in the ordinary course of business have from time to time provided commercial and investment banking services to us, including serving as a financial advisor on potential acquisitions and dispositions and have received fees for the rendering of its services.

Pursuant to our engagement letter with Allen & Company, if the merger is consummated, we will pay Allen & Company a transaction fee equal to approximately $375,000. We have also agreed to pay a fee of $350,000 to Allen & Company for rendering its opinion. Additionally, we have agreed to reimburse Allen & Company for its out-of-pocket expenses, including attorneys’ fees, and have agreed to indemnify Allen & Company against liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Allen & Company, which are customary in transactions of this nature, were negotiated at arm’s length between our company and Allen & Company, and our Board of Directors was aware of the arrangement, including the fact that a significant portion of the fee payable to Allen & Company is contingent upon the completion of the transaction.

Payment Of Fees And Expenses

Whether or not the merger is consummated, and except as provided below, all fees and expenses incurred with the merger will be paid by the party incurring the expenses.

We must pay Excite a termination or “break-up” fee if the merger agreement is terminated by Excite or us because:

•	we enter into a definitive agreement providing for a Takeover Proposal (as defined on page 20); or

•	we withdraw or modify our recommendation of the merger agreement or the merger in a manner adverse to Excite, or our Board of Directors has recommended any superior proposal (as defined under “Takeover Proposals” on page 20).

The termination or “break-up” fee is equal to $200,000 in cash.

Regulatory Matters

The parties must file a certificate of merger with the Secretary of State of Delaware in order to effect the merger. No other material U.S. or state regulatory filings or approvals are required in connection with the merger.

Federal Income Tax Consequences

The merger will be treated as a taxable sale of assets for United States federal income tax purposes.

MaxWorldwide will recognize gain on the assets sold in the merger measured by the difference between the taxable basis in such assets and the consideration received by MaxWorldwide in the merger.

Conduct Of Our Business If The Merger Is Not Consummated

If the merger is not consummated, our Board of Directors expects to retain our current management team and to continue to operate our Internet advertising business. There are no plans in these circumstances to operate the online business in a manner substantially different from how it is presently operated.

Background Of The Merger

MaxWorldwide was established in 1997 to provide interactive, Internet-based marketing solutions. The market for these services is extremely competitive. We compete for advertising revenues with large Web publishers and Web portals, such as AOL, Lycos, MSN and Yahoo. In addition, we compete with a variety of Internet advertising networks, content aggregation companies and advertising agencies. In a broader sense, we also compete with traditional advertising media, including television, radio, cable and print, for a share of marketers’ total advertising budgets.

The competition for advertising revenues continues to increase. This increase in competition is partly attributable to industry consolidation. In addition, the advertising market continues to experience increasing softness of demand, lower prices for advertisements, reductions and cancellations of advertising contracts, increased risk of uncollectible receivables from advertisers and reduction of marketing and advertising budgets. As a result, the rate of growth in advertising spending has declined. This decline has been steeper in less traditional advertising media like the Internet.

Additionally, in January 2002, the SEC issued a formal order of investigation in connection with certain accounting matters, financial reports, public disclosures and trading activity in our securities. Following this investigation, several securities class actions and derivative actions were initiated against us. We have subsequently restated certain of our financial statements for prior periods. Because we were unable to timely file our quarterly report on Form 10-Q for our quarter ended June 30, 2002, we were also delisted from Nasdaq in August 2002 and we now trade on the “Pink Sheets.” We have settled the SEC investigation. We also have settled the derivative actions and have reached an agreement in principle to settle the securities class action. However, the settlement of the securities class action is still under negotiation and will be subject to certain terms and conditions, including court approval. If all of these requirements are not satisfied, including final negotiation of the settlement, the securities class action may not be settled. In addition, we believe that the stigma associated with the SEC investigation, the lawsuits, the restatement of our financial statements and our delisting from Nasdaq have hampered our ability to attract new business and access the capital markets should the need arise in the future.

Given these factors, among others, our Board of Directors engaged Allen & Company in October 2002 to act as our financial advisor in exploring strategic alternatives, including the possible sale of our business. Beginning on October 9, 2002, Allen & Company and we developed a list of potential partners and buyers of our business. This list included Excite, the parent company of which is Focus Interactive.

We were first introduced to iWon, Inc., the predecessor to Focus Interactive, in 1999 through William Apfelbaum, Chairman of our Board of Directors. Mr. Apfelbaum was familiar with the business of and principals at Focus Interactive as a result of his position as President and Chief Executive Officer of TDI Worldwide, a wholly-owned subsidiary of Viacom, Inc. Viacom is a significant stockholder of Focus Interactive.

In the spring of 2002, following our announcement of the termination of our previously planned merger with eUniverse, Inc., Mr. Apfelbaum was contacted by Jonas Steinman and Bill Daugherty, Co-Chief Executive Officers of Focus Interactive. The three individuals met to informally discuss the possibility of MaxWorldwide and Focus Interactive pursuing a strategic partnership or other transaction.

In early August 2002, Mitchell Cannold, our President and Chief Executive Officer, contacted Mr. Steinman to discuss the possibility of a strategic partnership between the two companies, including the licensing of a lower cost ad serving product from Focus Interactive to supplement the current ad serving product licensed by us from

DoubleClick Inc. This conversation led to a number of meetings and telephone conversations among various representatives from Focus Interactive and our company. These discussions were ongoing at the time we engaged Allen & Company to assist us in exploring strategic alternatives for the Company, including the possible sale of our business.

On October 10, 2002, Mr. Cannold telephoned Mr. Daugherty to further discuss the possibility of a merger of the two companies. Mr. Cannold and Mr. Daugherty spoke several more times regarding Focus Interactive’s interest in a potential transaction involving MaxWorldwide. These conversations led to the execution by the parties of a non-disclosure agreement and the exchange of financial and business information relating to our company and our business.

During this time, members of our senior management and representatives from Allen & Company engaged in preliminary discussions with several other parties concerning the possibility of a business combination or other strategic transaction. Although none of these discussions ultimately resulted in an agreement on a proposed transaction, we received indications of interest from a number of these parties. In connection with those discussions, we entered into confidentiality agreements and provided non-public information to these parties, and they held due diligence discussions with our management and the representatives from Allen & Company.

On October 22, 2002, we conducted a conference call attended by representatives from Focus Interactive (including Mr. Daugherty, Mr. Steinman and Daniel Fossner), Mr. Cannold, William H. Mitchell, our Chief Financial Officer, Peter Huie, our General Counsel and Senior Vice President of Corporate Affairs, and representatives from Allen & Company, during which the parties discussed aspects our business and the synergies to be gained by a combination of the businesses.

On October 29, 2002, we received a detailed due diligence request from Focus Interactive for financial, legal and business information. Over the course of the next few days, we prepared responses to such request and made such information available to Focus Interactive for review.

On October 30, 2002, William Apfelbaum, Chairman of our Board of Directors, called Mr. Steinman to discuss Focus Interactive’s interest in acquiring our MaxOnline business. Mr. Apfelbaum urged Mr. Steinman to submit an indication of interest, including a summary of proposed terms, if Focus Interactive’s interest was genuine. Following this conversation, Mr. Steinman contacted Allen & Company and indicated that Focus Interactive would be submitting an indication of interest. Later that day, we received an initial offer from Focus Interactive to purchase our MaxOnline business.

Following an internal discussion among members of our senior management and representatives from Allen & Company regarding the Focus Interactive offer, as well as an evaluation of the offer relative to other indications of interest received from other parties, we concluded that the offer from Focus Interactive was not likely to be superior to other offers received or expected to be received in the near future. On November 6, 2002, Mr. Cannold telephoned Mr. Steinman to express the Company’s dissatisfaction with their initial offer and urged Mr. Steinman to reconsider their bid and to submit a revised offer. Representatives from Allen & Company continued their discussions with Focus Interactive to encourage them to revise their offer. Concurrently, members of our senior management and the representatives from Allen & Company continued to solicit indications of interest from other potential parties.

On November 12, 2002, we held a meeting of the Board of Directors, during which the Board of Directors was updated on the various discussions being held between us and various suitors of our company. During this discussion, the Board of Directors was informed of the initial offer by Focus Interactive to purchase the MaxOnline business and our efforts to increase the offer.

On November 13, 2002, Mr. Apfelbaum met with Mr. Steinman at Focus Interactive’s offices in Irvington, New York. At the meeting, Mr. Apfelbaum and Mr. Steinman discussed the value of the MaxOnline business and Mr. Apfelbaum explained the reasons why our Board of Directors believed Focus Interactive should increase its offer.

Following this meeting, Focus Interactive requested from us additional financial information relating to the MaxOnline business and on November 14, 2002, members of the senior management of both companies, including

Mr. Cannold, Mr. Mitchell and Mr. Huie from MaxWorldwide, and Mr. Steinman and Mr. Brophy from Focus Interactive, held a conference call to discuss our responses to Focus Interactive’s information requests, as well as additional financial diligence questions.

Focus Interactive conducted continuing diligence on the MaxOnline business over the next week, including business, financial, legal and technical diligence which culminated on November 18, 2002 in a revised offer from Focus Interactive to purchase our MaxOnline business. In consultation with our financial advisors, we reviewed the revised offer from Focus Interactive and in comparison with the other offers and/or indications of interest received by us and expected to be received, we concluded that it was in the best interests of MaxWorldwide and its stockholders to continue pursuing a transaction with Focus Interactive. At the same time, however, we continued exploring alternate transactions with strategic and financial buyers.

Following its submission of the revised offer, Focus Interactive expanded its due diligence review of the MaxOnline business. For the next week, members of our management (including Mr. Mitchell, Mr. Huie, Keith Kaplan, our President of Sales, William Wise, our Chief Operating Officer, and Mark Cutsforth, our Chief Technology Officer) met on various occasions and held numerous telephone conversations with members of Focus Interactive’s management to discuss technical and financial diligence issues and to develop a technical integration plan.

On November 21, 2002, Mr. Cannold and Mr. Mitchell met with Mr. Steinman and Mr. Daugherty to discuss the history and strategic direction of Focus Interactive. The purpose of this meeting was to understand the future prospects of Focus Interactive. Additionally, we wanted to understand the strategic opportunities of a combination of the companies and prospects of creating value as a combined entity.

On November 25, 2002, Mr. Apfelbaum and Mr. Cannold held a telephone conversation with Mr. Steinman to discuss the status of the sale discussions and various questions relating to the performance of the MaxOnline business. Mr. Cannold followed up this conversation on November 26, 2002 with another telephone call with Mr. Steinman. During this call, Mr. Cannold expressed his dissatisfaction with the lack of progress being made in the negotiations and the overly extensive diligence requests made by Focus Interactive. On November 25, 2002, we circulated to Focus Interactive the first draft of a definitive agreement for the proposed transaction.

Due diligence discussions continued between the companies over the next few days while the legal advisors to the companies began to negotiate and draft the definitive agreements. In addition, the technical staffs from both companies held ongoing meetings in person and via telephone regarding technical issues, including the use of Focus Interactive’s ad serving technology. On November 27, 2002, Mr. Apfelbaum placed another telephone call to Mr. Steinman to discuss the status of the negotiations. Mr. Steinman indicated that Focus Interactive was interested in further evaluating the financial position of the MaxOnline business.

On December 11, 2002, representatives from Allen & Company and Mr. Apfelbaum placed separate telephone calls with Mr. Steinman to discuss various open issues. In response to these calls, Focus Interactive requested additional financial information. Mr. Apfelbaum followed up with two additional telephone calls to Mr. Steinman on December 16, 2002, during which Mr. Apfelbaum and Mr. Steinman attempted to resolve the various open issues. On December 16, 2002, Focus Interactive revised their offer again and submitted the revised offer to the Company.

Following internal discussions of the revised offer, Mr. Apfelbaum and representatives from Allen & Company held a telephone conversation with Mr. Steinman on December 18, 2002 to discuss the revised offer. Representatives from Allen & Company followed up this conversation with another call to Mr. Steinman the next day to discuss various structural and other problems relating to the recent offer from Focus Interactive. On December 20, 2002, Mr. Steinman spoke with the representatives from Allen & Company and Mr. Steinman and indicated a willingness to revise Focus Interactive’s offer once more to resolve some of the structural and valuation issues raised in the prior conversations. Mr. Apfelbaum held various telephone calls and meetings with Mr. Steinman on December 22, 23 and 24, 2002 to further discuss a revision to the offer from Focus Interactive. On December 24, 2002, Mr. Steinman sent to Mr. Apfelbaum a revised offer and Mr. Apfelbaum and Mr. Steinman discussed this offer on December 26, 2002.

On December 27, 2002, Mr. Huie and a representative from Allen & Company telephoned Mr. Steinman to discuss the revised offer and to clarify certain aspects of the offer. On December 30, 2002, we sent to Focus Interactive a counter proposal to their recent offer. Over the next few days, Mr. Cannold and a representative from Allen & Company placed several telephone calls to Mr. Steinman to confirm his receipt of our counter proposal and to discuss the same. On January 8, 2003, Mr. Steinman responded to our counter proposal in a generally favorable manner. Over the next two days, Mr. Cannold, Mr. Mitchell, Mr. Huie and a representative from Allen & Company held numerous telephone conversations with Mr. Steinman to discuss various aspects of our counter proposal.

On January 10, 2003, with many of the open issues resolved to the mutual satisfaction of both parties, Mr. Cannold and Mr. Steinman agreed in principle to proceed as quickly as possible in finalizing definitive agreements for the transaction. The legal advisors for each of the companies proceeded to negotiate and prepare these documents over the next few weeks. On January 30, 2003, Mr. Apfelbaum and Mr. Cannold had a breakfast meeting with Mr. Steinman and Mr. Daugherty to discuss the status of the negotiation of the definitive agreements.

Mr. Cannold held various telephone calls over the next few days with Mr. Steinman to resolve various issues as they arose. On February 5, 2003, members of the Focus Interactive management team resumed their due diligence review of the MaxOnline business. Mr. Mitchell, Mr. Wise, Mr. Kaplan and Mr. Huie continued to work with members of the Focus Interactive management to respond to their diligence requests and questions.

On February 6, 2003, our Board of Directors discussed the proposed sale of the MaxOnline business to Focus Interactive at a meeting of the Board. Mr. Cannold, Mr. Mitchell and Mr. Huie updated the Board on the status of the negotiations, the proposed terms of the transaction, as well the Company’s strategic alternatives.

Over the course of the next three weeks, members of our management (including Mr. Cannold, Mr. Mitchell and Mr. Huie) and our financial and legal advisors held almost daily telephone calls with members of the Focus Interactive management (including Mr. Steinman and Thomas Brophy, Focus Interactive’s Chief Financial Officer, and Mark Stein, Focus Interactive’s General Counsel) and their legal advisors to negotiate the merger agreement and the other definitive agreements relating to the transaction. During this period, we and our advisors also responded to final due diligence requests by Focus Interactive and we made certain employees available to representatives of Focus Interactive.

During this period, Focus Interactive provided us information on their historic financial, sales and operating performance. Our management team also interviewed a number of their employees regarding their operations and their future prospects.

On February 25 and 28, 2003, Mr. Cannold held telephone conversations with Mr. Steinman to discuss final open issues relating to the transaction and the definitive agreements. In addition, the two companies continued to finalize their respective due diligence efforts over the next week.

On March 2, 2003, we held a Board meeting to consider and approve the definitive merger agreement as negotiated between our management and the Focus Interactive management. Representatives from Allen & Company were also present at the meeting. The Board deliberated the merits of the merger agreement and the proposed transaction. The Board, upon a motion duly made and seconded, unanimously approved the merger and the terms of the merger agreement with Focus Interactive, declared its advisability and unanimously resolved to recommend that our stockholders approve and adopt the merger agreement.

Over the course of the next ten days, the parties finalized the merger agreement and the other definitive documents relating to the transaction and discussed an integration plan for the business. On March 12, 2003, both parties executed the merger agreement and the merger agreement was announced that same day.

Voting Agreement with Significant Stockholder

On September 18, 2002, we received two letters from a group of our stockholders known as The MaxWorldwide Full Value Committee, or the “Committee.” In the first letter, the Committee conditionally proposed to acquire all of our outstanding common stock. The proposal was subject to certain conditions, including completion of due diligence, obtaining all necessary consents and approvals, and other customary conditions. In the second letter, the Committee nominated its own slate of directors for election at our next annual stockholders meeting. Copies of the letters were included as part of disclosures by the members of the Committee made on Schedule 13D and Schedule 14A, including amendments, filed with the SEC during 2002.

Our Board of Directors considered the offers contained in the letters and discussed them with our outside counsel and other advisors. Our Board authorized management to engage in discussions with representatives of the Committee. The Committee members signed a confidentiality agreement with us on October 11, 2002, and promptly thereafter our management and the Committee’s representatives met in person to discuss our ongoing operations and strategic direction. We held periodic discussions with the Committee about our ongoing negotiations with Focus Interactive until we entered into the agreement with Focus Interactive.

On June 13, 2003, we entered into a voting agreement with the Committee in which the members of the Committee have agreed to vote their shares in favor of the merger, the plan of liquidation and dissolution, and the slate of directors proposed by our management. We have agreed with the Committee that we will pursue the plan of liquidation and dissolution as described in this proxy and as set forth in Annex B to this proxy statement, subject to any revisions required by the SEC. We have also agreed to amend the consulting agreement with William Apfelbaum, our Chairman of the Board, as described under “Director Compensation” on page 39, and to pay certain legal fees incurred by the Committee to date in an amount equal to $75,000. Finally, we have agreed that if we do not make the partial special distribution of $12,250,000 contemplated in the plan of liquidation and dissolution within 60 days after the closing of the merger with Excite, the Committee will have the right to appoint one person to our Board of Directors.

Stock Price Information

The following table sets forth the range of high and low sales prices for our common stock, as formerly reported by the Nasdaq National Market and reported currently and since August 2002 on the “Pink Sheets,” as applicable, for the past two years and the first two quarters of the current year (through June 10, 2003).

	High	Low
2001
First Quarter	$6.62	$2.28
Second Quarter	$3.00	$1.68
Third Quarter	$2.63	$0.95
Fourth Quarter	$1.71	$0.93

2002
First Quarter	$2.07	$0.92
Second Quarter	$1.40	$0.84
Third Quarter	$0.96	$0.20
Fourth Quarter	$0.64	$0.40

2003
First Quarter	$0.72	$0.41
Second Quarter (through June 10, 2003)	$0.72	$0.65

The stock market in general, and the market for shares of technology companies in particular, have experienced extreme price fluctuations. Many companies in the Internet marketing and advertising industries, including us, have experienced dramatic volatility in the market prices of their common stock. The fluctuations in our stock price were considered by the Board of Directors in its analysis of the fairness of the proposed merger consideration.

Reasons For The Merger And Recommendation Of Our Board Of Directors

The Board of Directors unanimously approved the merger agreement and declared its advisability. The Board of Directors recommends that you vote to approve and adopt the merger agreement. The Board of Directors believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of our stockholders.

Our Board of Directors determined to enter into the merger agreement and to recommend that our stockholders approve and adopt the merger. The decision of our Board of Directors was the result of its careful consideration of a range of possible strategic alternatives and acquisition possibilities, all to maximize stockholder value. In reaching its decision to approve and recommend approval and adoption of the merger agreement, the Board of Directors considered a number of factors, including the following:

•	the sale of our only other business operation, our MaxDirect offline list marketing business on February 10, 2003;

•	our future business prospects if the proposed merger was not effected;

•	our Board of Directors’ belief that the merger is fair to and in the best interests of our stockholders, and that it is unlikely that any other party would propose an acquisition or strategic business combination that would be more favorable to us and our stockholders based on discussions between us and other companies during the past 18 months;

•	the extent to which the proposed merger would result in the recognition of any gain or loss for federal income tax purposes either to the Company or its stockholders relative to the tax consequences of other transactions that might be available;

•	the volatility of and other factors affecting the stock market in general (including the Internet advertising industry) and the market for our common stock in particular made it impossible to predict with any certainty the future market price of our common stock;

•	the likelihood that the conditions to the merger will be satisfied given their customary nature;

•	the fluctuation in the price of our common stock;

•	the negative effects on our business of the investigation by the SEC and the related securities class action suits and derivative suit;

•	the delisting of our common stock from The Nasdaq Stock Market and trading in the “Pink Sheets;”

•	the historic and anticipated decrease in our revenues;

•	the depressed valuation of Internet-based businesses afforded by the securities markets;

•	the softness in the advertising industry in general, and the Internet advertising industry in particular; and

•	the fact that the merger agreement was the result of arms length bargaining between Focus Interactive and us.

Our Board of Directors also considered a number of potentially negative factors in its deliberations concerning the merger, including: the risk that the merger might not be consummated; the potential loss of revenues and business opportunities by our announcement of the merger; and the possibility of management disruption associated with the merger.

The foregoing list of factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered. The Board of Directors did not assign relative weights to any of these factors, except for the merger consideration which is determined to be the most significant factor in its decision. After carefully evaluating these factors, both positive and negative, in consultation with our advisors, including Allen & Company, our Board of Directors determined that the merger is in the best interests of our company and our stockholders and recommends that our stockholders vote for approval and adoption of the merger agreement and approval of the merger.

Important Provisions of the Merger Agreement

This section of the proxy statement describes material provisions of the merger agreement. The description of the merger agreement contained in the proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. We urge you to carefully review the merger agreement in its entirety.

Effective Time

The closing of the merger will be on the third business day after the satisfaction or waiver of all of the closing conditions in the merger agreement or such other date as MaxWorldwide and Excite may mutually agree. On the closing date, the parties will file the certificate of merger in accordance with Delaware law with the Secretary of State of the State of Delaware. The certificate of merger is the document that will legally make Millie Sub a wholly-owned subsidiary of Excite. The merger will become effective upon the filing of the certificate of merger.

The Merger; Merger Consideration

Pursuant to the merger, we will be selling our online business assets, known as MaxOnline, to Excite. Prior to the consummation of the merger, L90 and Picasso Media Acquisition, both wholly-owned subsidiaries of MaxWorldwide, will contribute their online business assets to Millie Sub, a newly formed indirect wholly-owned subsidiary of MaxWorldwide. The merger agreement provides that, subject to the approval of the merger agreement by our stockholders and satisfaction of other conditions, at the effective time of the merger, Millie Sub Acquisition, a wholly-owned subsidiary of Excite, will be merged with and into Millie Sub at which time the separate corporate existence of Millie Sub Acquisition will cease and Millie Sub will continue as the surviving company. Following the consummation of the merger, Millie Sub, as the surviving company, will be a wholly-owned subsidiary of Excite. Excite is a wholly-owned subsidiary of Focus Interactive.

We will receive as merger consideration $3,000,000 in cash upon the closing of the MaxOnline Sale and $2,000,000 in cash, plus interest, upon the first anniversary of the closing of the MaxOnline Sale or, at the election of Excite, six months thereafter. We could also receive an additional $500,000 in cash if the MaxOnline business which Excite is acquiring exceeds certain performance levels in calendar year 2003 and another $500,000 in cash if the MaxOnline business exceeds a higher performance level in calendar year 2003. In addition, Excite agreed to pay to MaxWorldwide 70% of the accounts receivable transferred to Excite under the merger agreement and collected by it during the eight month period beginning 120 days following the effective time of the merger (net of certain expenses and accounts payable associated with such accounts receivable). Excite also agreed to reimburse MaxWorldwide, within one year after the effective time of the merger, the amount of any positive working capital in the online business they acquire as a result of the merger. If the merger is consummated, we will no longer conduct our online business.

Representations And Warranties

The merger agreement contains representations and warranties of MaxWorldwide, L90, Picasso Media Acquisition, Excite and Focus Interactive, which are made as of the date of the merger agreement and as of the effective time of the merger. The parties made these representations and warranties to confirm statements that each party had made to the other that were considered important to the parties’ decisions to enter into the merger agreement. Either party could choose not to proceed with the merger if it turned out that the other party’s representations and warranties were not true and correct in all material respects as of the effective time of the merger or, in some cases, only if the failure to be true would have a material adverse effect on our online business.

Through the representations and warranties of MaxWorldwide, L90 and Picasso Media Acquisition, we are saying to Excite that we and our subsidiaries have been duly organized and exist as legal entities that have the ability to enter into the merger agreement, and that there are no serious title or other defects in or affecting, or litigation concerning, the assets that Excite will own after the merger, such as our patents and other intellectual property, that have not been described to Excite. The merger agreement includes, among others, our representations regarding:

•	the capitalization of Millie Sub;

•	L90’s and Picasso Media Acquisition’s ownership of the membership interests of Millie Sub;

•	the organization and qualification of MaxWorldwide, L90, Picasso Media Acquisition and Millie Sub;

•	the absence of agreements that conflict with, or are affected by, the merger agreement, or that require any consents or approvals as a result of the merger;

•	our financial statements relating to the online business;

•	our and our subsidiaries’ authority relative to the merger agreement;

•	our title to the property and assets of the online business and condition and sufficiency of the online business assets;

•	the approval of the merger by our Board of Directors;

•	our ownership of and rights to patents and trademarks and other intellectual property;

•	our material agreements;

•	the absence of undisclosed liabilities, certain changes, or litigation;

•	our compliance with laws;

•	taxes;

•	our employee benefit plans and other employee matters;

•	the absence of brokers’ and finders’ fees, other than payment to Allen & Company;

•	our insurance;

•	the absence of environmental matters;

•	our books and records; and

•	our possession of required permits and licenses.

The merger agreement also includes, among others, representations by Excite and Focus Interactive regarding:

•	organization, qualification and authority of Excite and Focus Interactive;

•	the lack of conflicts, required filings and consents in connection with the merger;

•	their authority relative to the merger agreement;

•	the sufficiency of Excite’s funding to satisfy its obligation in connection with the merger agreement;

•	compliance with laws;

•	The absence of brokers and finders fees other than as previously disclosed;

•	financial statements;

•	title to property and assets condition and sufficiency of assets;

•	the absence of undisclosed liabilities, certain changes, or litigation;

•	taxes;

•	insurance; and

•	environmental matters.

Agreements And Obligations Of The Parties Pending The Effective Time

Except as expressly contemplated by the merger agreement or as Excite may consent in writing between March 12, 2003 and the effective time of the merger, we will carry on our business in substantially the same manner as currently conducted. Prior to the effective time of the merger, we have agreed that Millie Sub will not do any of the following, except as contemplated by the merger agreement, without the prior written consent of Excite:

•	Adopt or propose any change in its certificate of formation or operating agreement (other than certain agreed upon amendments);

•	Merge or consolidate with any other entity or acquire all or substantially all of the assets of any other entity, other than in connection with the merger;

•	Issue or sell any Millie Sub membership units, bonds, or other securities of which Millie Sub is the issuer or grant, issue or change any stock or unit options, warrants or other rights to purchase securities of Millie Sub;

•	Amend any term of any outstanding securities of Millie Sub;

•	Incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

•	Split, combine or reclassify any of its membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests;

•	Discontinue making payments to third parties in the ordinary course of business and in accordance with past practices;

•	Enter into any contract with a provider of Web site advertising inventory (other than email inventory) for non-exclusive sales representation services (other than certain contracts) under which such provider’s share of the gross billings thereunder exceeds fifty percent (50%) or under which MaxWorldwide or Millie Sub guarantees such provider minimum gross billings or site payments;

•	Enter into any contract with a provider of Web site advertising inventory (other than email inventory) for exclusive sales representation services (other than certain contracts) under which such provider’s share of the gross billings thereunder exceeds sixty-five percent (65%) or under which MaxWorldwide or Millie Sub guarantees such provider minimum gross billings or site payments; or

•	Agree to do any of the foregoing.

Takeover Proposals

The following describes a provision in the merger agreement that prevents us from encouraging another potential acquiror unless our Board of Directors decides that to do so is reasonably necessary in order to carry out the Board of Directors’ fiduciary duties to our stockholders. If another party were to make a proposal to our Board of Directors to acquire our company, we would have to consult with our legal counsel and financial advisors and analyze the terms of the proposal carefully before determining how to proceed.

This provision provides that neither we nor our officers, directors, employees and other agents will (1) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (2) engage in negotiations with, or disclose any nonpublic information relating to our company to any person that has advised us that it may be considering making a Takeover Proposal.

Notwithstanding the immediately preceding sentence, if we receive an unsolicited Takeover Proposal, then, (1) to the extent the Board of Directors believes in good faith (after consultation with its financial advisor) that this Takeover Proposal would, if consummated, result in a transaction more favorable to our stockholders from a financial point of view than the transaction with Excite (any more favorable Takeover Proposal is defined as a Superior Proposal), and (2) our Board of Directors determines in good faith after consultation with outside legal counsel that it is necessary for them to comply with their fiduciary duties to our stockholders under applicable law, we may furnish information and take such other actions as are consistent with these fiduciary obligations. However, we will not, and will not permit any of our officers, directors, employees or other representatives to, agree to or affirmatively endorse any Takeover Proposal or change our recommendation of the merger unless we terminate the merger agreement and pay Excite the termination fee described on page 23 under “Fees and Expenses.” We intend to promptly notify Excite after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal and keep Excite fully informed of the status and details of any Takeover Proposal.

A “Takeover Proposal” is defined as any inquiry, proposal or offer from any person (other than Excite or its affiliates or representatives) relating to (1) any direct or indirect acquisition or purchase of our assets and the assets of our subsidiaries equal to 15% or more of our consolidated assets or to which 15% or more of the revenues or earnings on a consolidated basis of us and our subsidiaries are attributable or (2) any direct or indirect acquisition of 15% or more of any class of the equity securities of us or any of our subsidiaries, (3) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of us or any of our subsidiaries, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries or any of the assets of us and our subsidiaries equal to 15% or more of our consolidated assets or to which 15% or more of our revenues or earnings on a consolidated basis are attributable, other than the transactions contemplated by the merger agreement.

Indemnification Of Directors And Officers

We agreed in the merger agreement to indemnify and hold harmless Excite and its directors, officers, employees, owners, agents, affiliates, and their respective successors and assigns against any and all losses sustained by Excite as a result of:

•	our misrepresentation or breach of warranty or failure to satisfy any covenant or agreement agreed to by us as part of the merger;

•	the operation of all businesses of MaxWorldwide, L90 and Picasso Media Acquisition other than the online business;

•	any unreserved tax liability we may have prior to the closing of the merger;

•	any litigation brought prior to or pending as of the effective time of the merger or any litigation by our stockholders in their capacity as our stockholders;

•	any liability we may have related to an employee benefit or pension plan, ERISA-related matters or the severance of employees before the closing of the merger;

•	the employment or termination of employment of any individual attributable to our action or inaction occurring before the closing of merger;

•	any claim by any of our current or former employees for any type of benefits that is based on employment before the closing of the merger; and

•	any claim by DoubleClick Inc. for breach of any contract between DoubleClick and us and our subsidiaries.

Excite agreed in the merger agreement to indemnify and hold harmless us and our directors, officers, employees, owners, agents, affiliates, and their respective successors and assigns against any and all losses sustained by us as a result of a misrepresentation or breach of warranty by Excite or Focus Interactive or failure to satisfy any covenant or agreement agreed to by Excite as part of this transaction.

Restrictive Covenant

We have agreed that for a period of one year following the effective time of the merger neither we nor any of our subsidiaries will directly or indirectly engage in any business competitive with the online business to be acquired by Excite pursuant to the merger. In addition, we have agreed that for a period of one year following the effective time of the merger, neither we nor any of our subsidiaries will interfere in any way with any of the contracts relating to the online business to be acquired by Excite pursuant to the merger, or endeavor to entice away or hire any employee, client or customer of such online business.

Other Agreements

Prior to the effective time of the merger, the merger agreement requires, among other things:

•	that we enter into an Assignment and Assumption Agreement pursuant to which L90 and Picasso Media Acquisition will contribute their online business assets to Millie Sub in exchange for all of the membership interests of Millie Sub;

•	that certain stockholders of Focus Interactive enter into a Stockholders Agreement pursuant to which they would agree to vote their shares of Focus Interactive in favor of our designee to Focus Interactive’s board of directors;

•	that we enter into a Transition Services Agreement governing our continued use of portions of certain offices, the provision of certain technology services and mutual covenants relating to the use of trademarks; and

•	that we enter into a Security Agreement and a financing statement related thereto pursuant to which Excite and Millie Sub would grant to us a first priority security interest in certain of the assets of Excite and Millie Sub to secure payment of a portion of the merger consideration.

Conditions To The Merger

The obligation of each party to consummate the merger is subject to the following conditions, any of which may be waived by both parties:

•	our stockholders have approved and adopted the merger agreement;

•	we have received the opinion of Allen & Company to the effect that, as of the date of the opinion, the merger consideration to be paid in connection with the transaction is fair to our stockholders from a financial point of view;

•	there is no legal or regulatory restraint or prohibition preventing the consummation of the merger; and

•	the parties have timely obtained from each governmental entity all approvals, waivers and consents necessary for consummation of the merger.

In addition, our obligation to consummate and effect the merger is subject to a number of conditions, which may be waived by us, including the following:

•	each of the representations and warranties of Excite and Focus Interactive is true in all material respects on and as of the effective time of the merger;

•	Excite and Millie Sub Acquisition have performed in all material respects their obligations required to be performed as of the effective time of the merger;

•	Excite and Millie Sub Acquisition have obtained all consents or waivers necessary to execute and perform their obligations;

•	we have entered into a Security Agreement with Excite pursuant to which Excite and Millie Sub would grant to us a first priority security interest in certain of the assets of Excite and Millie Sub to secure payment of a portion of the merger consideration;

•	Excite has executed a UCC1 financing statement and filed it with the Secretary of State of each state where such filing is necessary to perfect our security interest under the Security Agreement;

•	Focus Interactive and certain of its stockholders have executed and delivered the Stockholders Agreement in which such stockholders agree to vote their shares in favor of our designee to the board of directors of Focus Interactive; and

•	our designee to Focus Interactive’s board of directors is appointed as of the effective time of the merger.

In addition, Excite’s obligation to consummate and effect the merger is subject to a number of conditions, which may be waived by Excite, including the following:

•	each of our representations and warranties is true in all material respects on and as of the effective time of the merger;

•	we have performed in all material respects our obligations required to be performed as of the effective time of the merger;

•	we have obtained all consents or waivers necessary to execute and perform our obligations;

•	on the business day immediately prior to the effective time of the merger, providers of our advertising inventory related to our online business representing at least 92.5% of the total impressions served by a third party on our behalf have been converted to Excite’s advertisement serving system;

•	at least 75% of our employees employed as of the date of merger agreement are employed as of the effective time of the merger; and

•	as of the effective time of the merger, the net working capital balance of Millie Sub will not be less than $1.8 million.

Termination

MaxWorldwide and Excite may mutually agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

•	without fault of the terminating party, the effective time of the merger has not occurred on or before September 30, 2003;

•	there has been a material breach of any of the representations, warranties or obligations under the merger agreement and the breaching party does not cure this breach in a timely manner; or

•	there is a final nonappealable order of a federal, state or local governmental entity preventing the consummation of the merger.

In addition, we may terminate the merger agreement if we enter into an agreement with a third party for the takeover of our company which constitutes a Superior Proposal (as defined under “Takeover Proposals” on page 20) and pay Excite a termination fee equal to $200,000 in cash.

In addition, Excite may terminate the merger agreement if:

•	our board of directors withdraws its recommendation in favor of the merger; or

•	if we enter into an agreement with a third party for the takeover of our company or if our board of directors recommends a Takeover Proposal to our stockholders.

Payment of Fees And Expenses

Whether or not the merger is consummated, and except for the “break-up” fee as provided below, all fees and expenses incurred with the merger will be paid by the party incurring the expenses.

We must pay Excite a termination or “break-up” fee if the merger agreement is terminated by Excite or us if:

•	we enter into a definitive agreement providing for a Takeover Proposal; or

•	we withdraw or modify our recommendation of the merger agreement or the merger in a manner adverse to Excite, or our Board of Directors has recommended any Superior Proposal (as defined under “Takeover Proposals” on page 20).

The termination or “break-up” fee is equal to $200,000 in cash.

Tax Consequences

The merger itself will not be taxable to our stockholders. However, the distributions under the plan of liquidation and dissolution described below could be taxable. For more information, see pages 34 through 36.

Recommendation By The Board Of Directors

OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 1. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

PROPOSAL 2—LIQUIDATION AND DISSOLUTION OF MAXWORLDWIDE AND ITS SUBSIDIARIES

The Board of Directors of MaxWorldwide is proposing a Plan of Liquidation and Dissolution of MaxWorldwide and its subsidiaries (the “Plan”) for approval by the stockholders at the Annual Meeting. The Plan was adopted by the Board of Directors, subject to stockholder approval, on April 17, 2003. It is intended that shares represented by the proxies will be voted FOR the Plan unless authority to vote for the Plan has been withheld in the proxy. A copy of the Plan is attached as Annex B to this proxy statement. Material features of the Plan are summarized below. However, these summaries are not complete and are subject in all respects to the provisions of, and are qualified in their entirety by reference to, the Plan. STOCKHOLDERS ARE URGED TO READ THE

PLAN IN ITS ENTIRETY.

THE PLAN AND THE LIQUIDATION AND DISSOLUTION OF THE COMPANY ARE CONTINGENT ON THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT IS DESCRIBED IN PROPOSAL NO. 1 TO THIS PROXY (THE “MAXONLINE SALE”). THEREFORE, EVEN IF THE PLAN IS ADOPTED AND APPROVED BY HOLDERS OF A MAJORITY OF OUR COMMON STOCK, IF THE MAXONLINE SALE IS NOT CONSUMMATED, THE BOARD OF DIRECTORS DOES NOT INTEND TO COMMENCE WITH THE LIQUIDATION AND DISSOLUTION OF THE COMPANY. PLEASE ALSO SEE “ABANDONMENT, AMENDMENT” BELOW.

Questions and Answers about the Plan

We intend the following questions and answers to provide brief answers to frequently asked questions regarding the Plan. These questions and answers do not and are not intended to address all questions that may be important to you. You should carefully read the entire proxy statement as well as all annexes in their entirety.

Q: Why has the Board of Directors decided to liquidate the Company and its subsidiaries?

A: Our Board of Directors has decided that if the merger agreement discussed in Proposal No. 1 is adopted and approved and the transactions contemplated thereby are consummated, it is in the best interests of the Company, its stockholders and creditors to sell the remaining assets of the Company and its subsidiaries and to liquidate the Company and its subsidiaries at such time as the Board of Directors deems appropriate. In February 2003, we sold the assets relating to our offline direct marketing division, MaxDirect, to American List Counsel, Inc. (“ALC”). Following this sale, our only remaining revenue generating assets are held in our online advertising division, MaxOnline. Therefore, if the MaxOnline Sale is consummated, we will no longer own any assets capable of generating revenues, other than interest income generated from our cash and cash equivalents. Additionally, under the terms of our agreement with ALC, we are prohibited from operating in the offline direct marketing business until February 10, 2004. If the MaxOnline Sale is consummated, pursuant to the terms of our agreement with Excite, we would be prohibited from operating in the online advertising business until one year following the closing of the MaxOnline Sale. Therefore, even if we were to acquire new revenue generating assets, we would be prohibited from operating in the industries in which we have historically generated all of our revenue and in which we have the most expertise.

Additionally, in January 2002, the SEC issued a formal order of investigation in connection with certain accounting matters, financial reports, public disclosures and trading activity in our securities. As a result of our own internal investigation, launched in response to the SEC’s investigation, we restated certain of our financial results for the years ended December 31, 2001 and December 31, 2000. Following our dismissal of Arthur Andersen LLP as our independent auditors, and our engagement of PricewaterhouseCoopers LLP as our new independent auditors in July 2002, we discovered that we had misapplied certain generally accepted accounting principles in prior periods. Due to this discovery, we were unable to timely file our quarterly report on Form 10-Q for our quarter ended June 30, 2002. As a result, we were delisted from Nasdaq in August 2002 and we now trade on the “Pink Sheets.” Although we have reached an agreement with the staff of the SEC to settle their investigation, we believe that the stigma associated with their investigation, the restatements and our delisting from Nasdaq have hampered our ability to attract new business and investment in our Company. Additionally, if the MaxOnline Sale is consummated, we expect to have approximately $23.0 million in cash. Rather than deploy this cash in pursuit of a new operating business, which may or may not generate a return for our stockholders, we believe it is in the best interests of our stockholders to distribute our cash, subject to the payment of our liabilities and the establishment of a reserve for contingent liabilities, to our stockholders. For these reasons, among others, the Board of Directors believes that a liquidation of the Company and its subsidiaries following the consummation of the MaxOnline Sale is in the best interests of the Company and our stockholders.

Q: How many votes are required to authorize and approve the Plan?

A: The authorization and approval of the Plan require the affirmative vote of holders of a majority of our outstanding shares of common stock. For this purpose, if you vote to “abstain” on this proposal, your shares will have the same effect as if you voted against this proposal. Broker non-votes will also have the same effect as a vote against this proposal.

Q: How does the Board of Directors recommend I vote on Proposal No. 2?

A: Our Board of Directors unanimously recommends that you vote “FOR” the authorization and approval of the Plan.

Q: What will happen if the Plan is approved?

A: If the Plan is approved by holders of a majority of our shares of common stock and if the MaxOnline Sale is consummated, we intend to commence with the orderly liquidation of our remaining assets promptly following the closing of the MaxOnline Sale and will wind-up our business and operations. We would no longer continue as an operating company. As soon as practicable following the closing of the MaxOnline Sale, we currently intend to make a partial distribution of $12,250,000 in cash, subject to adjustment, to our stockholders. We would also begin to pay and discharge, or make provision reasonably likely to provide sufficient compensation for, all of our claims and obligations, including claims that are contingent, conditional, unmatured, pending or that have not yet arisen but are likely to arise within the next three years. Any assets remaining after the payment, or the provision for payment, of all our liabilities and obligations will be distributed to our stockholders in one or more distributions on a pro rata basis. However, under the terms of the Plan, if, notwithstanding the approval of the dissolution and the adoption of the Plan by our stockholders, our Board of Directors determines that it would be in the best interests of our stockholders or creditors for us not to dissolve, our dissolution may be abandoned or delayed until a future date to be determined by our Board of Directors. Our Board of Directors will not abandon the Plan unless it determines, after consulting its outside counsel, that failure to abandon the Plan would be inconsistent with its fiduciary obligations to our stockholders.

Q: What will happen if the Plan is not approved?

A: If the Plan is not approved or the MaxOnline Sale is not consummated, we would, for the foreseeable future, continue to operate in the ordinary course as an online advertising agency and continue to consider and, as appropriate, pursue strategic alternatives. If the Plan is not approved and the MaxOnline Sale is consummated, management may or may not declare a special cash distribution to our stockholders. This distribution, however, would likely be less than what stockholders would receive upon a complete liquidation of the Company. Alternatively, we may seek to acquire another business or new revenue generating assets in an industry other than online advertising or pursue, as appropriate, other strategic alternatives.

Q: What will the stockholders receive if the Plan is approved and the MaxOnline Sale is consummated?

A: It is not possible at this time to predict the amount of consideration that stockholders would receive if the Company and its subsidiaries are liquidated. However, we currently intend to make a partial distribution of $12,250,000 in cash, subject to adjustment, to our stockholders as soon as practicable following the closing of the MaxOnline Sale. Before a final distribution of any cash or assets to our stockholders can be made, though, we would pay and discharge, or make provision reasonably likely to provide sufficient compensation for, all of our claims and obligations, including claims that are contingent, conditional, unmatured, pending or that have not yet arisen but are likely to arise within the next three years. Only after adequate provision has been made for payment of all of our claims and obligations would any of our remaining assets be distributed to holders of our common stock in one or more liquidating distributions. Uncertainties as to the ultimate amount of our liabilities make it impossible to predict the amount, if any, that would be ultimately distributed to our stockholders or the timing of any distributions that might be made. Under the terms of the Plan, if, notwithstanding the approval of the dissolution and the adoption of the Plan by our stockholders, our Board of Directors determines that it would be in the best interests of our stockholders or creditors for us not to dissolve, our dissolution may be abandoned or delayed until a future date to be determined by our Board of Directors. Our Board of Directors will not abandon the Plan unless it determines, after consulting its outside counsel, that failure to abandon the Plan would be inconsistent with its fiduciary obligations to our stockholders.

Q: When will stockholders receive payment of any available liquidation proceeds?

A: We currently intend to make a partial distribution of $12,250,000 in cash, subject to adjustment, to our stockholders as soon as practicable following the closing of the MaxOnline Sale. We are currently unable to predict the precise timing of any other distribution, including any final distribution, pursuant to the Plan. The timing of any distributions will be determined by our Board of Directors and will depend in part upon the timing for closing the MaxOnline Sale, our ability to pay and settle our remaining liabilities and obligations and whether the Plan is implemented by our Board of Directors. In addition, the existence of contingent claims could delay the making of any distributions in connection with the Plan.

Q: Do Directors and Officers have interests in the Plan that differ from mine?

A: All of our executive officers and directors (and nominees for director) own shares of our common stock and/or options to purchase shares of our common stock. If we make any liquidating distributions, they will receive the same per share distribution as our other stockholders. Certain of our officers would, however, receive payments under pre-existing severance arrangements in connection with the liquidation. See our description of those payments under “Employment and Severance Agreements” starting on page 49.

Q: Can I still sell my shares if the Plan is approved?

A: Although our common stock was delisted from Nasdaq in August 2002, you can continue to sell your shares at this time on the over-the-counter market. If the Plan is approved and our Board of Directors elects to commence with the winding up and dissolution of the Company, we would close our stock transfer books and you would no longer be able to transfer shares of our common stock (other than by will, intestate succession or operation of law), upon the earliest to occur of: (i) the close of business on the record date fixed by the Board of Directors for the final distribution of assets; (ii) the close of business on the date on which the remaining assets of the Company are transferred to any escrow account or liquidating trust established by the Board of Directors under the Plan; and (iii) the date on which the Company ceases to exist under Delaware law (following any post-dissolution continuation period thereunder), unless the Board of Directors determines that the closing of the Company’s stock transfer books should occur at an earlier time.

Q: How will the dissolution affect my status as a stockholder?

A: If the Plan is approved and the Board of Directors elects to commence with a winding up and liquidation of the Company, upon filing of a certificate of dissolution with the Secretary of State of the State of Delaware, your rights as a stockholder would be limited to receiving distributions upon the liquidation of the Company. We may establish a liquidating trust or escrow account for the purpose of liquidating any of our remaining assets, paying or providing for the payment of our remaining liabilities and obligations and making distributions to our stockholders. If a liquidating trust or escrow account is established, you would receive beneficial interests in the assets transferred to the liquidating trust or escrow account in proportion to the number of our shares owned by you at such time.

Q: What are the tax consequences of the liquidation?

A: We anticipate that all distributions which stockholders receive upon a liquidation of the Company would be treated for federal income tax purposes as full payment in exchange for their shares. Therefore, each stockholder would be taxed only to the extent the amounts such stockholder receives exceed the stockholder’s adjusted tax basis in his or her shares. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. We expect that this gain or loss will be treated as a long-term capital gain or loss if the shares have been held for more than one year or as short-term capital gain or loss taxed at ordinary income tax rates if the shares have not been held for more than one year. If a stockholder is a corporation, we expect that all of the stockholder’s income from liquidating distributions will be subject to tax at the same federal income tax rate as the stockholder’s other income. Generally, any loss would be recognized when the final distribution from us has been received, which may be as long as three years after the date that the Plan is approved. However, stockholders might also be subject to tax if and at such time as we transfer some or all of our remaining assets to a liquidating trust. See pages 34-36 for a brief summary of the material federal income tax consequences of the Plan. TAX CONSEQUENCES TO STOCKHOLDERS MAY DIFFER DEPENDING ON THEIR CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE RECOGNITION OF ANY LOSSES ASSOCIATED WITH THE DISSOLUTION.

Q: Do I have appraisal rights?

A: No. Under Delaware law, stockholders will not have appraisal rights in connection with the Plan or the liquidation.

Risk Factors Relating to the Plan

There are many factors that stockholders should consider when deciding whether to vote to approve the Plan. These factors include those set forth in our filings with the SEC, as well as those factors set forth below.

You will not know the exact amount or timing of the liquidation distributions at the time of the Annual Meeting nor whether the Company will be liquidated.

Although we currently intend to make a partial distribution of $12,250,000 in cash, subject to adjustment, to our stockholders as soon as practicable following the closing of the MaxOnline Sale, at the time of the Annual Meeting, we will likely not know the amount that would be ultimately distributed to stockholders upon a liquidation of the Company. This is in part because we would be required by applicable law to establish a contingency reserve for known and unknown liabilities, and the amount of such reserve will not be able to be determined with certainty until distributions are made to stockholders. We can not assure you that the amount you will receive in liquidation will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future.

We are also currently subject to a securities class action lawsuit and, although we have reached an agreement in principle to settle this lawsuit, we cannot be sure that such suit will have settled by the time of the Annual Meeting.

Under our agreement with ALC, the amount of consideration we receive in the sale of our MaxDirect division depends on the performance of our MaxDirect division during calendar year 2003 and the amount of accounts receivable associated with the MaxDirect division collected by ALC during calendar year 2003. Accordingly, we will not the know the amount of cash available to distribute to stockholders until calendar year 2003 is completed and the performance of, and accounts receivable associated with, MaxDirect are determined. This is also the case under our merger agreement with Excite, where the consideration we receive is dependent on the performance of our MaxOnline division during calendar year 2003 and the amount of accounts receivable associated with the MaxOnline division collected by Excite during calendar year 2003. Furthermore, $2,000,000 of the consideration that would be due from Excite would not be required to be paid by Excite until 18 months following the closing.

It is possible that even if the Plan is adopted and approved by our stockholders, the Company will not be liquidated. The liquidation and dissolution of the Company is contingent upon the closing of the MaxOnline Sale, which is subject to certain conditions, including approval of holders of a majority of our common stock and receipt from our financial advisor, Allen & Company, of an opinion that the merger is fair, from a financial point of view, to our stockholders. If the MaxOnline Sale does not close, we would not liquidate the Company at this time. Even if the MaxOnline Sale closes, under the terms of the Plan, our Board of Directors has the ability to delay or abandon the dissolution and liquidation of the Company altogether, which our Board of Directors may do if it determines, in its reasonable judgment, that it would not be in the best interests of our stockholders to liquidate the Company. A distribution of our assets to stockholders may be delayed for a number of other reasons as well, including but not limited to, a creditor of ours seeking an injunction against our making a distribution under the Plan. Our Board of Directors will not abandon the Plan unless it determines, after consulting its outside counsel, that failure to abandon the Plan would be inconsistent with its fiduciary obligations to our stockholders.

Our stock transfer books may be closed if the Plan is approved.

If the Plan is approved and our Board of Directors elects to commence with the winding up and dissolution of the Company, we would close our stock transfer books and you would no longer be able to transfer shares of our common stock (other than by will, intestate succession or operation of law), upon the earliest to occur of: (i) the close of business on the record date fixed by the Board of Directors for the final distribution of assets; (ii) the close of business on the date on which the remaining assets of the Company are transferred to any escrow account or liquidating trust established by the Board of Directors under the Plan; and (iii) the date on which the Company ceases to exist under Delaware law (following any post-dissolution continuation period thereunder), unless the Board of Directors determines that the closing of the Company’s stock transfer books should occur at an earlier time.

No further stockholder approval will be required.

The approval of the Plan requires the affirmative vote of the holders of a majority of our outstanding common stock entitled to vote at the Annual Meeting. If our stockholders approve the Plan, we will be authorized to dispose of our remaining assets (other than the assets to be sold in the MaxOnline Sale) without further approval of our stockholders.

Under the Plan, our Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder adoption and approval thereof, to the extent permitted by the Delaware General Corporation Law (“DGCL”). We have no current intention to abandon the Plan if the MaxOnline Sale is consummated. If the MaxOnline Sale is not consummated and the Plan is adopted and approved by our stockholders, we will abandon the Plan and will not commence with a liquidation or dissolution of the Company. We will not amend or modify the Plan under circumstances that would require additional stockholder approval under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

Stockholders could be liable to the extent of liquidating distributions received if contingent reserves are insufficient to satisfy the Company’s liabilities.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our remaining assets to a liquidating trust or escrow account and the contingency reserve and the assets held by the liquidating trust or escrow account are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder’s pro rata portion of the excess, limited to the amounts previously received by the stockholder in distributions from us, the liquidating trust or the escrow account.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust or the escrow account, our creditors could seek an injunction against the making of distributions under the Plan on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust or the escrow account under the Plan. See “Payment of Liabilities and Obligations, Contingency Reserve and Liquidating Trust” on pages 31-32 below.

Summary of the Plan of Liquidation and Complete Dissolution

Background To, And Reasons For, The Plan

Since our inception in 1997, our principal business has been in the online advertising industry where we have been a leading provider of innovative marketing solutions that go beyond simple banners to produce better customer conversion rates, resulting in higher prices for Web site publishers and more value for marketers. In addition, in May 2001, we acquired an offline list marketing business which we named MaxDirect. All of our revenue has been derived from the sale and placement of advertisements on Web sites and through online and offline direct mailings and list management. Accordingly, our success has been largely dependent on the success of other Web sites and the acceptance of the Internet as an effective advertising medium. The economic downturn in recent years has had a negative impact on many Internet companies and in particular the Internet advertising industry and our business.

In February 2003, we determined it was in the best interests of our stockholders to sell our offline direct marketing division, known as MaxDirect, to ALC. As described above, we have also agreed to sell substantially all of our remaining assets, consisting of our online advertising business, known as MaxOnline, to Excite, subject to the satisfaction of certain conditions, including stockholder approval. If the MaxOnline Sale is consummated, we will have sold all of our revenue generating assets (other than revenue generated from our cash and cash equivalents), and will have no means of generating revenue absent the acquisition of a new business. Additionally, under the terms of our agreement with ALC, we are prohibited from operating in the offline direct marketing business until February 10, 2004. If the MaxOnline Sale is consummated, pursuant to the terms of our agreement with Excite, we would be prohibited from operating in the online advertising business until one year following the closing of the MaxOnline Sale. Therefore, even if we were to acquire new revenue generating assets, we would be prohibited from operating in the industries in which we have historically generated all of our revenue and in which we have the most expertise.

In January 2002, we were notified that the SEC had initiated an inquiry into the manner in which we recorded certain transactions in 2000 and 2001. In response to the SEC’s inquiry, we, including our audit committee, immediately launched an internal investigation and hired a forensic accountant to review certain of our prior transactions. In May 2002, we concluded our investigation and restated certain of our previously reported financial results. Although we have settled the SEC investigation, we believe there is a stigma associated with our company as a result of the SEC’s investigation and the restatement of our financial statements, which we believe has hampered and will continue to hamper our ability to attract qualified employees, new business and investments in our Company.

In March 2002, certain of our stockholders filed a number of securities class action complaints against us and certain of our former officers and directors. We also had derivative actions filed, purportedly brought on our behalf. The defense of these actions have caused us to expend substantial amounts of our capital and resources.

Additionally, following our dismissal of Arthur Andersen LLP as our independent auditors, and our engagement of PricewaterhouseCoopers LLP as our new independent auditors in July 2002, we discovered that we had misapplied certain generally accepted accounting principles in prior periods. Due to this discovery, we were unable to timely file our quarterly report on Form 10-Q for our quarter ended June 30, 2002. As a result, we were delisted from Nasdaq in August 2002 and we now trade on the “Pink Sheets.” This has decreased, and we believe will continue to decrease, the volume of trades in our stock and analyst coverage of our Company, which we believe has resulted, and will continue to result, in less investment in our Company.

In light of these significant developments over the past year, our Board of Directors met in April 2003 to discuss what would be in the best interests of our stockholders if the MaxOnline Sale is consummated given the Company’s current cash balance. The Board of Directors considered pursuing the acquisition of a new business or new revenue generating assets. However, given the current state of the United States and international economies, the difficulties involved in locating and operating a new business and, assuming such a business could be located, the uncertainties involved in generating a return to our stockholders greater than what the Board of Directors believes could be distributed to the stockholders in a liquidation of the Company, the Board of Directors determined that distributions of our assets and cash in liquidation would produce the greatest value to our stockholders relative to any available alternatives, directions or strategies.

There can, however, be no assurance that the liquidation value per share of common stock in the hands of our stockholders will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future.

If the Plan is not approved by our stockholders, or our Board of Directors determines that commencing with the liquidation would not be in the best interests of our stockholders, the Board of Directors will then explore and pursue all alternatives that may be available, which could include a special distribution of cash to our stockholders or the acquisition of a new business or alternative revenue generating assets.

The Plan Under Delaware Law

Section 275 of the DGCL provides that a corporation may dissolve upon either (a) a majority vote of the board of directors of the corporation followed by a majority vote of its stockholders; or (b) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

•	the prosecution and defense of lawsuits, if any;

•	the settling and closing of any business;

•	the disposition and conveyance of any property;

•	the discharge of any liabilities; and

•	the distribution of any remaining assets to the stockholders of the corporation.

If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any resulting judgments, orders or decrees are fully executed.

Description Of The Plan

The following is a brief summary of the Plan. It is qualified in its entirety by reference to the full text of the Plan attached hereto as Annex B and incorporated herein by reference. WE URGE YOU TO READ THE PLAN IN ITS ENTIRETY CAREFULLY.

Our Activities Following Approval and Adoption Of The Plan

Following adoption and approval of the Plan by our stockholders we will continue to operate in the ordinary course until consummation of the MaxOnline Sale. As soon as practicable following the closing of the MaxOnline Sale, we currently intend to make a partial distribution of $12,250,000 in cash, subject to adjustment, to our stockholders. In addition, we intend to cease our business and not engage in any business activities except for the purposes of selling any of our remaining assets, distributing our assets in accordance with the Plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to authorization of the Plan, paying, satisfying and discharging any of our remaining agreements and outstanding obligations (or making provisions for payment thereof), and doing all other acts required to liquidate and wind up our business and affairs.

Following the adoption and approval of the Plan by our stockholders, we will continue to indemnify our officers, directors, employees and agents in accordance with our certificate of incorporation, bylaws and indemnification agreements, including for actions taken in connection with the Plan and the winding up of our affairs. Our obligation to indemnify these persons may be satisfied out of the assets of any liquidating trust. Our Board of Directors and the trustees of any liquidating trust may obtain and maintain insurance to cover our indemnification obligations under the Plan.

Sale Of Our Assets

The Plan gives our Board of Directors the authority to sell all of our remaining assets. If the MaxOnline Sale is consummated our only remaining assets (other than our cash and cash equivalents) would be our name, MaxWorldwide, and certain intellectual property. We do not know if we would be able to command any price for these assets, and we may be unable to sell such assets. Any sale of these remaining assets would be made on such terms as are approved by our Board of Directors and may be conducted by either competitive bidding, public sales or privately negotiated sales. Such sales would be concluded prior to the third anniversary of the filing of the certificate of dissolution with the Delaware Secretary of State. We do not anticipate that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our Board of Directors. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depend largely on factors beyond our control. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Payment Of Liabilities And Obligations, Contingency Reserve And Liquidating Trust

Under the DGCL, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations, including all contingent, conditional or unmatured contractual claims known to us, and all claims which are known to us but for which the identity of the claimant is unknown. Following the authorization and approval of the Plan by our stockholders and the consummation of the MaxOnline Sale, we intend to pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve cash and other assets which we believe to be sufficient, based on factors known to us, to satisfy such liabilities and other claims that might arise. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but that amount (in addition to any cash contributed to a liquidating trust or escrow account, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

While we intend to work toward reducing our liabilities, we may incur additional liabilities arising out of contingent claims, such as the claims described below, that are not yet reflected on our balance sheet. We are unable at this time to predict what amount, if any, may be paid on these contingent claims.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and our Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, reserves for litigation and potential litigation expenses and our indemnification obligations under various agreements. There can be no assurance that the contingency reserve in fact will be sufficient. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders from time to time any portions of the contingency reserve which are deemed no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

If deemed necessary, appropriate or desirable by our Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which assets would thereafter be sold or distributed on terms approved by our trustees. Our Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not able to be distributed easily (for example, interests in intangibles) or where our Board of Directors determines that it would not be in the best interests of our business and our stockholders for such assets to be distributed directly to the stockholders at that time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we must transfer in final distribution those remaining assets to a liquidating trust. Our Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will likely assume all of our liabilities and obligations associated with such assets and will be obligated to pay any of such expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

UNDER THE DGCL, IN THE EVENT WE FAIL TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF OUR EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE AND THE ASSETS HELD BY THE LIQUIDATING TRUST OR TRUSTS BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND PAYABLE IN RESPECT OF EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO CREDITORS OF SUCH STOCKHOLDER’S PRO RATA SHARE OF SUCH EXCESS, LIMITED TO AMOUNTS PREVIOUSLY RECEIVED BY SUCH STOCKHOLDER FROM US OR FROM THE LIQUIDATING TRUST OR TRUSTS.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the plan of liquidation and dissolution.

Liquidating Distributions, Nature, Amount, Timing

Although our Board of Directors has not established a firm timetable for distributions to our stockholders if the Plan is adopted and approved by the stockholders, our Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable following the closing of the MaxOnline Sale. Accordingly, we currently intend to make a partial distribution of $12,250,000 in cash, subject to adjustment, to our stockholders as soon as practicable following the closing of the MaxOnline Sale. The liquidation is expected to be concluded prior to the third anniversary of the filing of the certificate of dissolution in Delaware by a final liquidating distribution either directly to the stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the date the certificate of dissolution is filed with the Delaware Sectary of State, which we would set as the final record date, and after that date, any distributions made by us shall be made solely to stockholders of record on the close of business on such final record date, except for permitted transfers. However, we are currently unable to predict the precise nature, amount or timing of any distributions pursuant to the Plan. Other than the partial distribution of $12,250,000 in cash, subject to adjustment, that we currently intend to make as soon as practicable following the closing of the MaxOnline Sale, the actual nature, amount and timing of all distributions will be determined by our Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash, the amount we ultimately receive under our agreements with ALC and Excite and the amount we pay to settle our remaining liabilities and obligations, including payments to settle the class action lawsuit to which we are a party.

We do not plan to satisfy all of our liabilities and obligations prior to making distributions to stockholders, but instead will reserve assets deemed by management and our Board of Directors to be adequate to provide for these liabilities and obligations.

Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it difficult to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), will continue to be incurred following stockholder approval of the Plan, although we would expect many of these costs to decrease if the MaxOnline Sale is consummated. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while we do not believe that a precise estimate of those expenses can currently be made, management and our Board of Directors believe that available cash and amounts received on the sale of remaining assets will be adequate to provide for our obligations, liabilities, expenses and claims.

Subject to the payment or the provision for payment of our liabilities and obligations and maintaining a contingency reserve, we intend to distribute to holders of our common stock, on a pro rata basis, any remaining cash or other assets.

Abandonment, Amendment

Under the Plan, our Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder adoption and approval thereof, to the extent permitted by the DGCL. We have no current intention to abandon the Plan if the MaxOnline Sale is consummated. If the MaxOnline Sale is not consummated and the Plan is adopted and approved by our stockholders, we will abandon the Plan and will not commence with a liquidation or dissolution of the Company. We will not amend or modify the Plan under circumstances that would require additional stockholder approval under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws. Our Board of Directors will not abandon the Plan unless it determines, after consulting its outside counsel, that failure to abandon the Plan would be inconsistent with its fiduciary obligations to our stockholders.

Final Record Date

If the Plan is approved and our Board of Directors elects to commence with the winding up and dissolution of the Company, we would close our stock transfer books and set a final record date for the final distribution of our assets upon the earliest to occur of: (i) the close of business on the record date fixed by the Board of Directors for the final distribution of assets; (ii) the close of business on the date on which the remaining assets of the Company are transferred to any escrow account or liquidating trust established by the Board of Directors under the Plan; and (iii) the date on which the Company ceases to exist under Delaware law (following any post-dissolution continuation period thereunder), unless the Board of Directors determines that the closing of the Company’s stock transfer books should occur at an earlier time.

After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date.

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Certificate Of Dissolution

Following adoption and approval of the Plan by the stockholders and if the MaxOnline Sale is consummated, we intend to file a certificate of dissolution with the Delaware Secretary of State promptly following the closing of the MaxOnline Sale. Our dissolution will become effective, in accordance with the DGCL, upon proper filing of such certificate of dissolution with the Delaware Secretary of State or upon such later date as may be specified in the certificate of dissolution. Pursuant to the DGCL, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Reporting Requirements

Whether or not the Plan is adopted and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome. If the Plan is adopted and approved, in order to curtail expenses, we will, after filing our certificate of dissolution, seek relief from the SEC from these reporting requirements. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require.

Regulatory Approvals

Other than filing the certificate of dissolution with the Delaware Secretary of State and obtaining any certificates required by Delaware or other state taxing authorities, we do not believe that any United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Certain Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences affecting our stockholders that are anticipated to result from our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. We and our stockholders may be subject to liability for state or local taxes with respect to the sale or distribution of the Company’s assets. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN.

This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, rulings of the Internal Revenue Service, or IRS, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

The following summary has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the Plan in all material respects. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan, and we will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and our business from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances. This discussion does not constitute legal advice to any stockholder.

Federal Income Taxation of the Company

After the approval of the Plan, we will continue to be subject to federal income tax on our taxable income, if any, and until the liquidation is completed. This would include any recognition of gain or loss on sales of our assets pursuant to the MaxOnline Sale. In addition, we may recognize gain or loss upon the distribution of any assets, other than cash, to stockholders pursuant to the Plan, as if that property were sold to the stockholders at their fair market value, unless certain exceptions to the recognition of loss apply. Any losses and net operating loss carryforwards that we have may be available to offset any gains recognized on sales or distribution of our assets. We will be required to file Form 966 (Corporation Dissolution or Liquidation) with the IRS within 30 days after the adoption of the Plan.

Federal Income Taxation of Stockholders

We anticipate that all distributions stockholders receive upon liquidation, if any, will be treated for federal income tax purposes as full payment in exchange for their shares and will thus be treated as a taxable sale. Thus, a stockholder who is a United States resident or otherwise subject to United States income taxes will recognize gain or loss to the extent the amount of the balance of the distribution differs from his or her adjusted tax basis in such shares. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto. The timing of such gain or loss may vary depending upon whether we make a single distribution or series of liquidating distributions.

Upon any distribution of assets other than cash, if any, the stockholder will recognize gain or loss based upon the fair market value of the property distributed. The stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

Character of the Gain or Loss

The stockholder’s gain or loss will generally be a capital gain or capital loss if the shares are held as capital assets. If shares that are held as a capital asset have been held for more than one year, then any gain or loss will generally constitute a long-term capital gain or long-term capital loss, as the case may be, taxable to individual stockholders at a maximum rate of 20% (a higher rate may apply if alternative minimum tax applies). If the stockholder has not held the shares for more than one year, any gain or loss will be a short-term capital gain or loss and will be taxed at ordinary income tax rates. Corporate stockholders should note that there is no preferential federal income tax rate applicable to capital gains for corporations under the Internal Revenue Code. Accordingly, all income recognized by a corporate stockholder pursuant to our liquidation, regardless of its character as capital gains or ordinary income, will be subject to tax at the same federal income tax rate.

Timing of the Gain or Loss

In general, gain is not recognized until the total value of the distributions received exceeds the stockholder’s adjusted basis in their shares (i.e. the value of any distribution is applied against basis first). Any loss is generally not recognized until the final distribution from us has been received, which may be as long as three years after the date that the Plan is adopted and approved. After the close of our taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge that valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of assets other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

It is possible that we will have liabilities not fully covered by our contingency reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. This liability could require a stockholder to satisfy a portion of this liability out of prior liquidating distributions received from us and the liquidating trust or trusts. Payments by stockholders in satisfaction of these liabilities would commonly produce a capital loss which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years. TAX CONSEQUENCES TO STOCKHOLDERS MAY DIFFER DEPENDING ON THEIR CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE RECOGNITION OF ANY LOSSES ASSOCIATED WITH THE DISSOLUTION.

Liquidating Trusts

If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming this treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves should not be subject to federal income tax, assuming that they are treated as grantor trusts for federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of a transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from a liquidating trust or trusts with which to pay such tax. There can be no assurance that the liquidating trust or trusts described in the plan of liquidation will be treated as a grantor trust or trusts for federal income tax purposes.

Backup Withholding

Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury Regulations promulgated under the Internal Revenue Code, such stockholder may be subject to a 30% backup withholding tax with respect to any payments received pursuant to the liquidation. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that stockholder’s United States federal income tax liability.

THE FOREGOING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. WE RECOMMEND THAT EACH STOCKHOLDER CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Vote Required To Approve The Plan

The authorization and approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.

Recommendation By The Board Of Directors

OUR BOARD OF DIRECTORS BELIEVES THAT THE PLAN IS IN THE BEST INTEREST OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 2. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

PLEASE NOTE THAT THE PLAN AND THE LIQUIDATION AND DISSOLUTION OF THE COMPANY ARE CONTINGENT UPON THE CONSUMMATION OF THE MAXONLINE SALE. THEREFORE, EVEN IF HOLDERS OF A MAJORITY OF OUR COMMON STOCK APPROVE THE PLAN, IF THE MAXONLINE SALE DOES NOT CLOSE, THE BOARD OF DIRECTORS DOES NOT INTEND TO COMMENCE WITH A DISSOLUTION AND LIQUIDATION OF THE COMPANY. PLEASE ALSO SEE “ABANDONMENT, AMENDMENT” ABOVE.

PROPOSAL 3—ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote FOR the six nominees named below under “Director Nominees” as the six directors, unless instructed otherwise in the proxy. Each director is to hold office until the 2004 Annual Meeting of Stockholders and until his respective successor is duly qualified and elected.

The names and certain information concerning the persons to be nominated to become directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER “DIRECTOR NOMINEES.” It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Although each of the persons nominated has consented to serve as a director if elected and our Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding our directors (including the nominees) is relevant to your consideration of the slate proposed by our Board of Directors.

Information as to Nominees

Director Nominees. The table below sets forth certain information regarding the nominees to the Board of Directors, each of whom is a current director of MaxWorldwide.

Name	Age	Current Position
William M. Apfelbaum	56	Chairman of the Board of Directors, Director and Consultant

Mitchell Cannold	54	President, Chief Executive Officer and Director

Richard Costello	59	Director

Geoffry Handler	54	Director

G. Bruce Redditt	52	Director

Peter Sealey	62	Director

William M. Apfelbaum has served as our Chairman of the Board of Directors and a director since September 1998 and as a consultant to us since October 2002. Mr. Apfelbaum served as President and Chief Executive Officer of TDI Worldwide, a wholly-owned subsidiary of CBS, from 1989 to May 2000. Mr. Apfelbaum was also the founder of CBS Plus, which oversees advertising sales across all seven of CBS’s media divisions, including their Internet-based properties. Mr. Apfelbaum graduated with a B.A. from New York University. He has guest lectured at the Harvard Business School, the London Business School and New York University’s Stern School of Business.

Mitchell Cannold has served as our President and Chief Executive Officer and a director since March 2002. From August 1999 to December 2001, Mr. Cannold served as Chief Operating Officer of Space.com, of which Lou Dobbs served as Chief Executive Officer. From 1992 to August 1999, Mr. Cannold served as President of Sony New Technologies, the New Business Development unit of Sony. During this time, Mr. Cannold also led Sony Gateway, the company’s strategic marketing partnership group, developed Sony Retail Entertainment, the company’s location-based entertainment business unit, managed Sony Pictures’ IMAX business and developed Sony’s corporate Internet businesses, Sony Online Ventures and Sony Online Entertainment. Mr. Cannold graduated with a B.A. from the University of California at Los Angeles.

Richard Costello has served as a director of MaxWorldwide since August 2002. Mr. Costello served as President, Universal Strategic Marketing Group, at Universal Studios from 1996 to July 1999. Prior to that, he served from 1973 to 1996 as the President of TBWA Chiat/Day. Mr. Costello graduated with a B.A. from the University of Pennsylvania and an M.B.A. from the Wharton Graduate School of Business.

Geoffry Handler has served as a director since May 2002. Mr. Handler serves as the managing partner of the law firm McLaughlin & Stern, LLP and has been a partner of it and predecessor firms since 1979. Mr. Handler graduated with a B.S. from the Massachusetts Institute of Technology and a J.D. from the University of Chicago.

G. Bruce Redditt has served as one of our directors since September 1999. Since May 1998, Mr. Redditt has served as Executive Vice President of Omnicom Group Inc. where he is responsible for business development, acquisitions and strategic alliances. Between May 1995 and May 1998, Mr. Redditt served as Executive Vice President of Sony Pictures Entertainment. Between June 1986 and May 1995, Mr. Redditt held a number of communication positions within GTE Corporation, last as Chief Communications Officer. Mr. Redditt graduated with a B.S. from Florida State University.

Peter Sealey has served as one of our directors since August 1999 and as a consultant to us from March 2002 through October 2002. Dr. Sealey has been a Lecturer and an Adjunct Professor of Marketing at the Haas School of Business at the University of California, Berkeley since 1994. In addition, during the same period Dr. Sealey has been Chief Executive Officer of the Los Altos Group, Inc., a management consulting firm. Dr. Sealey was employed by the Coca-Cola Company for 24 years, where he held a series of senior management positions, including Senior Vice President, Global Marketing. Dr. Sealey serves on the board of directors of Socket Communications, Inc. Dr. Sealey graduated with a B.S. from the University of Florida, an M.I.A. from Yale University, and an M.A. and a Ph.D. from Claremont Graduate University.

Composition of the Board

All directors are elected by the holders of common stock. Members of the Board of Directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among our directors and officers.

Although the Board of Directors has seven authorized members, we currently have only six directors and only six persons are nominated to the Board of Directors. Accordingly, there is currently one vacancy on the Board of Directors and if all six director nominees are elected at the Annual Meeting, there will be one vacancy on the Board of Directors. According to our Bylaws, this vacancy may be filled by vote of the majority of the directors. The Board of Directors has not nominated any person to fill the vacancy on the Board of Directors because it has not yet identified an appropriate person to serve as a director, and the Board of Directors does not believe that MaxWorldwide is materially harmed by a vacancy on the Board of Directors. Proxies may not be voted for greater than the number of directors then the nominees proposed herein. Mr. Apfelbaum and DoubleClick Inc., who together hold approximately 7.2 million shares of our common stock, have entered into a stockholders agreement which provides that so long as DoubleClick holds at least 5% of our voting stock, they will vote their shares in favor of a slate of directors nominated by MaxWorldwide, provided that one of the director nominees is a designee of DoubleClick; provided further that with respect to two of the director nominees, DoubleClick will abstain from voting their shares. As of the date of this proxy statement, DoubleClick has not exercised its right to nominate a director to our Board of Directors.

Attendance at Meetings and Board Committees

In March 2002, John Bohan and Mark Roah each resigned from our Board of Directors, citing personal reasons for their resignation. Such resignations were not the result of any disagreements with MaxWorldwide on matters relating to our operations, policies or practices. Following these resignations, the number of directors of MaxWorldwide was reduced from nine to five and Mr. Cannold was appointed to fill one of the vacancies on the Board of Directors created by the resignation of Mr. Bohan. In May 2002, the number of directors of MaxWorldwide was increased from five to seven and Geoffry Handler and Lisa S-C Simpson were appointed to fill the newly created seats on the Board of Directors. In August 2002, Ms. Simpson, citing personal reasons, resigned from our Board of Directors. Such resignation was not the result of any disagreements with MaxWorldwide on matters relating to MaxWorldwide’s operations, policies or practices. In August 2002, Richard Costello was appointed to the Board of Directors to fill an existing vacancy. In July 2002, Mr. Christopher J. Cardinali, citing personal reasons, resigned from our Board of Directors. Such resignation was not the result of any disagreements with MaxWorldwide on matters relating to our operations, policies or practices. No director has been appointed or elected to fill the vacancy on the Board of Directors created by the resignation of Mr. Cardinali.

During the fiscal year ended December 31, 2002, the Board of Directors held a total of 18 meetings and took action by written consent of the Board two times. All directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served during fiscal year 2002.

Board Committees

Our Board of Directors has two standing committees: an audit committee and a compensation committee. The Board of Directors does not have a standing nominating committee.

The audit committee’s function is to review our annual financial statements with our independent accountants and management, review the scope and results of the examination of our financial statements by the independent accountants, approve all professional services performed by the independent accountants and related fees, recommend the retention or replacement of the independent accountants and periodically review our accounting policies and internal accounting and financial controls. Currently, we have three directors who are members of this committee, Mr. Costello, Mr. Handler and Mr. Redditt. Mr. Costello and Mr. Redditt are each independent members of the audit committee as independence is defined under Rule 4200(a)(15) of the NASD’s listing standards. Mr. Apfelbaum also served as a member of the audit committee during the first part of 2002. This committee met six times during the fiscal year ended December 31, 2002. The audit committee is governed by a written charter approved by our Board of Directors. A more complete description of the committee’s functions are set forth in the charter. For additional information concerning the audit committee, see “Report of the Audit Committee of the Board of Directors.”

The compensation committee’s function is to review and approve salary and bonus levels and stock option grants for executive officers and key employees. The members of this committee are Mr. Apfelbaum and Mr. Sealey. This committee met six times during the fiscal year ended December 31, 2002. For additional information concerning the compensation committee, see “Report Of the Compensation Committee of the Board of Directors on Executive Compensation.”

The Board of Directors also established a special committee in August 2002 in response to the investigation of MaxWorldwide by the SEC. Mr. Costello and Mr. Handler serve on this committee. The committee met two times during the fiscal year ended December 31, 2002.

Director Compensation

Our non-employee directors each receive annual cash compensation of $20,000 for their services on the Board of Directors. In addition, we reimburse directors for customary and reasonable expenses of attending Board of Director and committee meetings. During the fiscal year 2002, our directors also received stock options, as set forth in more detail below, for their services on the Board of Directors.

Name	Number of Stock Options	Exercise Price Per Share
William Apfelbaum	500,000	$0.60

Peter Sealey	250,000	$0.60

Richard Costello	50,000	$0.45

Geoffry Handler	50,000	$0.60

G. Bruce Redditt	50,000	$0.60

In March 2002, we entered into a consulting agreement with Los Altos Group, Inc., a corporation for which Peter Sealey, a long-standing member of our Board of Directors, serves as its Chief Executive Officer, to provide various business consulting services, including marketing, rebranding and strategic consulting services. The agreement was on a month to month basis at $16,000 per month. The agreement with Los Altos Group, Inc. was terminated in October 2002. Effective October 2002, we entered into a consulting agreement with Mr. Apfelbaum, Chairman of the Board of Directors, to provide various business consulting services, including strategic consulting and business development services. The two-year agreement provides for monthly payments of $33,333. In the event that the agreement is terminated without cause or upon the occurrence of certain events following a change of control, an amount equal to the greater of the remaining outstanding obligations under the two-year agreement or $400,000 becomes immediately due and payable. This consulting agreement was recently amended to provide that it will terminate on the earlier of the closing date of the merger or September 30, 2003, without further payment beyond Mr. Apfelbaum’s consulting fee accrued through termination, and reimbursement of his expenses incurred through termination. Additionally, during calendar years 2002 and 2003, we paid legal and other professional fees and expenses of approximately $1.4 million, in the aggregate, on behalf of John Bohan, who resigned from our Board of Directors in March 2002, pursuant to his indemnification agreement with us and our charter documents which legal and other professional fees and expenses were related to his defense of an investigation by the SEC and several related class action and derivative lawsuits. Mr. Bohan was initially subject to an undertaking with us pursuant to which he was obligated to repay all amounts advanced to him by us in the event it was determined that that indemnification was not warranted. In April 2003, we entered into an agreement, pursuant to which we agreed to terminate Mr. Bohan’s obligations to us under this undertaking in exchange for a release from Mr. Bohan of all our future indemnification obligations to Mr. Bohan under his indemnification agreement with us and our charter documents. During calendar years 2002 and 2003, we also paid legal and other professional fees and expenses of approximately $49,000, in the aggregate, on behalf of Mark Roah, who resigned from our Board of Directors in March 2002, pursuant to his indemnification agreement with us and our charter documents which legal and other professional fees and expenses were related to his defense of an investigation by the SEC and several related class action and derivative lawsuits.

Vote Required

If a quorum is present and voting, the persons receiving the greatest number of votes shall be the persons elected as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE ABOVE NOMINEES.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2003. We originally appointed PricewaterhouseCoopers LLP as our independent auditors during the fiscal year ended December 31, 2002. We also subsequently engaged PricewaterhouseCoopers to audit our financial statements for our fiscal years ending December 31, 2001 and 2000. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Fees Billed to the Company by the Auditors During Fiscal 2002 And 2001

Audit Fees

For the years ended December 31, 2002 and 2001, an aggregate of approximately $170,000 and $167,150, respectively, was billed by Arthur Andersen, LLP for professional services rendered for the audit of our annual financial statements and for the reviews of financial statements included in our quarterly reports on Form 10-Q. The fees for the year ended December 31, 2002 also relate to professional services rendered in connection with the restatement of certain of our financial results. For the year ended December 31, 2002, an aggregate of approximately $942,000 was billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements and the restatement of certain of our financial results.

Audit-Related Fees

For the year ended December 31, 2001, an aggregate of approximately $139,275 was billed by Arthur Andersen, LLP for assurance and other services related to the performance of the audit of our financial statements and review of financial statements. This amount is in addition to the audit fees we paid Arthur Andersen for the year ended December 31, 2001. For the year ended December 31, 2002, neither Arthur Andersen LLP nor PricewaterhouseCoopers LLP rendered such services.

Tax Fees

For the year ended December 31, 2001, an aggregate of approximately $21,500 was billed by Arthur Andersen, LLP for services related to tax compliance, tax advice and tax planning. For the year ended December 31, 2002, an aggregate of approximately $15,000 was billed by PricewaterhouseCoopers LLP for such services. In each instance, these services related to the preparation of federal, state and foreign tax returns and other filings and advice related to tax planning strategies.

All Other Fees

For the years ended December 31, 2002 and 2001, an aggregate of approximately $126,000 and $22,800, respectively, was billed by Arthur Andersen, LLP for services other than those described above. The services in 2002 related principally to work performed by Arthur Andersen in response to the SEC investigation of the Company. The services in 2001 related principally to tax related services with respect to certain former officer and directors. For the years ended December 31, 2002 and 2001, PricewaterhouseCoopers LLP did not render services other than as described above.

The Audit Committee reviews and approves all audit and permissible non-audit services performed by our independent auditors as well as the fees charged by our independent auditors for such services. There were no fees incurred or paid to our independent auditors for which pre-approval by the Audit Committee was waived.

The Audit Committee considered whether retaining PricewaterhouseCoopers LLP to audit our financial statements for the years ended December 31, 2001 and 2000 is compatible with maintaining the independence of PricewaterhouseCooopers LLP and concluded that the provision of such services is compatible with maintaining the independence of PricewaterhouseCooopers LLP.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on Proposal No. 4 at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER FOUR.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors and the committee’s written charter is approved by the Board of Directors. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Company’s annual report for fiscal year 2002 with management, who has the primary responsibility for the financial statements and the reporting process. As part of its review, the committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with PricewaterhouseCoopers LLP, the Company’s independent auditors (who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles) their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed under generally accepted accounting principles and SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The audit committee has received such disclosures as well as the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1.

The committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their audits. The committee meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of its financial reporting. The committee held six such meetings with PricewaterhouseCoopers LLP during the year ended December 31, 2002.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC. The committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2003.

The Audit Committee

Richard Costello

Geoffry Handler

G. Bruce Redditt

May 1, 2003

DISMISSAL OF ARTHUR ANDERSEN LLP

On June 28, 2002, we terminated the engagement of Arthur Andersen LLP (“Andersen”) as our independent accountant. The decision to terminate the engagement with Andersen was made by the Audit Committee of the Board of Directors, as ratified by the Board of Directors.

Andersen’s report on our financial statements for each of the years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2000 and December 31, 2001 and the interim period between December 31, 2001 and June 28, 2002, there were no disagreements between us and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the same periods, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC) other than Item 304(a)(1)(v)(A), where Andersen advised the Audit Committee in its letter dated May 13, 2002 that Andersen’s audit disclosed certain conditions that Andersen believed to be material weaknesses. These control weaknesses included inadequate documentation of accounting, disbursement and other policies (including barter arrangements), credit approval procedures, segregation of duties with respect to commissions, sales personnel and insertion order data entry, controls over contract execution and site management. Andersen’s letter also advised the Audit Committee that these matters were considered by Andersen in its auditor’s report dated May 13, 2002.

On July 9, 2002, we replaced Andersen by engaging PricewaterhouseCoopers LLP as our new independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2003 for each of the following persons:

•	each person or entity who we know to beneficially own 5% or more of our outstanding common stock;

•	certain of our executive officers;

•	each person who is currently a director; and

•	all of our directors and named executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MaxWorldwide, Inc. 50 West 23rd Street, Fourth Floor, New York, New York 10010.

Subject to the remainder of this paragraph, the percentage of beneficial ownership is based on 24,503,282 shares of our common stock outstanding as of March 31, 2003. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2003 are deemed outstanding. However, these shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table and under applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite this stockholder’s name.

	Shares Beneficially Owned as of March 31, 2003
Named Executive Officers and Directors:	Number	Percentage
DoubleClick Inc.(1) 450 West 33rd Street New York, NY 10001	4,800,000	19.6%
The MaxWorldwide Full Value Committee(2) c/o Steven Wolosky, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 505 Park Avenue New York, NY 10022	3,363,031	13.7%
William M. Apfelbaum(3)	2,379,681	9.7%
John Bohan (former CEO) 229 19th Street Manhattan Beach, CA 90266	303,333	1.2%
Keith J. Kaplan(4)	223,000	*
Mitchell Cannold(5)	166,667	*
Peter M. Huie(6)	117,667	*
Peter Sealey(7)	95,000	*
G. Bruce Redditt	5,000	*
Geoffry Handler	3,000	*
Richard Costello	—	—
William H. Mitchell	—	—
William H. Wise	—	—
All directors and named executive officers as a group (11 persons)	3,293,348	13.2%

*	Represents less than 1%.

(1)	The Schedule 13D filed by DoubleClick Inc. with the SEC indicates that it is the beneficial owner of 4,800,000 shares of our common stock with sole dispositive power with respect to 4,800,000 shares of our common stock, shared dispositive power with respect to no shares of our common stock, sole voting power with respect to no shares of our common stock and shared voting power with respect to 4,800,000 shares of our common stock. Mr. Apfelbaum and DoubleClick, collectively beneficial owners of approximately 7.2 million shares of our common stock, 4.8 million of which are owned by DoubleClick, have entered into a stockholders agreement which provides that so long as DoubleClick holds at least 5% of MaxWorldwide’s voting stock, they will vote their shares in favor of a slate of directors nominated by MaxWorldwide, provided that one of the director nominees is a designee of DoubleClick; provided further that with respect to two of the director nominees, DoubleClick will abstain from voting their shares. As of the date of this proxy statement, DoubleClick has not exercised its right to nominate a director to our Board of Directors.
(2)	The Schedule 13D (as amended) filed by The MaxWorldwide Full Value Committee represents an aggregate of 3,363,031 shares of our common stock. The members of the group identified in the filing are: Newcastle Partners, L.P.; Newcastle Capital Management, L.P.; Newcastle Capital Group, L.L.C.; Mark Schwarz; Couchman Partners, L.P.; Couchman Capital LLC; Jonathan Couchman; Furtherfield Partners, L.P.; Skiles Partners, L.P.; DB3 Holdings Corp.; Daniel A. Breen III; Steven J. Pully; Timothy A. Bienek; John Murray; Carl E. Esrey; and Daniel Routman. The shares held by the members of the group, as set forth in this Schedule 13D filing, are set forth in the table below.

Name	Address	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage
Newcastle Partners, L.P.	200 Crescent Court Suite 670 Dallas, Texas 75201	1,715,669	0	1,715,669	0	7.0%
Newcastle Capital Group, L.L.C.	+	+	+	+	+	+
Mark Schwarz	+	+	+	+	+	+
Couchman Partners, L.P.	800 Third Avenue 31st Floor New York, New York 10022	1,537,362	0	1,537,362	0	6.3%
Couchman Capital LLC	++	++	++	++	++	++
Jonathan Couchman	++	++	++	++	++	++
Furtherfield Partners, L.P.	7500 San Felipe Suite 1060 Houston, TX 77063	110,000	0	110,000	0	*
Skiles Partners, L.P.	+++	+++	+++	+++	+++	+++
DB3 Holdings Corp.	+++	+++	+++	+++	+++	+++
Daniel A. Breen III	+++	+++	+++	+++	+++	+++

+	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of Newcastle Capital Management, L.P., Newcastle Capital Group, L.L.C. and Mark Schwarz may be deemed to be the beneficial owners of all of the shares of our common stock held by Newcastle Partners, L.P.
++	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of Couchman Capital LLC and Jonathan Couchman may be deemed to be the beneficial owners of all of the shares of our common stock held by Couchman Partners, L.P.
+++	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of Skiles Partners, L.P., DB3 Holdings Corp. and Daniel A. Breen III may be deemed to be the beneficial owners of all of the shares of our common stock held by Furtherfield Partners, L.P.

(3)	Mr. Apfelbaum and DoubleClick, collectively beneficial owners of approximately 7.2 million shares of our common stock, 4.8 million of which are owned by DoubleClick, have entered into a stockholders agreement which provides that so long as DoubleClick holds at least 5% of MaxWorldwide’s voting stock, they will vote their shares in favor of a slate of directors nominated by MaxWorldwide, provided that one of the director nominees is a designee of DoubleClick. As of the date of this proxy statement, DoubleClick has not exercised its right to nominate a director to our Board of Directors.

(4)	Includes 182,500 shares issuable upon exercise of stock options, which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(5)	Includes 166,667 shares issuable upon exercise of stock options, which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(6)	Includes 106,667 shares issuable upon exercise of stock options, which are presently exercisable or will become exercisable within 60 days of March 31, 2003.
(7)	Includes 68,333 shares issuable upon exercise of stock options, which are presently exercisable or will become exercisable within 60 days of March 31, 2003.

IDENTIFICATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to our executive officers as of March 31, 2003.

Name	Age	Position
William M. Apfelbaum(1)	56	Chairman of the Board of Directors
Mitchell Cannold(2)	54	President and Chief Executive Officer
Keith J. Kaplan(3)	35	President of National Sales
William H. Wise(4)	31	Chief Operating Officer
Peter M. Huie(5)	32	General Counsel, Senior Vice President and Secretary
William H. Mitchell(6)	45	Chief Financial Officer

(1)	See “Proposal No. 3: Election of Directors” for Mr. Apfelbaum’s biography.
(2)	See “Proposal No. 3: Election of Directors” for Mr. Cannold’s biography.
(3)	Mr. Kaplan has served as our President of Sales and Marketing since October 1999. Between August 1998 and September 1999, Mr. Kaplan served as National Account Manager for Transportation Displays Incorporated. Between April 1995 and August 1998, Mr. Kaplan served as Northeast Division Manager for Paramount Pictures.
(4)	Mr. Wise has served as our Chief Operating Officer since September 2002, after first joining us as Executive Vice President in July 2002 in connection with our acquisition of the North American media business of DoubleClick Inc. From September 1997 to July 2002, Mr. Wise was employed with DoubleClick, where he held several positions, including General Manager of the Sonar Network and Director of Financial Planning & Investor Relations and, most recently, Vice President of Business Strategy and Direct Marketing for DoubleClick’s North American Media Network.
(5)	Mr. Huie has served as our General Counsel and Senior Vice President of Corporate Affairs, since August 2002. Prior to that, from July 2000 to August 2002, Mr. Huie served as General Counsel and Vice President of Corporate Affairs. From January 2000 to July 2000, Mr. Huie served as our Director of Legal Affairs. Prior to joining MaxWorldwide, Mr. Huie was an associate with Paul, Hastings, Janofsky & Walker LLP from August 1996 to January 2000.
(6)

Mr. Mitchell has served as our Chief Financial Officer since July 2002. From January 2001 to July 2002, Mr. Mitchell served as Chief Financial Officer for Tally Systems, Inc., a software development company. He served as Executive Vice President and Chief Financial Officer of Bigfoot Interactive, an Internet advertising company, from July 1999 to January 2001, and as Chief Operating Officer of Bigfoot International from October 1998 to July 1999. From January 1997 to August 1998, Mr. Mitchell served as Senior Vice President and Chief Operating Officer of TCI Atlantic, a subsidiary of Tele-Communications, Inc. Between May 1985 and January 1997, Mr. Mitchell held a number of positions with TKR Cable Company, including Senior Vice President and Chief Financial Officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation earned during our fiscal years 2000, 2001 and 2002 by the following named executives: our Chief Executive Officer and each of our other four most highly compensated executive officers during the fiscal year ended December 31, 2002.

								Long Term Compensation Awards
Name and Principal Position	Annual Compensation					Other Annual Compensation (1)		Shares Underlying Options		All Other Compensation
	Year	Salary		Bonus
Mitchell Cannold* President and Chief Executive Officer	2002		$389,231		$100,000		—	500,000			—
Keith J. Kaplan President of National Sales	2002 2001 2000	$ $ $	285,348 210,417 181,250	$ $ $	40,000 138,417 182,250	$	— — 3,194	250,000 — 278,333	(2)	$ $ $	6,531 6,531 6,531	(3) (3) (3)
William H. Wise** Chief Operating Officer	2002		$93,974		$62,500		—	250,000			—
Peter M. Huie General Counsel, Secretary and Senior Vice President	2002 2001 2000	$ $ $	182,830 135,000 94,923	$ $ $	62,500 53,555 22,500		— — —	250,000 — 125,000			— — —
William H. Mitchell*** Chief Financial Officer	2002		$91,667		$47,500		—	250,000			$6,250
Kenneth Johnson**** Chief Technology Officer	2002 2001	$ $	175,000 279,615	$	— 17,597	$ $	776 24,518	$ — 160,000			$223,077 —	(4)
John C. Bohan***** Former President and Chief Executive Officer	2002 2001 2000	$ $ $	75,898 372,500 250,000	$ $	— 126,012 70,000	$	— — 62,364	— — —			$30,770	(5)

(1)	The amounts listed in “Other Annual Compensation” are comprised solely of sales commissions. In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executives that are available generally to all of our salaried employees and perquisites and other personal benefits received by the named executives that do not exceed the lesser of $50,000 or 10% of the named executive’s salary and bonus disclosed in this table.
(2)	Forty thousand of these shares underlie an option granted by John C. Bohan, our former President and Chief Executive Officer, to the option holder. The option and the shares underlying the option may be deemed compensation received by the option holder for services rendered to our company. These option grants were terminated in 2001.
(3)	This amount represents a vehicle allowance.
(4)	This amount represents a $200,000 severance payment and $23,077 for accrued vacation pay received by Mr. Johnson upon termination of his employment in August 2002.

(5)	This amount represents accrued vacation pay received by Mr. Bohan upon the termination of his employment in March 2002.
*	Mr. Cannold joined our Company in March 2002 as President and Chief Executive Officer.
**	Mr. Wise joined our Company in July 2002 as Executive Vice President and now serves as Chief Operating Officer.
***	Mr. Mitchell joined our Company in July 2002 as Chief Financial Officer.
****	Mr. Johnson resigned from the Company in August 2002.
*****	Mr. Bohan resigned from the Company in March 2002.

Option Grants in Last Fiscal Year

The following table sets forth information concerning stock options that we granted to our named executives during our fiscal year ending December 31, 2002. We have not granted any stock appreciation rights.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2002	Exercise Price (per share)	Expiration Date
					5%	10%
Mitchell Cannold	500,000	26.0%	$1.21	3/11/12	$380,481	$964,214
Keith J. Kaplan	250,000	13.0%	$0.60	7/24/12	$94,334	$239,061
William H. Wise	250,000	13.0%	$0.60	7/24/12	$94,334	$239,061
Peter M. Huie	250,000	13.0%	$0.60	7/24/12	$94,334	$239,061
William H. Mitchell	200,000	10.4%	$0.60	7/24/12	$75,467	$191,249
Kenneth Johnson	—	—	—	—	—	—
John C. Bohan	—	—	—	—	—	—

(1)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted based upon the fair market value on the date of grant. These assumptions are not intended to forecast future appreciation of our stock price. The amounts reflected in the table may not be achieved.

Aggregate Option Exercised in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning options that our named executives exercised during our fiscal year ending December 31, 2002 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2002. The table also reports values for “in-the-money” options that represent the positive spread between the exercise prices of outstanding options and $0.60, the last reported sale price of our common stock in 2002. We have never issued stock appreciation rights.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the- Money Options at December 31, 2002
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mitchell Cannold	—	—	—	500,000	—	—
Keith J. Kaplan	—	—	182,500	305,833	—	—
William H. Wise	—	—	—	250,000	—	—
Peter M. Huie	—	—	105,000	270,000	—	—
William H. Mitchell	—	—	—	250,000	—	—
Kenneth Johnson	—	—	—	—	—	—
John C. Bohan	—	—	—	—	—	—

Directors. Our non-employee directors receive annual cash compensation of $20,000 for their services on the Board. In addition, non-employee directors are reimbursed for reasonable expenses incurred in connection with serving as a director.

Compensation Committee Interlocks and Insider Participation. Our compensation committee currently consists of Mr. Apfelbaum and Mr. Sealey. No member of the compensation committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or compensation committee. In March 2002, we entered into a consulting agreement with Los Altos Group, Inc., a corporation for which Peter Sealey, a long-standing member of our Board of Directors, serves as its Chief Executive Officer, to provide various business consulting services, including marketing, rebranding and strategic consulting services. The agreement was on a month to month basis at $16,000 per month. The agreement with Los Altos Group, Inc. was terminated in October 2002. Effective October 2002, we entered into a consulting agreement with Mr. Apfelbaum, Chairman of the Board of Directors, to provide various business consulting services, including strategic consulting and business development services. The two-year agreement provides for monthly payments of $33,333. In the event that the agreement is terminated without cause or upon the occurrence of certain events following a change of control, an amount equal to the greater of the remaining outstanding obligations under the two-year agreement or $400,000 becomes immediately due and payable. This agreement was recently amended to provide that it will terminate on the earlier of the closing date of the merger with Excite or September 30, 2003, without further payment beyond Mr. Apfelbaum’s consulting fee accrued through termination and reimbursement of his expenses incurred through termination.

Employment and Severance Agreements

In September 1999, we entered into an at-will employment agreement with Mr. Bohan, our former President and Chief Executive Officer. Under this agreement, the annual base salary for the year ended December 31, 2002 was $400,000. In addition, this agreement provided for sales commissions for Mr. Bohan. This agreement provided for an initial two-year term, and was automatically renewed for successive one-year terms, unless otherwise terminated in writing by us or by Mr. Bohan prior to 30 days before the expiration of the initial term or any successive term. This agreement provided for customary benefits and for the ongoing payment to Mr. Bohan of his base salary for the balance of the initial term or any successive term if he were terminated without cause. On March 8, 2002, Mr. Bohan resigned as President and Chief Executive Officer of the Company and no severance payment was made in connection with that resignation.

In March 2002, we entered into an at-will employment agreement with Mr. Cannold. Under this agreement, the annual base salary for the year ended December 31, 2002 was $480,000. In addition, this agreement provides for the annual grant of options and the payment of an annual bonus based upon the performance of the Company. This agreement provides for an initial three-year term, and is automatically renewed for successive one-year terms, unless otherwise terminated in writing by us or by Mr. Cannold prior to 30 days before the expiration of the initial term or any successive term. This agreement provides for customary benefits and for the ongoing payment to Mr. Cannold of his base salary for a period of one year if he is terminated without cause or upon the occurrence of certain events following a change of control of the Company.

In May 2002, we entered into a severance agreement (the term of which is three years) with each of Mr. Kaplan and Mr. Huie that provides for a payment equal to their base salary for one year ($300,000 and $200,000, respectively) in the event of a termination of their employment without cause or upon the occurrence of certain events following a change of control of the Company.

In July 2002, we entered into at-will employment agreements with Mr. Mitchell and Mr. Wise. Under these agreements (as amended), the annual base salary for the year ended December 31, 2002 was $200,000 for each of these employees. Each agreement (as amended) also provides for the grant of options and a minimum annual bonus for the first year equal to $37,500. These agreements (as amended) provide for customary benefits and for the ongoing payment to the employee of his respective base salary for a period of one year if he is terminated without cause or upon the occurrence of certain events following a change of control of the Company.

On October 31, 2001, we entered into an agreement with Kenneth Johnson that provides for payment to Mr. Johnson of $200,000 in the event of his termination without cause, which Mr. Johnson received in August 2002 upon the termination of his employment without cause by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 2, 2002, Mr. Bohan, our former Chief Executive Officer, filed an action against us in the Court of Chancery for the State of Delaware, seeking an order requiring us to advance his defense costs in connection with the Security and Exchange Commission’s investigation and the related civil litigation in accordance with his indemnification agreement with us and our charter documents. On June 6, 2002, the parties entered into a stipulation and order establishing a procedure for the advancement of expenses subject to an undertaking by Mr. Bohan to repay us if it is determined that indemnification is not warranted. During calendar years 2002 and 2003, we paid legal and other professional fees and expenses of approximately $1.4 million, in the aggregate, on behalf of John Bohan pursuant to his indemnification agreement with us and our charter documents. Mr. Bohan was initially subject to an undertaking with us pursuant to which he was obligated to repay all amounts advanced to him by us in the event it was determined that that indemnification was not warranted. In April 2003, we entered into an agreement, pursuant to which we agreed to terminate Mr. Bohan’s obligations to us under this undertaking in exchange for a release from Mr. Bohan of all our future indemnification obligations to Mr. Bohan under his indemnification agreement with us and our charter documents.

Effective October 2002, we entered into a consulting agreement with Mr. Apfelbaum, Chairman of the Board of Directors, to provide various business consulting services, including strategic consulting and business development services. The two-year agreement provides for monthly payments of $33,333. In the event that the agreement is terminated without cause or upon the occurrence of certain events following a change of control, an amount equal to the greater of the remaining outstanding obligations under the two-year agreement or $400,000 becomes immediately due and payable. This agreement was recently amended to provide that it will terminate on the earlier of the closing date of the merger with Excite or September 30, 2003, without further payment beyond Mr. Apfelbaum’s consulting fee accrued through termination and reimbursement of his expenses incurred through termination.

In March 2002, we entered into a consulting agreement with Los Altos Group, Inc., a corporation for which Peter Sealey, a long-standing member of our Board of Directors, serves as its chief executive officer, to provide various business consulting services, including marketing, rebranding and strategic consulting services. The agreement was on a month to month basis with payments of $16,000 per month. The agreement with Los Altos Group, Inc. was terminated in October 2002.

On August 13, 2002, we purchased in a private sale 5,293,639 shares of our common stock owned by John Bohan, our former President and Chief Executive Officer. Such purchase was made at a discount to the then current market price of the stock. The aggregate purchase price was approximately $2.65 million, or $0.50 per share. In addition, we agreed to purchase an additional 303,333 shares from Mr. Bohan, subject to certain conditions being satisfied. The purchase price for these additional shares is also $0.50 per share.

During the year 2002, we retained the firm of McLaughlin & Stern, LLP, of which Mr. Handler is the Managing Partner, for legal services. Payments to Mr. Handler’s firm for these services aggregated approximately $14,664 during the year 2002.

On October 2, 2001, we completed the sale of adMonitor, our ad serving technology software, and the technology underlying the ProfiTools solutions to DoubleClick in exchange for cash of $6.84 million. Additionally, we entered into an agreement which provided that until October 2002, we would not engage in the use, development, licensing, sale or distribution of any technology, product or service that performs ad-management, serving and tracking for third parties with the same or substantially similar purpose as adMonitor. The agreement did permit us to perform these activities in connection with our media sales and advertising and design services businesses. As part of the sale of adMonitor, we entered into a five-year non-exclusive ad serving agreement for DART, DoubleClick’s ad serving technology, pursuant to which we would purchase a minimum of $3.5 million of DART services over the term of the agreement.

On July 10, 2002 we purchased substantially all the assets of the DoubleClick’s North American media business. In exchange for the assets of the media business, we issued to DoubleClick 4.8 million shares of our common stock and paid $5.0 million in cash. DoubleClick may also receive an additional $6.0 million if certain performance criteria with respect to our online business are met. In connection with this acquisition, we also agreed to extend until July 2003 the term of the restrictive covenant we entered into with DoubleClick in connection with the sale of our adMonitor technology to DoubleClick. We also amended the terms of the DART ad serving agreement with DoubleClick, including the reduction of the ad serving fee charged to us thereunder. Mr. Apfelbaum, our Chairman of the Board of Directors, and DoubleClick are also party to a stockholders agreement, pursuant to which such parties have agreed to vote their shares in favor of a slate of directors nominated by us, provided that one of the director nominees is a designee of DoubleClick and provided further that with respect to two of the director nominees, DoubleClick will abstain from voting its shares. As of the date of this proxy statement, DoubleClick has not exercised its right to nominate a director to our Board of Directors.

Prior to our engagement of Mr. Apfelbaum in October 2002 as a consultant, Mr. Apfelbaum rendered substantial services to us during 2000, 2001 and 2002. Mr. Apfelbaum did not receive any direct compensation during this period, but we reimbursed or paid, at competitive rates, expenses equal to $46,600, $72,600 and $118,259 during 2000, 2001 and 2002, respectively, to an entity beneficially owned by Mr. Apfelbaum, for company related travel on a private aircraft, some of which were incurred together with our other officers, directors and employees. In addition, during 2000, 2001 and 2002, we provided an assistant for Mr. Apfelbaum at a salary cost of $38,333, $57,483 and $52,500, respectively.

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the SEC and any exchange upon which our securities are listed. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Our information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to us by our executive officers, directors and 10% stockholders. We believe that during our fiscal year ended December 31, 2002, all of our other executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

MATERIAL PROCEEDINGS TO WHICH A DIRECTOR, OFFICER OR GREATER THAN 5%

STOCKHOLDERS ARE A PARTY

Beginning on March 22, 2002, MaxWorldwide has been named as a nominal defendant in at least two derivative actions, purportedly brought on MaxWorldwide’s behalf, filed in the Superior Court of the State of California for the County of Los Angeles, alleging, among other things, that certain of our former and current officers and directors (including the following current officers and directors: William Apfelbaum, Mitchell Cannold, Bruce Redditt and Peter Sealey) and DoubleClick Inc. (a greater than 5% stockholder) breached their fiduciary duties to us. We have settled these derivative actions for $775,000 in attorneys fees and our agreement to adopt certain corporate therapeutic actions.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following Compensation Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

William M. Apfelbaum and Peter Sealey are the members of our compensation committee. The compensation committee is responsible for developing and making recommendations to the full Board of Directors with respect to our executive compensation policies. The compensation committee reviews and oversees the salaries and benefits for all our executives and administers our stock option plan. The compensation committee also reviews the recommendations of our President and Chief Executive Officer regarding the performance and compensation levels for all other executive officers.

Overview

The goal of our compensation program is to attract, motivate and retain the highly talented individuals we need to be a market leader in a highly competitive industry. The compensation committee believes that the compensation programs for the executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation program should support our short-term and long-term strategic goals and values and should reward individual contributions to our success. To these ends, the compensation committee seeks to align executive compensation with our performance and to motivate executive officers to achieve our business objectives. We use three key elements in our executive compensation program to attain these goals: annual base salary, annual incentive compensation, and long-term incentive compensation in the form of stock options.

Annual Base Salaries

Each year, our President and Chief Executive Officer evaluates the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the compensation committee. Each year, our Board of Directors evaluates the performance of our President and Chief Executive Officer and recommends a salary adjustment that is reviewed and approved by the compensation committee. When reviewing these recommendations, the compensation committee takes several factors into account, including the executive’s experience, responsibilities, management abilities and job performance, as well as our performance as a whole and current market conditions. The committee also reviews compensation surveys and other data to enable the committee to compare our compensation packages with those of similarly-situated companies in the Internet advertising industry.

Stock Options

The compensation committee believes that employee stock ownership is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Stock options will only have value if our stock price increases. In addition, we utilize vesting periods for stock options to encourage key employees to continue in their employment with us.

The Board of Directors adopted our 1999 Stock Incentive Plan on April 30, 1999 to assist in attracting, retaining and rewarding valued employees, directors and consultants by offering them a greater stake in our success and to encourage ownership in our stock by these employees, directors and consultants.

The committee acts as the administrator of the 1999 Stock Incentive Plan and has discretion to determine which individuals receive option awards, the time or times when the option awards are to be made, the number of shares subject to each award, the status of any grant as either an incentive stock option or a non-statutory stock option, the vesting schedule in effect for the option award, the term for which any option is to remain outstanding and the other principal terms and conditions of each option.

The Company’s President and Chief Executive Officer makes recommendations with respect to the level of stock options to be granted to each eligible employee and the compensation committee reviews and approves those recommendations based upon a variety of factors. A total of 8,676,101 shares of our common stock have been reserved for issuance under the 1999 Stock Incentive Plan and, as of March 31, 2003, options to acquire 4,511,930 shares of our common stock have been granted under the 1999 Stock Incentive Plan and are outstanding. As of March 31, 2003, options to purchase 4,073,772 shares of our common stock remain available for grant under this plan.

Compensation Of The Chief Executive Officer

In fiscal year 2002, the base salary for Mr. Bohan, our former President and Chief Executive Officer, was $400,000. Mr. Bohan resigned as our President and Chief Executive Officer in March 2002.

In March 2002, Mr. Cannold became our new President and Chief Executive Officer. In fiscal year 2002, the base salary for Mr. Cannold was $480,000. Mr. Cannold also received a bonus for fiscal year 2002 of $100,000. Such bonus was granted to Mr. Cannold in accordance with the terms of his employment agreement and after taking into consideration our financial performance since Mr. Cannold became President and Chief Executive Officer, and in light of his individual performance and significant contribution to our overall growth. Mr. Cannold’s bonus was also based on his ability to guide us through a year of extraordinary events, including the SEC’s investigation, class action and derivative lawsuits and a significant acquisition of assets from DoubleClick.

The Compensation Committee

William M. Apfelbaum

Peter Sealey

May 1, 2003

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative total return of our common stock with the cumulative total return of a self-constructed peer group index and the Nasdaq National Market for the period commencing February 2, 2000 (the date of our initial public offering of common stock) to December 31, 2002 (the last day of our last completed fiscal year).

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN *

AMONG MAXWORLDWIDE, INC., PEER GROUP (1) AND NASDAQ NATIONAL MARKET

PERFORMANCE GRAPH

	1/28/00	12/31/00	12/31/01	12/31/02
MAXWORLDWIDE INC	$100	$18.30	$6.58	$2.55
NASDAQ U.S. INDEX	$100	$63.31	$50.22	$34.72
PEER GROUP	$100	$6.52	$5.52	$2.96

*	Assumes that $100.00 was invested on January 28, 2000 in our common stock at the initial public offering price of $15.00 and at the closing sales price for each index, and that all dividends were reinvested. No dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future shareholder performance.

(1)	Peer Group Index includes 24/7 Real Media, Inc., DoubleClick Inc., Engage Technologies, Inc., InfoUSA, Inc., Lycos, Inc., ValueClick, Inc. and Verticalnet, Inc.

GENERAL INFORMATION

Annual Report. An annual report on Form 10-K for the fiscal year ended December 31, 2002, is enclosed with this proxy statement. MaxWorldwide undertakes to provide, without charge, to each person upon the written request of such person, additional copies of the annual report on Form 10-K for the year ended December 31, 2002. Such request shall be directed to Mr. Peter M. Huie, General Counsel of MaxWorldwide at 50 West 23rd Street, Fourth Floor, New York, NY, 10010.

Voting Securities. Only stockholders of record as of the close of business on June 23, 2003, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of that record date, there were 24,503,282 shares of our common stock, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of our common stock is entitled to one (1) vote for each share of stock held on the proposals presented in this proxy statement. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) will each be counted as present for purposes of determining the presence of a quorum.

The ratification of the appointment of our independent auditors requires the affirmative vote of the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be counted for purposes of calculating the number of shares entitled to vote but are not counted as shares voting and, therefore, have the effect of a vote against the ratification of the appointment of our independent auditors. Broker non-votes will have no effect on the ratification of the appointment of our independent auditors. With respect to the proposal to approve the merger and sale of our MaxOnline business to Excite and the proposal to liquidate and dissolve the Company, the affirmative vote of the majority of our outstanding shares of common stock entitled to vote thereon is required to approve these proposals. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the merger and sale of our MaxOnline business to Excite and the proposal to liquidate and dissolve the Company. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Solicitation of Proxies. We will bear the cost of soliciting proxies. We will solicit stockholders by mail and will request banks and brokers and other custodians, nominees and fiduciaries, to solicit their customers who have shares of our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We also may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. All valid proxies received prior to the Annual Meeting will be voted. Where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the director-nominees and the other proposals contained herein. A stockholder giving a proxy has the power to revoke his, her or its proxy at any time prior to the time it is voted, by delivery to our Secretary of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

If you hold your shares of our common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. Brokers and other representatives in most cases will not have discretionary voting authority to vote on the merger proposal described in this proxy statement or the Plan.

No person is authorized to give any information or make any representation in connection with the merger agreement or the merger or the Plan not contained in this proxy statement, and if given or made, this information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of MaxWorldwide since the date hereof.

This proxy statement and the accompanying proxy are being mailed on or about June 30, 2003 to all stockholders entitled to notice of and to vote at the annual meeting.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, our Board of Directors is not aware of any matters other than those set forth herein and in the notice of Annual Meeting that will come before the Annual Meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER PROPOSALS

In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at the 2004 Annual Meeting of Stockholders must have been received by the Secretary of MaxWorldwide no later than the close of business on March 2, 2004 if these proposals are to be considered for inclusion in MaxWorldwide’s proxy statement. A proposal, including any accompanying supporting statement, may not exceed 500 words. In addition, the proxy solicited by the Board of Directors for the 2004 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal raised at the 2004 Annual Meeting of Stockholders that is not described in the 2004 proxy statement unless we have received notice of this proposal on or before the close of business on May 16, 2004. However, if we determine to change the date of the 2004 Annual Meeting of Stockholders more than 30 days from July 22, 2004, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2004 Annual Meeting of Stockholders in order to allow our stockholders an opportunity to make proposals in accordance with the rules and regulations of the SEC.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of this material electronically on the SEC’s home page on the World Wide Web at http://www.sec.gov. Reports, proxy statements and other information concerning us are also available for inspection at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

By Order of the Board of Directors of MaxWorldwide, Inc.

Mitchell Cannold
President and Chief Executive Officer

June 30, 2003

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BULLDOG HOLDINGS, INC.,

MILLIE SUB ACQUISITION, LLC,

THE EXCITE NETWORK, INC.

MAXWORLDWIDE, INC.,

L90, INC.,

PICASSO MEDIA ACQUISITION, INC.,

AND

MILLIE SUB, LLC

Dated as of March 12, 2003

Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission. Redacted portions are indicated with the notation “*****”.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of the 12th day of March, 2003 by and among Bulldog Holdings, Inc., a Delaware corporation (“Bulldog”), The Excite Network, Inc., a Delaware corporation (“Evita”), Millie Sub Acquisition, LLC, a Delaware limited liability company (“Evita Sub”), MaxWorldwide, Inc., a Delaware corporation (“Millie”), L90, Inc., a Delaware corporation (“L90”), Picasso Media Acquisition, Inc., a Delaware corporation (“Picasso Media”), and Millie Sub, LLC, a Delaware limited liability company (“Millie Sub”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Article I of this Agreement.

W I T N E S S E T H

WHEREAS, the Boards of Directors of Evita, Millie, L90 and Picasso Media and the managers and/or members of Evita Sub and Millie Sub have approved and deem it advisable and in the best interests of the stockholders of such corporations and the members of such limited liability companies to effect a business combination of Evita Sub and Millie Sub through the transactions provided for herein, as a result of which Evita Sub shall merge with and into Millie Sub, with Millie Sub surviving as a wholly-owned Subsidiary of Evita (the “Merger”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings specified for all purposes of this Agreement.

Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Article I, shall be construed in accordance with GAAP.

“Act” means the Delaware Limited Liability Company Act.

“Action” means any action, claim, dispute, proceeding, suit or investigation (whether civil, criminal, administrative or investigative), or any appeal therefrom.

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Audit” has the meaning set forth in Section 2.11(d) hereof.

“Audit Period” has the meaning set forth in Section 2.11(d) hereof.

“Bulldog” means Bulldog Holdings, Inc., a Delaware corporation.

“Business Day” means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

“Cause” with respect to an employee means misappropriation of funds or property, commission of an act constituting fraud, gross negligence or willful misconduct, failure or refusal to perform the material duties of such employee’s position, or commission of a felony or other crime involving moral turpitude.

“CERCLA” has the meaning set forth in Section 3.21(b) hereof.

“Certificate of Merger” has the meaning set forth in Section 2.2 hereof.

“Closing” has the meaning set forth in Section 2.3 hereof.

“Closing Cash” has the meaning set forth in Section 2.8(a)(i) hereof.

“Closing Date” has the meaning set forth in Section 2.3 hereof.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.11(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Companies” has the meaning set forth in Section 2.1 hereof.

“Contingent Cash” has the meaning set forth in Section 2.8(a)(iii) hereof.

“Contingent Cash Period” has the meaning set forth in Section 2.8(g)(ii) hereof.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Deferred Cash” has the meaning set forth in Section 2.8(a)(ii) hereof.

“Effective Time” has the meaning set forth in Section 2.2 hereof.

“Encumbrances” has the meaning set forth in Section 3.2(b) hereof.

“Environmental Claim” means any written claim, action, cause of action, investigation, request for information, or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) of Millie or any Millie Subsidiary arising out of, based on, or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by Millie or any Millie Subsidiary, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Law of any Governmental Entity relating to the regulation or protection of human health, safety, or the environment or to emissions, discharges, releases, or threatened releases of Hazardous Material, pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning set forth in Section 2.8(i).

“Evita” means The Excite Network, Inc., a Delaware corporation.

“Evita Sub” means Millie Sub Acquisition, LLC, a Delaware limited liability company.

“Evita Sub Operating Agreement” means the Operating Agreement of Evita Sub, LLC, dated as of March 4, 2003, as amended from time to time.

“Evita Sub Membership Interests” means the membership interests in Evita Sub.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 8.1(b) hereof.

“Fairness Opinion” has the meaning set forth in Section 5.1(j) hereof.

“Final Net Working Capital Amount” has the meaning set forth in Section 2.11(a) hereof.

“Financing Statement” has the meaning set forth in Section 5.1(l) hereof.

“First Anniversary” has the meaning set forth in Section 2.8(f) hereof.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any Federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Gross Billings” has the meaning set forth in Section 2.8(g)(i) hereof.

“Hazardous Material” means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCB’s); (B) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited, or regulated by any Governmental Entity under any Environmental Law.

“Independent Accounting Firm” has the meaning set forth in Section 2.11(e) hereof.

“Intellectual Property” means trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing) and all content and information contained on any website; Software; technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, models, and methodologies; and any licenses to use any of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction and any other similar act or law.

“L90” means L90, Inc., a Delaware corporation and wholly-owned Subsidiary of Millie, and a member of Millie Sub.

“Material Adverse Effect” means any change in or effect on the business of such Person (or, in the case of Millie or Millie Sub, the Millie Online Business) that, individually or in the aggregate (taking into account all other such changes or effects) is, or is reasonably likely to be, materially adverse to the business, liabilities, properties or assets of such Person (or such business, as the case may be); provided that (a) the failure to retain or hire employees and the consequences thereof shall not itself be deemed to be a Material Adverse Effect, (b) circumstances, developments, changes in or effects on general economic or financial or securities market conditions in the United States and elsewhere or changes affecting the industry generally in which a Person operates (whether or not such circumstances, developments, changes or effects are the direct or indirect result of the initiation, continuation, escalation or cessation of armed hostilities involving or the declaration of war by or against the United States or its territories), provided that such changes do not affect such Person in a materially disproportionate way, shall not itself be deemed to be a Material Adverse Effect, (c) any change or effect caused by or relating to, the announcement of or pendency of the Merger shall not itself be deemed to be a Material Adverse Effect, (d) any adverse change arising from or relating to any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof shall not itself be deemed to be a Material Adverse Effect, (e) any loss of customers from one party to another shall not itself be deemed to be a Material Adverse Effect, (f) any change or effect caused by, or relating to, Millie’s offline or Direct businesses or operations shall not in and of itself be deemed to be a Material Adverse Effect, (g) any adverse change or development in (i) the current investigation of Millie or any of its Subsidiaries or any of their respective current or former directors, officers or employees by the Securities and Exchange Commission’s Division of Enforcement (the “SEC Investigation”) or (ii) any of the civil litigation filed, instituted or otherwise initiated against Millie or any of its Subsidiaries or any of their respective current or former directors, officers or employees relating to, or derived or arising from, the SEC Investigation or the subject matter thereof shall not itself be deemed to be a Material Adverse Effect, (h) any restatement of Millie’s financial statements for periods prior to the date of this Agreement shall not itself be deemed to be a Material Adverse Effect, and (i) any change in the market price or trading volume of Millie’s stock after the date of this Agreement shall not itself be deemed to be a Material Adverse Effect.

“Merger” has the meaning set forth in the Preamble hereof.

“Millie” means MaxWorldwide, Inc., a Delaware corporation.

“Millie Common Stock” means the common stock of Millie, $0.001 par value per share.

“Millie Designee” has the meaning set forth in the Stockholders Agreement.

“Millie Network” means the advertising network consisting of the advertising inventory of a collection of Web sites that are organized and managed as the Millie Network (including, without limitation, exclusive sites, non-exclusive sites and outsource partners); it being understood that Web sites in the Millie Network are (i) owned by a third party or by Millie or any of its Affiliates (including, without limitation, webMillion.com) and (ii) comprised of content intended primarily for users in the United States and Canada (provided, however, that certain Web sites in the Millie Network are located outside of the United States and Canada).

“Millie’s Objection Notice” has the meaning set forth in Section 2.11(e) hereof.

“Millie Online Business” means the business of (i) offering and selling advertising inventory to advertisers on a collection of Web sites that are organized and managed as the Millie Network, (ii) offering and selling advertising inventory to advertisers through email lists owned or operated by third parties or by Millie or any of its Affiliates (including, without limitation, webMillion.com), (iii) offering and performing advertising sales services on behalf of Web publishers for its Web sites that are part of the Millie Network or Web sites that are owned or operated by any Affiliate of Millie and (iv) offering and performing advertising sales services on behalf of email list owners and/or brokers for their email lists; provided, however, that the Millie Online Business shall exclude any services provided by other business units or divisions of Millie, including Millie’s offline or Direct division.

“Millie Online Employee Benefit Plans” has the meaning set forth in Section 3.17(a) hereof.

“Millie Online Financial Statements” has the meaning set forth in Section 3.6 hereof.

“Millie Requisite Vote” has the meaning set forth in Section 3.8 hereof.

“Millie Sub” means Millie Sub, LLC, a Delaware limited liability company.

“Millie Sub Operating Agreement” means the Limited Liability Company Agreement of Millie Sub, LLC, dated as of March 3, 2003, as amended from time to time.

“Millie Sub Intellectual Property” has the meaning set forth in Section 3.10(c)(i) hereof.

“Millie Sub Licensed Intellectual Property” has the meaning set forth in Section 3.10(b) hereof.

“Millie Sub Owned Intellectual Property Rights” has the meaning set forth in Section 3.10(b) hereof.

“Millie Sub Units” means units issued by Millie Sub representing each member’s limited liability company interest in Millie Sub.

“Net Working Capital” means cash, cash equivalents, prepaid expenses, security deposits and accounts receivable less all current liabilities, all as determined in accordance with GAAP except as expressly modified herein and expressly excluding all real property lease obligations.

“Preliminary Net Working Capital Amount” has the meaning set forth in Section 2.10 hereof.

“Net Working Capital Date” has the meaning set forth in Section 2.10 hereof.

“Preliminary Net Working Capital Statement” has the meaning set forth in Section 2.10 hereof.

“Permits” has the meaning set forth in Section 3.15(c) hereof.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or similar charges incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith to the extent accruals or reserves are included therefor on the Closing Date Balance Sheet; (b) pledges or deposits made in the ordinary course of business consistent with past practice; (c) Encumbrances of mechanics, materialmen, warehousemen or other like Encumbrances securing obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith; and (d) similar Encumbrances which are incurred in the ordinary course of business consistent with past practice and which do not in the aggregate materially detract from the value of such assets or properties or materially impair the use thereof in the operation of such business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Picasso Media” means Picasso Media Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of Millie, and a member of Millie Sub.

“Preliminary Balance Sheet” has the meaning set forth in Section 2.10 hereof.

“Purchase Price” has the meaning set forth in Section 2.8(a) hereof.

“Representatives” means with respect to any Person, its stockholders, employees, officers, directors, investment bankers, attorneys, agents, representatives or Affiliates.

“Security Agreement” has the meaning set forth in Section 2.8(h) hereof.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Stockholders Agreement” means the Stockholders Agreement in substantially the form attached hereto as Exhibit B.

“Subsidiary” means any corporation, association, trust, limited liability company, partnership, joint venture or other business association or entity at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by a Person.

“Superior Proposal” has the meaning set forth in Section 6.7(c)(ii) hereof.

“Surviving LLC” has the meaning set forth in Section 2.1 hereof.

“Takeover Proposal” has the meaning set forth in Section 6.7(c)(i) hereof.

“Taxes” means all federal, state, local, or foreign taxes, charges, fees, levies or other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, declaration, statement, report, schedule, form, information return or other document required to be supplied to any tax authority with respect to Taxes, including any amendments thereto.

“Termination Fee” has the meaning set forth in Section 8.2 hereof.

“Third Party Claim” has the meaning set forth in Section 10.4(a) hereof.

“Total Daily Impressions” has the meaning set forth in Section 5.2(k) hereof.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Stockholders Agreement, the Transition Services Agreement, the Security Agreement and the Financing Statement and any and all other documents or agreements executed in connection with the Merger.

“Transferred Intellectual Property” means the Intellectual Property set forth on Exhibit C including both the Millie Sub Owned Intellectual Property Rights and the Millie Sub Licensed Intellectual Property.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit D.

“Working Capital Surplus” has the meaning set forth in Section 2.11(a)(ii) hereof.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions set forth in this Agreement and in accordance with the Act, at the Effective Time, Evita Sub shall be merged with and into Millie Sub (together with Evita Sub, the “Constituent Companies”) in accordance with this Agreement and the separate existence of Evita Sub shall cease. Millie Sub shall survive the Merger and Millie Sub shall become a wholly-owned Subsidiary of Evita and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving LLC”). The Merger shall have the effects set forth in Section 18-209 of the Act.

2.2 Effective Time of the Merger. The Merger shall become effective on the date and at the time (the “Effective Time”) at which a properly executed certificate of merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware, or at such later date and time as may be specified therein. The Certificate of Merger filing shall be made on the Closing Date.

2.3 Closing. The closing of the Merger (the “Closing”) shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 E. 55th Street, First Floor, New York, NY 10022, on the third Business Day after the satisfaction or waiver of all of the conditions set forth in Article V hereof or at such other time and place as Evita and Millie may agree (the “Closing Date”).

2.4 Certificate of Formation. The certificate of formation of the Surviving LLC shall be amended and restated at and as of the Effective Time to read as did the certificate of formation of Evita Sub immediately prior to the Effective Time, unless and until amended as provided by Law, except that it shall provide that the name of the Surviving LLC shall be: “MaxOnline, LLC.”

2.5 Operating Agreement. The limited liability company agreement of the Surviving LLC shall be amended and restated at and as of the Effective Time to read as did the limited liability company agreement of Evita Sub immediately prior to the Effective Time, unless and until amended in accordance with its terms.

2.6 Managers. The managers of the Evita Sub at the Effective Time shall be the initial managers of the Surviving LLC and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the Surviving LLC or as otherwise provided by Law.

2.7 [Reserved].

2.8 Effect on membership interests. At the Effective Time, by virtue of the Merger and without any action on the part of any member or manager of either of the Constituent Companies:

(a) Conversion of Millie Sub Units. The Millie Sub Units outstanding immediately prior to the Effective Time shall be converted into the right to receive:

(i) an aggregate of Three Million Dollars ($3,000,000) in cash, subject to adjustment as provided in Section 2.10 (the “Closing Cash”), payable at Closing in accordance with Section 2.8(e); and

(ii) an aggregate of Two Million Dollars ($2,000,000) in cash, subject to adjustment as provided in Sections 2.10 and 2.11 (plus interest, if applicable, in accordance with the provisions of Section 2.8(f)) (the “Deferred Cash”), payable in accordance with Section 2.8(f); and

(iii) up to an aggregate of One Million Dollars ($1,000,000) in cash (plus interest, if applicable, in accordance with the provisions of Section 2.8(g)) (the “Contingent Cash,” and together with the Closing Cash and the Deferred Cash, the “Purchase Price”), payable in accordance with Section 2.8(g). Payment of the Purchase Price hereunder shall be the joint and several obligation of Evita, Bulldog and Evita Sub.

Each of the Millie Sub Units converted in accordance with this Section 2.8(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Millie Sub Units shall cease to have any rights with respect thereto, except the right to receive the Purchase Price set forth in this Section 2.8(a).

(b) [Reserved]

(c) Conversion of Evita Sub Membership Interests. The membership interests of Evita Sub (the “Evita Sub Membership Interests”) outstanding immediately prior to the Effective Time shall be converted into an identical number of membership interests of the Surviving LLC with the same rights, powers and privileges as the membership interests so converted and shall constitute the only outstanding membership interests of the Surviving LLC.

(d) [Reserved]

(e) Distribution. At the Effective Time, L90 and Picasso Media, upon surrender to Evita of the Millie Sub Units, shall be entitled (i) to immediately receive the Closing Cash, (ii) to receive the Deferred Cash in accordance with the provisions of Section 2.8(f) below and (iii) to receive the Contingent Cash in accordance with the provisions of Section 2.8(g) below.

(f) Deferred Cash. In addition to the Closing Cash and the Contingent Cash, the Millie Sub Units shall be converted at the Effective Time into the right to receive the Deferred Cash (including interest thereon as provided below), payable, at the election of Evita, (i) on the first anniversary of the Closing Date (the “First Anniversary”) or (ii) six (6) months following the First Anniversary. Payment of the Deferred Cash and interest accrued thereon shall be made without deduction, defense, set off or counterclaim (except as expressly provided in Sections 2.10, 2.11 and 10.6 hereof or Schedule 2.8(f) hereto), in lawful money of the United States of America, and in same day funds and delivered to L90 and Picasso Media (as former holders of the Millie Sub Units) by wire transfer to bank accounts of such holders, as specified by such holders from time to time, or at such other place as shall be designated by notice by such holders.

(i) Interest. Beginning on the Closing Date and until payment in full is made (before and after any Event of Default, before and after the First Anniversary and before and after judgment), interest will accrue on the Deferred Cash at the rate of eight percent (8%) per annum, calculated on the basis of the actual number of days elapsed and on the basis of a 365 day year; provided, however, that in the event that Evita does not pay the Deferred Cash (including all interest accrued thereon) on or before the First Anniversary, Evita shall pay interest, subject to Section 2.8(o), on the Deferred Cash (x) from the Closing Date up to the date of the First Anniversary at a rate of eight percent (8%) per annum and (y) from the date of the First Anniversary up to the date of actual payment of such amount (before and after judgment), at a rate per annum equal to four percent (4%) in excess of the eight percent (8%) per annum rate otherwise applicable to the Deferred Cash.

(ii) Prepayment. The Deferred Cash may be prepaid at the option of Evita, plus interest accrued and unpaid thereon to the date of such prepayment at any time in whole or from time to time in part, without premium or penalty. Any prepayment of the Deferred Cash shall be credited first upon interest accrued and the remainder, if any, upon the outstanding amount of the Deferred Cash.

(g) Contingent Cash. In addition to the Closing Cash and the Deferred Cash, the Millie Sub Units shall be converted at the Effective Time into the right to receive the Contingent Cash, which in no event shall exceed One Million Dollars ($1,000,000), (plus interest, if any), as provided below.

(i) For purposes of this Agreement, “Gross Billings” shall mean (x) gross billings for all advertising, products and services (net of sales allowances not to exceed 2% of gross billings) generated by the Millie Online Business (other than gross billings generated primarily through the efforts of employees of Evita or its Affiliates who are employed principally to service business units or divisions other than the Millie Online Business) and (y) to the extent not included in clause (x), gross billings for advertising, products and services (net of sales allowances not to exceed 2% of gross billings) generated by the former, current and/or future employees of the Millie Online Business (regardless of whether such gross billings relate to sales of advertising, products or services of the Millie Online Business or sales of advertising, products or services of any business unit or division of Evita or its Affiliates other than the Millie Online Business). Evita and Evita Sub shall follow the same invoicing and other billing procedures for the Millie Online Business as for their other businesses, which shall be in accordance with GAAP.

(ii) Subject to adjustment in accordance with Schedule 2.8(g), if Gross Billings for the period beginning on January 1, 2003 and ending on December 31, 2003 (the “Contingent Cash Period”) is equal to or exceeds Thirty-Five Million Dollars ($35,000,000) but is less than Forty Million Dollars ($40,000,000) (the “First Target Range”), then the Millie Sub Units shall have been converted into the right to receive an additional amount equal to Five Hundred Thousand Dollars ($500,000) in cash.

(iii) Subject to adjustment in accordance with Schedule 2.8(g), if Gross Billings for the Contingent Cash Period is equal to or exceeds Forty Million Dollars ($40,000,000) (the “Second

Target Range”), then the Millie Sub Units shall have been converted into the right to receive an additional amount equal to One Million Dollars ($1,000,000) in cash.

(iv) The Contingent Cash, if any, shall be paid by Evita to L90 and Picasso Media (as former holders of the Millie Sub Units), at the election of Evita, (i) within fifteen (15) days of the First Anniversary or (ii) after the fifteenth (15th) day following the First Anniversary but on or before the date six (6) months following the First Anniversary. In the event Evita elects to pay the Contingent Cash after the fifteenth (15th) day following the First Anniversary but on or before the date six (6) months following the First Anniversary, Evita shall pay interest, subject to Section 2.8(o), on the Contingent Cash from the First Anniversary Date up to the date of actual payment (before and after judgment) of the Contingent Cash (including all interest accrued thereon), at a rate per annum equal to twelve percent (12%). Payment of the Contingent Cash (including interest accrued thereon) shall be made without deduction, defense, set off or counterclaim (except as expressly provided in Sections 2.10 and 2.11 hereof), in lawful money of the United States of America, and in same day funds and delivered to L90 and Picasso Media (as former holders of the Millie Sub Units) by wire transfer to bank accounts of such holders, as specified by such holders from time to time, or at such other place as shall be designated by notice by such holders.

(v) Millie shall have the right to dispute Evita’s calculation of Gross Billings. In the event of any such dispute by Millie, Millie and Evita shall negotiate in good faith for thirty (30) days to resolve such dispute. Notwithstanding the provisions of Article X hereof, to the extent Millie and Evita are unable to resolve such dispute within such 30 day period, Millie and Evita shall select a nationally recognized independent accounting firm (other than an accounting firm then engaged by Millie or Evita) to resolve such dispute within thirty (30) days after submission to the accounting firm by the parties. The determination of such accounting firm as to the calculation of Gross Billings shall be conclusive and binding upon the parties for purposes of this Section 2.8(g). The fees and expenses of the accounting firm shall be borne equally by Millie and Evita.

(h) Security for Deferred Cash, Contingent Cash and Working Capital Surplus. Evita’s obligation to pay the Deferred Cash and interest hereunder and, if payable, the Contingent Cash and, if applicable, interest thereon, and the Working Capital Surplus shall be secured by a first priority security interest (junior only to current and future capital leases permitted in accordance with Section 7.4(a) below) granted by Evita and Millie Sub to L90, Millie and Picasso Media (as former holders of Millie Sub Units), or such other collateral agent appointed by L90 and Picasso Media, in certain assets of Evita and Millie Sub pursuant to a security agreement substantially in the form of Exhibit E attached hereto (the “Security Agreement”).

(i) Events of Default. Each of the following events shall be defined as an “Event of Default:”

(i) A default made in the due and punctual payment of the Deferred Cash when and as the same shall become due and payable; or

(ii) A default made in the due and punctual payment of the Contingent Cash, if the same shall become due and payable; or

(iii) A default made in the due and punctual payment of any interest on the Deferred Cash or Contingent Cash when and as such interest shall become due and payable; or

(iv) A default made in the due and punctual payment of the Working Capital Surplus; or

(v) A default made in the due and punctual performance of any covenant or agreement in the Security Agreement, and such default shall continue for more than the period of notice and/or grace, if any, therein specified and shall not have been waived; or

(vi) Other than on the basis of any breach of this Agreement or any Transaction Document hereunder by Millie, Millie Sub (on or prior to the Effective Time), Picasso Media or L90, the validity or enforceability of this Agreement or any other Transaction Document is contested by Evita or Evita Sub or any security holder or creditor of Evita or Evita Sub or any action, suit or proceeding is commenced by Evita or Evita Sub that alleges or contends that this Agreement or any other Transaction Document is no longer in full force or effect or is null and void or Evita or Evita Sub denies that it has any further liability or obligation under this Agreement; or

(vii) Evita or any of its Subsidiaries (x) files a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or files an answer consenting to, admitting the material allegations of, or otherwise not controverting, or fail timely to controvert, a petition filed against it seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or (y) files such a petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America, or State thereof, or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with its creditors; or

(viii) An order for relief is entered against Evita, Bulldog or any of their Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law, or by a court having jurisdiction which is not stayed, adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under, the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof, or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of Evita, Bulldog or any of their Subsidiaries or any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs or upon the expiration of thirty (30) days after the filing of any involuntary petition against it seeking any of the relief specified in Section 2.8(i)(vi) or this Section 2.8(i)(vii) hereof without the petition being dismissed prior to that time; or

(ix) Evita, Bulldog or any of their Subsidiaries (v) makes a general assignment for the benefit of its creditors, (w) consents to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee or custodian of Evita or any of its Subsidiaries of all or a substantial part of its property, or (x) admits its insolvency or inability to pay its debts generally as such debts become due, or (y) fails generally to pay its debts as such debts become due, or (z) takes any action (or if such action is taken by its directors or stockholders) looking to the dissolution or liquidation of Evita, Bulldog or any of their Subsidiaries.

(j) Remedies.

(i) Except in the case of an Event of Default described in Section 2.8(i)(vi) or 2.8(i)(vii), upon the occurrence of an Event of Default, at the option of Millie exercised by written notice to Evita, the unpaid amount of the Deferred Cash (including the interest accrued thereon), the Contingent Cash (if payable, including the interest accrued thereon (if applicable) and the Working Capital Surplus shall forthwith become due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Evita anything herein to the contrary notwithstanding, and Evita will forthwith pay to the L90 and Picasso Media (as former holders of Millie Sub Units) the entire outstanding amount of, and interest accrued on, the Deferred Cash, the Contingent Cash (if payable) and the Working Capital Surplus; and

(ii) In the case of an Event of Default described in Section 2.8(i)(vi) or 2.8(i)(vii), the Deferred Cash (including all accrued interest thereon), the Working Capital Surplus and a percentage of the Contingent Cash (including all accrued interest thereon) shall automatically become immediately due and payable without presentment, demand, or notice of any kind, all of which are hereby expressly waived by Evita. For purposes of this Section 2.8(j)(ii), if the Event of Default occurs after December 31, 2003, then the Contingent Cash (including all accrued interest thereon) to be due and payable shall be calculated in accordance with the provisions of Section 2.8(g) and if the Event of Default occurs prior to January 1, 2004, then the amount of the Contingent Cash to be due and payable shall be calculated in accordance with the provisions of Section 2.8(g), provided, however, that if the Event of Default occurs prior to January 1, 2004, then the amount of Gross Billings shall be multiplied by a fraction, the numerator of which shall be 365 and the denominator of which shall be the number of days from January 1, 2003 to the date of the Event of Default.

(k) Enforcement. If any one or more Events of Default shall have occurred, L90 and Picasso Media (as former holders of Millie Sub Units) may proceed to protect and enforce their rights by suit in equity or action at law or the employment of any other available right or remedy, as such holders shall deem most effective to protect and enforce any such rights. Evita promises to pay all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in the collection and enforcement of the Deferred Cash (including interest thereon), the Working Capital Surplus and, if payable, the Contingent Cash (including interest thereon).

(l) Foreclosure of Security Interest. Without limiting any other rights L90 or Picasso Media (as former holders of the Millie Sub Units) may have under this Agreement, upon the occurrence of any Event of Default, L90 or Picasso Media (as a holder of the Millie Sub Units) may enforce its rights under the Security Agreement or under the UCC (as defined in the Security Agreement).

(m) Remedies Cumulative. No right, power or remedy conferred upon L90 and Picasso Media (as former holders of the Millie Sub Units) shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or now or hereafter available at law or in equity or by statute or otherwise.

(n) Remedies Not Waived. No course of dealing between Evita and Millie or L90 or Picasso Media (as former holders of any Millie Sub Units), and no delay in exercising any right, power or remedy conferred herby or now or hereafter existing at law or in equity or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy, and no single or partial exercise of any right, power or remedy shall preclude any other or further exercise of the same or any other right, power or remedy available to L90 and Picasso Media hereunder and under the Security Agreement.

(o) Interest Limitation. Anything in this Agreement to the contrary notwithstanding, in no event whatsoever shall the interest and other charges agreed to be paid by Evita hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or other charges paid or contracted to be paid by Evita in respect of the Deferred Cash or the Contingent Cash shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or other charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by L90 or Picasso Media (as former holders of the Millie Sub Units) that exceed such maximum amounts shall be applied to the reduction of the unpaid amount of the Deferred Cash or the Contingent Cash (as the case may be) and/or refunded to Evita so that at no time shall the interest or other charges paid or payable in respect of the Deferred Cash or the Contingent Cash (as the case may be) exceed the maximum amounts permitted from time to time by applicable law.

2.9 Closing of Millie Sub Transfer Books. At the Effective Time, the Millie Sub Unit transfer books of Millie Sub shall be closed and no transfer of Millie Sub Units shall thereafter be made. If, after the Effective Time, Millie Sub Units are presented to the Surviving LLC, they shall be cancelled and exchanged for the consideration set forth in Section 2.8(a).

2.10 Preliminary Net Working Capital Amount. At least three (3) days before the Effective Time, Millie will prepare and deliver to Evita a certificate computed in a manner consistent with Exhibit F, signed by Millie’s Chief Financial Officer, including (x) an estimated unaudited balance sheet of Millie Sub immediately prior to the Effective Time (the “Net Working Capital Date”) prepared in accordance with GAAP (except (i) for the absence of footnotes and year-end audit adjustments, (ii) with respect to accounts receivable, only Gross AR (as defined below) will be included on the balance sheet, (iii) all Gross AR outstanding and uncollected for more than one hundred twenty (120) days as of the Net Working Capital Date (other than Gross AR from Evita or any of its Affiliates (“Evita Gross AR”)) shall be reserved 100% and all other accounts receivable shall have no reserve and (iv) with respect to accounts payable (the “AP”), all Net AP (as defined below) outstanding and unpaid as of the Net Working Capital Date for which there is an associated Gross AR that remains outstanding and uncollected for more than one hundred twenty (120) days as of the Net Working Capital Date shall not be included on the balance sheet) and on a basis consistent with the Millie Online Financial Statements (the “Preliminary Balance Sheet”), and (y) a reasonably detailed estimated calculation of the Net Working Capital of Millie Sub immediately prior to the Effective Time based on the Preliminary Balance Sheet (such statement being the “Preliminary Net Working Capital

Statement” and such amount being the “Preliminary Net Working Capital Amount”) including supporting documentation with respect thereto. In connection with Millie’s computation of the Preliminary Net Working Capital Amount, Bill Mitchell and Tom Brophy or their respective designees will consult and cooperate, in good faith, with respect to Millie’s computation of the Preliminary Net Working Capital Amount pursuant to this Section 2.10. For purposes of this Section 2.10 and Section 2.11 below:

“Gross AR” shall mean accounts receivable from advertising customers of Millie or its Subsidiaries that have been or will be transferred to Millie Sub prior to the Effective Time that relate to advertising sales by Millie or its Subsidiaries in connection with the Millie Online Business.

“Net AP” shall mean accounts payable to advertising customers of Millie or its Subsidiaries that have or will be transferred to Millie Sub prior to the Effective Time that relate to advertising sales by Millie or its Subsidiaries in connection with the Millie Online Business for which Millie or its Subsidiaries are not obligated to compensate its inventory partners unless and until Millie and its Subsidiaries collect from such advertising customers.

In the event that the Preliminary Net Working Capital Amount set forth on the Preliminary Net Working Capital Statement is less than $1,800,000 (any such difference, the “Net Working Capital Deficit”), Millie will cause L90 and/or Picasso Media to contribute in cash an amount equal to the Net Working Capital Deficit to Millie Sub prior to the Effective Time.

2.11 Final Net Working Capital Adjustment.

(a) Within one hundred and fifty (150) days following the Effective Time, Evita will prepare and deliver to Millie a certificate computed in a manner consistent with Exhibit F, signed by Evita’s Chief Financial Officer, including (x) an unaudited balance sheet of Millie Sub as of the Effective Time prepared in accordance with GAAP (except (i) for the absence of footnotes and year-end audit adjustments, (ii) with respect to accounts receivables, only Gross AR collected and received by Evita between the Effective Time and the date one hundred and twenty (120) days following the Effective Time (“Collected Gross AR”) and all Evita Gross AR will be included on the balance sheet (with no reserve applied to such Collected Gross AR or the Evita Gross AR), (iii) no Gross AR other than the Collected Gross AR and the Evita Gross AR will be included on the balance sheet and (iv) with respect to AP, only (A) AP paid by Evita or Evita Sub between the Effective Time and the date one hundred and twenty (120) days following the Effective Time and (B) outstanding and unpaid AP as of the date one hundred and twenty (120) days following the Effective Time for which Gross AR associated with such AP has been collected and received by Evita or Evita Sub on or before the date one hundred and twenty (120) days following the Effective Time shall be included on the balance sheet (the “Closing Date Balance Sheet”), and (y) a reasonably detailed calculation of the Net Working Capital of Millie Sub as of the Effective Time based on the Closing Date Balance Sheet including supporting documentation with respect thereto (such statement being the “Final Net Working Capital Statement” and such amount, which amount shall include the amount of any Net Working Capital Deficit contributed to Millie Sub pursuant to Section 2.10 hereof, being the “Final Net Working Capital Amount”).

Upon determination of the Final Net Working Capital Amount pursuant to Section 2.11(a) above:

(i) in the event that the Final Net Working Capital Amount set forth on the Final Net Working Capital Statement is less than zero, then for each such dollar the Final Net Working Capital Amount is below zero (x) Millie shall pay to Evita an amount equal to the Final Net Working Capital Amount within five (5) Business Days by wire of immediately available funds, or, (y) at the election of Evita, the amount of the Deferred Cash shall be reduced by one dollar; and

(ii) in the event that the Final Net Working Capital Amount set forth on the Final Net Working Capital Statement exceeds zero, then for each such dollar the Final Net Working Capital Amount exceeds zero (such excess, the “Working Capital Surplus”), Evita shall pay to Millie an amount equal to the Final Net Working Capital Amount within one (1) year following the Closing Date by wire of immediately available funds.

(b) Other than as provided in Section 2.11(f), all costs and expenses of Evita relating to determining the Final Net Working Capital Amount shall be paid by Evita and all costs and expenses of Millie relating to determining the Final Net Working Capital Amount shall be paid by Millie.

(c) Millie, its independent public accountants and its other representatives, shall have the right to review the books and records of Millie Sub to audit the computation of the Final Net Working Capital Amount, including, without limitation, the determination of the applicable components thereof (the “Audit”). Subject to Section 2.11(f), any Audit shall be at Millie’s sole cost and expense. Millie shall notify Evita within thirty (30) days after receipt of the notice from Evita setting forth the Final Net Working Capital Amount if it elects to conduct the Audit, and shall have thirty (30) days after receipt of the notice from Evita setting forth the Final Net Working Capital Amount to conduct the Audit (the “Audit Period”).

(d) If Millie objects to any aspect of the Final Net Working Capital Amount as initially determined by Evita, Millie must deliver to Evita a written notice of such objection (the “Millie’s Objection Notice”) setting forth in reasonable detail such objections prior to the termination of the Audit Period, or if Millie does not conduct an Audit, within thirty (30) days after receipt of the notice from Evita setting forth the Final Net Working Capital Amount. If no Millie’s Objection Notice is delivered to Evita by Millie within the 30 day period, Millie shall be deemed to have accepted the Final Net Working Capital Amount delivered by Evita. If a Millie’s Objection Notice is delivered to Evita by Millie within such specified period, Millie and Evita shall use their respective reasonable best efforts to resolve all objections and disputes relating to the Final Net Working Capital Amount. If Millie and Evita do not reach a final resolution of all such objections and disputes within forty-five (45) days after delivery of Millie’s Objection Notice to Evita, Millie and Evita shall submit the dispute to a mutually agreed upon accounting firm (which shall in any event not be Millie’s or Evita’s independent accounting firm) (the “Independent Accounting Firm”) for resolution. Such Independent Accounting Firm shall calculate the Final Net Working Capital Amount consistent with Exhibit F and Section 2.11(a). No other documents shall be submitted to the Independent Accounting Firm, either unilaterally or at the Independent Accounting Firm’s request, unless such document is also simultaneously submitted to the other party. The Independent Accounting Firm’s decision shall be rendered within thirty (30) days after submission. The decision of the Independent Accounting Firm shall be set forth in writing and shall be conclusive and binding upon Millie and Evita, and each of Millie and Evita hereby irrevocably waives any right to appeal such decision. The Final Net Working Capital Amount shall be revised as appropriate to reflect the resolution of any such objections among the parties or by the Independent Accounting Firm.

(e) In the event Millie and Evita submit a dispute on the Final Net Working Capital Amount to the Independent Accounting Firm for resolution as provided herein, Millie and Evita shall pay for the fees and expenses of the Independent Accounting Firm as follows:

(i) if the Independent Accounting Firm resolves the dispute in favor of Millie, Evita shall be responsible for all of the fees and expenses of the Independent Accounting Firm;

(ii) if the Independent Accounting Firm resolves the dispute in favor of Evita, Millie shall be responsible for all of the fees and expenses of the Independent Accounting Firm; and

(iii) if the Independent Accounting Firm resolves the dispute so that Millie and Evita both prevail in part, the Independent Accounting Firm shall allocate the fees and expenses between Millie and Evita, as it reasonably determines.

2.12 Additional Cash.

(a) During the period beginning on the date one hundred twenty (120) days following the Effecting Date and ending on the first anniversary of the Effective Time (the “Collection Period”), Evita shall pay to Millie, or such other Person as Millie may direct, within fifteen (15) days following the end of each calendar month (each, a “Collection Month”) during the Collection Period, an amount equal to the product obtained by multiplying the Gross AR collected by Evita or Evita Sub (less all reasonable third party collection costs incurred by Evita or Evita Sub in connection with the collection of such Gross AR) (“Collected Accounts Receivable”) during each such applicable Collection Month by seventy percent (70%); provided, however, that if such Collected Accounts

Receivable relates to advertising sales by Millie or its Subsidiaries in connection with the Millie Online Business for which Millie or its Subsidiaries are not obligated to compensate its inventory partners unless and until Millie and its Subsidiaries collect from such advertising customers (“Collected Net AR”), then the amount payable by Evita to Millie pursuant to this Section 2.12 with respect to such Collected Net AR shall equal the product obtained by multiplying seventy percent (70%) by the difference of (x) the Collected Net AR, less (y) the Net AP related to such Collected AR. The sum of all payments made to Millie under this Section 2.12 shall be referred to as the “Additional Cash.”

(a) Evita acknowledges and agrees that if, during the Collection Period, it or any of its Subsidiaries should collect or receive any amount from a client with whom Evita or any of its Subsidiaries has an outstanding accounts receivable balance, then such collected amount shall be treated as a Collected Accounts Receivable for which payment shall be made by Evita to Millie pursuant to this Section 2.12 if (x) such client designates that its payment is being made against a Gross AR acquired by Evita Sub hereunder or (y) in the absence of any designation by such client, if Evita determines (in accordance with this Section 2.12) that client intends such payment to be made against a Gross AR acquired by Evita Sub. If (a) such client designates that its payment is being made against an account receivable that was not acquired by Evita Sub hereunder, or (b) in the absence of any designation by such client, if Evita determines (in accordance with this Section 2.12) that client does not intend such payment to be made against a Gross AR acquired by Evita Sub hereunder, then such payment shall not be treated as a Collected Accounts Receivable for which payment shall be made pursuant to this Section 2.12. If such client fails to specify whether such payment is being made against an outstanding Gross AR balance or fails to specify which account receivable balance is being paid if there is more than one account receivable balance applicable to such client, Evita shall act in good faith and reasonably to determine whether such client intends such payment to be made against an outstanding Gross AR acquired by Evita Sub hereunder and, if there is more than one account receivable balance applicable to such client, which account receivable balance is being paid. In all instances, the specification made by each client as to which account receivable it is paying shall be binding on the parties hereto for purposes of this Section 2.12.

(b) From and after the Effective Date, Evita shall treat, and use the same efforts to collect, all Gross AR acquired by Evita Sub pursuant to this Agreement in the same manner as Evita treats and attempts to collect its own accounts receivable. Within fifteen (15) days following the end of each calendar month during the Collection Period, Evita shall provide a written report to Millie with each payment of Additional Cash for the calendar month preceding such report, each such report to show in reasonable detail the customer payment information, including the individual amounts received by Evita, customer names and invoice numbers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF MILLIE, L90 AND PICASSO MEDIA

Millie, L90 and Picasso Media each represents and warrants to Evita, as of the date hereof and, except where such representation and warranty is made as of a specified earlier date, as of the Effective Time, as follows:

3.1 Capitalization.

(a) Annex A attached hereto is an accurate and complete list of the members of Millie Sub and is an accurate and complete list of their respective membership interests in Millie Sub and the number of Millie Sub Units representing such membership interests held by such members as of the date of this Agreement. Immediately prior to the Closing, Millie Sub will have no Millie Sub Units authorized, issued or outstanding other than those held by Picasso Media and L90. All of the Millie Sub Units will be duly authorized, validly issued and are fully paid and nonassessable as of the Closing.

(b) Other than the issuance of the Millie Sub Units in connection with the Assignment and Assumption Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any Millie Sub Units or any other interest in Millie Sub, or arrangements by which Millie Sub is or may become bound to issue additional Millie Sub Units, nor are any such issuances or arrangements contemplated, (ii) Millie Sub has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, (iii) Millie Sub has not reserved any Millie Sub Units for issuance pursuant to any equity option plan or similar arrangement, and (iv) Millie Sub has no obligation (contingent or otherwise) to acquire any equity securities or other securities of any other Person or any direct or indirect equity or ownership interest in any other business.

3.2 Ownership of Membership Interests.

(a) Upon the Closing, there will be 1,000 Millie Sub Units outstanding, which will represent all of the limited liability company interests of Millie Sub;

(b) Upon the Closing, the Millie Sub Units will be owned of record and beneficially by L90 and Picasso Media, free and clear of any liens, claim, judgment, charge, mortgage, security interest, pledge, escrow or other encumbrance (collectively, “Encumbrances”);

(c) All of the issued and outstanding shares of L90 and Picasso Media are owned of record and beneficially by Millie, free and clear of any Encumbrances; and

(d) Upon the Closing, Evita will have good and valid title to the Millie Sub Units.

3.3 Organization. Each of Millie, L90 and Picasso Media is a corporation validly existing and in good standing under the DGCL. Millie Sub is a limited liability company validly existing and in good standing under the Act. Each of Millie, L90, Picasso Media and Millie Sub is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Millie Online Business. Schedule 3.3 sets forth a true and complete list of all foreign jurisdictions in which Millie Sub will be so qualified or licensed and in good standing as of the Closing Date.

3.4 Millie Sub Subsidiaries. Millie Sub has no Subsidiaries and has no equity interest, directly or indirectly, in any corporation, partnership, joint venture, limited liability company or other Person.

3.5 No Violation; Consents. Except as set forth on Schedule 3.5, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which Millie, L90, Picasso Media or Millie Sub is a party, nor the consummation by them of their respective obligations hereunder or thereunder or the transactions contemplated hereby or thereby requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than the filing of the Certificate of Merger, and except as set forth on Schedule 3.5, no such consent, authorization, exemption, filing or notice is necessary to enable the Surviving LLC to conduct the Millie Online Business after the Closing in a manner consistent with that in which it is presently conducted.

3.6 Millie Online Financial Statements. Schedule 3.6 includes (i) an unaudited balance sheet of the Millie Online Business as of December 31, 2001, (ii) unaudited statements of operations and cash flows of the Millie Online Business for the year ended December 31, 2001, (iii) an unaudited balance sheet of the Millie Online Business as of December 31, 2002 and (iv) unaudited statements of operations and cash flows of the Millie Online Business for the period beginning on January 1, 2002 and ending on December 31, 2002 (collectively, the “Millie Online Financial Statements”). For purposes of subsections (i), (ii), (iii) and (iv), however, the Millie Online Financial Statements shall be consolidated and include information relating to Millie’s offline MaxDirect business and will not include any information relating to the business operated by DoubleClick prior to July 11, 2002. The Millie Online Financial Statements were prepared in conformity with GAAP (except for the absence of footnotes, year-end audit adjustments and adjustments customary for “carve-out” financial statements) and, subject to the immediately preceding sentence, fairly present, in all material respects, the financial position and results of operations of the Millie Online Business as of the dates, and for the periods, referred to therein. Schedule 3.6(a) sets forth, in all material respects, the aggregate amount of accounts receivable of the Millie Online Business written off during the period commencing July 1, 2002 and ending September 30, 2002. The amount on Schedule 3.6(a) also sets forth the aggregate amount of accounts receivable of the Millie Online Business written off during the period commencing October 1, 2002 and ending December 31, 2002.

3.7 Title to Property and Assets; Condition and Sufficiency of Assets.

(a) As of the Closing, after consummation of the Assignment and Assumption Agreement, the Surviving LLC will own the personal property and assets reflected as owned in the Millie Online Financial Statements, including, without limitation, all assets identified in the Assignment and Assumption Agreement, but excluding all assets previously used in Millie’s offline MaxDirect business that were sold to American List Counsel, Inc. or its Affiliates. All such personal property and assets will be owned free and clear of all Encumbrances, except Permitted Encumbrances. With respect to any real property, Millie Sub is not in material violation of any of its leases.

(b) Set forth on Schedule 3.7 hereto is a complete and accurate list of all leases, subleases, licenses and other agreements under which Millie, L90, Picasso Media or Millie Sub uses or occupies or has the right to use or occupy any real property in connection with the Millie Online Business. As of the Closing, after consummation of the Assignment and Assumption Agreement, the Surviving LLC will have the same rights to use or occupy any such property in connection with the Millie Online Business as did Millie, L90, Picasso Media or Millie Sub prior to the Closing.

(c) As of the Closing, the Assignment and Assumption Agreement (i) is in full force and effect and is enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and (ii) was duly and validly executed and delivered to Millie Sub. As of the Closing, those items identified in the Assignment and Assumption Agreement will have been duly and properly assigned by L90 and Picasso Media to Millie Sub pursuant to such agreement.

(d) Except as set forth on Schedule 3.7, as of the Closing, after consummation of the Assignment and Assumption Agreement, the personal property and assets of the Millie Sub, including the Contracts set forth on Schedule 3.11(a) and the Millie Sub Intellectual Property, will constitute all of the material assets, tangible and intangible, sufficient for the continued conduct of the Millie Online Business immediately following the Closing in substantially the same manner as currently conducted.

3.8 Authorization; Enforcement.

(a) Subject to the approval of the Merger by the holders of a majority of the outstanding shares of Millie Common Stock (the “Millie Requisite Vote”) and the receipt by Millie from Allen & Company Incorporated of the Fairness Opinion (as defined in Section 5.1(j) hereof), each of Millie, L90, Picasso Media and Millie Sub has all requisite corporate power and authority (or limited liability company power and authority with respect to Millie Sub) to enter into this Agreement and the other Transaction Documents to which it is a party and has taken all necessary corporate action (or limited liability company action with respect to Millie Sub) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(b) This Agreement and the other Transaction Documents to which Millie, L90, Picasso Media or Millie Sub is a party have been duly executed and delivered by Millie, L90, Picasso Media and Millie Sub and constitute the valid and binding obligations of Millie, L90, Picasso Media and Millie Sub, enforceable against Millie, L90, Picasso Media and Millie Sub, respectively, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(c) The board of directors (or managers with respect to Millie Sub) of each of Millie, L90, Picasso Media and Millie Sub, and the stockholders (or members with respect to Millie Sub) of L90, Picasso Media and Millie Sub have approved and taken all corporate action (or limited liability company action with respect to Millie Sub) required to be taken by such board of directors, stockholders, managers and members (as applicable) for the consummation of the transactions contemplated by this Agreement. Millie’s board of directors has unanimously declared advisable, adopted and approved the Merger and this Agreement and has unanimously recommended that Millie’s stockholders approve the Merger and adopt this Agreement.

3.9 No Conflicts. The execution, delivery and performance of this Agreement by Millie, L90, Picasso Media and Millie Sub and the other Transaction Documents to which it is a party do not and the consummation of the transactions contemplated hereby will not (a) conflict with or result in a violation of the certificate of incorporation or bylaws of Millie, L90 or Picasso Media (or the certificate of formation of Millie Sub or the Millie Sub Operating Agreement), as the case may be, (b) except as set forth on Schedule 3.9 hereof, conflict with or result in the material breach of the terms, conditions or provisions of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or materially impair Millie or any of its Subsidiaries’ rights or materially alter the rights or obligations of any third party under, any material Contract relating to the Millie Online Business to which Millie or any of its Subsidiaries is a party which would have a Material Adverse Effect on the Millie Online Business, (c) except as set forth on Schedule 3.9 hereof, conflict with or violate any Law applicable in any material respect to the Millie Online Business or by which any material property or asset of Millie or any of its Subsidiaries relating to the Millie Online Business is bound or affected, (d) result in the creation of any Encumbrance upon any of the assets of Millie or any of its Subsidiaries relating to the Millie Online Business, (e) cause any of the assets relating exclusively to the Millie Online Business owned by Millie, L90, Picasso Media or Millie Sub to be reassessed or revalued by any Tax authority or other Governmental Entity, or (f) result in the imposition or creation of any Encumbrance upon any of the assets relating to the Millie Online Business owned or used by Millie or any of its Subsidiaries.

3.10 Intellectual Property.

(a) Except as set forth in Schedule 3.10, all of Millie’s and its Subsidiaries’ registered trademarks, trademark applications and registered copyrights included in the Transferred Intellectual Property are valid and remain in good standing with all fees and filings due as of the date hereof duly paid and made, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Exhibit C sets forth an accurate and complete listing and a summary description of all Intellectual Property used in the Millie Online Business, including an indication of whether such Intellectual Property is owned by Millie or a Millie Subsidiary, or a third party, and a listing of each license or other agreement or arrangement relating to such Intellectual Property to which Millie or any Millie Subsidiary is a party.

(b) All items and rights in the Transferred Intellectual Property are: (i) owned by Millie or its Subsidiaries (the “Millie Sub Owned Intellectual Property Rights”); (ii) in the public domain; or (iii) rightfully used by Millie or its Subsidiaries pursuant to a valid license or other agreement other than software programs which are readily commercially available or for which substitutes are available from more than one source (the “Millie Sub Licensed Intellectual Property”).

(c) Except as set forth on Schedule 3.10:

(i) immediately following the Closing, Evita or the Surviving LLC will own or have the right to use the Millie Sub Owned Intellectual Property Rights and the Millie Sub Licensed Intellectual Property (collectively, the “Millie Sub Intellectual Property” or the “Transferred Intellectual Property”) free and clear of all Encumbrances;

(ii) neither Millie, L90, Picasso Media nor Millie Sub has received written notice from any Person regarding any actual or potential infringement or misappropriation by Millie or any of its Subsidiaries of the Intellectual Property of that or another Person that is material to the Millie Online Business; and

(iii) neither Millie nor any of its Subsidiaries has received written notice from any Person regarding any assertion or claim challenging the validity of any Millie Sub Intellectual Property.

3.11 Contracts.

(a) Schedule 3.11(a) contains a complete and accurate list, as of the date of this Agreement or such other date expressly set forth in this clause (a), of the following to which Millie or any of its Subsidiaries is a party :

(i) each Contract (other than email and Web site sales representation Contracts and related insertion orders) relating to the Millie Online Business that involves performance of services or delivery of goods or materials by Millie or any of its Subsidiaries in the twelve (12) month period prior to the date of this Agreement of an amount or value in excess of $50,000;

(ii) each Contract relating to the Millie Online Business that was not entered into by Millie or any of its Subsidiaries in the ordinary course of business and that involves expenditures or receipts in excess of $10,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract relating to the Millie Online Business and affecting Millie’s or any of its Subsidiaries’ ownership of, leasing of, title to, use of, or any leasehold or other interest in, by Millie or any of its Subsidiaries, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate annual payments of less than $10,000);

(iv) each joint venture, partnership, and other Contract relating to the Millie Online Business and involving a sharing of profits, losses, costs, or liabilities by Millie or any of its Subsidiaries with any other Person;

(v) each Contract relating to the Millie Online Business and containing covenants that in any way purport to restrict the business activity of Millie or any of its Subsidiaries or limit the freedom of Millie or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(vi) each power of attorney with respect to Millie Sub that is currently effective and outstanding;

(vii) each Contract for capital expenditures by Millie Sub in excess of $10,000;

(viii) each written indemnification, warranty, guaranty, and other similar undertaking with respect to contractual performance extended by Millie or any of its Subsidiaries and relating to the Millie Online Business (other than in the ordinary course of business);

(ix) each email and Web site sales representation Contract relating to the Millie Online Business that involves performance of services or delivery of goods or materials by Millie or any of its Subsidiaries in the three (3) month period ended December 31, 2002 of an amount or value in excess of $40,000;

(x) each ad sales insertion order relating to the Millie Online Business that involves performance of services or delivery of goods or materials by Millie or any of its Subsidiaries in the three (3) month period prior ended December 31, 2002 an amount or value in excess of $40,000;

(xi) the names of each Web publisher, advertiser and advertising network that has a Contract relating to the Millie Online Business as of March 5, 2003; and

(xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing, except for any changes to insertion orders issued in the ordinary course of operation of the Millie Online Business.

(b) Except as set forth in Schedule 3.11(b) and except for such Contracts that expire by their terms prior to the Closing, each Contract identified or required to be identified in Schedule 3.11(a) is in full force and effect and is valid and enforceable against Millie or its Subsidiary, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally. Neither Millie nor any of its Subsidiaries, as the case may be, is in default in any material respect under the terms of any Contract required to be disclosed pursuant to Section 3.11(a), nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any material default thereunder.

(c) Except as set forth in Schedule 3.11(c), no consent by, notice to or approval from any third party is required under any Contract required to be disclosed pursuant to Section 3.11(a) as a result of or in connection with the execution, delivery or performance of this Agreement, any other Transaction Document to which Millie or any of its Subsidiaries is a party and the consummation of the Merger and the other transactions contemplated hereby and such Contracts shall continue in full force and effect after the consummation of the Merger and the other transactions contemplated hereby.

(d) None of Millie, L90, Picasso Media or Millie Sub has any knowledge of any material default under any material Contract required to be disclosed pursuant to Section 3.11(a) by any third party nor is any director or senior executive of Millie, L90, Picasso Media or Millie Sub aware of any fact, condition or event, including, without limitation, the execution, delivery and performance of this Agreement and the consummation of the Merger, that could reasonably be expected to result in the termination of any such Contract.

(e) Millie Sub is not a party to or bound by any Contract for the employment (including as a consultant) of any manager, officer, employee or agent of Millie Sub (including, without limitation, collective bargaining agreements) and no present or former manager, officer, employee or agent of Millie Sub is or would be eligible to receive, or has received, as a result of the consummation of the Merger or any of the other transactions contemplated hereby, any severance pay, lump-sum or other similar payment, compensation or other remuneration from the Millie Sub.

3.12 Absence of Certain Developments. Since December 31, 2002 until the date of this Agreement, there has been no change or development which has had a Material Adverse Effect on the Millie Online Business. Since December 31, 2002 until the date of this Agreement, Millie and its Subsidiaries have conducted the Millie Online Business in the ordinary and usual course consistent with past practices and (with respect to the Millie Online Business) has not (a) sold, leased, transferred or otherwise disposed of any of the material assets (other than dispositions in the ordinary course of business consistent with past practices), (b) suffered any loss, damage or destruction, whether or not covered by insurance, to the properties or assets used in the Millie Online Business, (c) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, (d) incurred, created or suffered to exist any Encumbrances, other than Permitted Encumbrances, (e) made or obligated itself to make any capital expenditures in excess of $10,000 individually or in the aggregate or (f) entered into any agreement to do any of the foregoing.

3.13 No Undisclosed Liabilities. Except as set forth on Schedule 3.13 and in the Millie Online Financial Statements, (i) at December 31, 2002, neither Millie (with respect to the Millie Online Business) nor any of its Subsidiaries (with respect to the Millie Online Business) had any liability (whether absolute, accrued, contingent, or otherwise, and whether then due or to become due) nor any loss contingency, except as reflected in the Millie Online Financial Statements, which would be required to be included therein in accordance with generally accepted accounting principles, consistently applied with prior periods and (ii) since December 31, 2002, neither Millie (with respect to the Millie Online Business) nor any of its Subsidiaries (with respect to the Millie Online Business) has incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, known or unknown, contingent or otherwise and whether or not required to be reflected in the Millie Online Financial Statements in accordance with GAAP other than liabilities or obligations incurred in the ordinary course of business in accordance with past practices. Millie Sub has no liabilities except for those liabilities assumed pursuant to the Assignment and Assumption Agreement, which liabilities relate to the Millie Online Business.

3.14 Litigation. Except as set forth on Schedule 3.14, there is no claim, action, proceeding, lawsuit, inquiry, arbitration or investigation before or by any court, public board, arbitrator, governmental body, agency or official, self-regulatory organization or body pending or, to the knowledge of Millie or any of its Subsidiaries, threatened against or affecting, with respect to the Millie Online Business, Millie or any of its Subsidiaries, or their respective assets or properties or its respective directors or officers in their capacities as such. Neither Millie nor any of its Subsidiaries is subject to any outstanding order, ruling, judgment or decree that would have a Material Adverse Effect on the Millie Online Business.

3.15 Compliance with Laws.

(a) The Millie Online Business is not being nor has it been conducted in violation of any Law, except for violations that, either singly or in the aggregate, would not have a Material Adverse Effect on the Millie Online Business.

(b) Neither Millie nor Millie Sub has received any written notification from any Governmental Entity (i) asserting a violation of any Law applicable to the conduct of the Millie Online Business, (ii) threatening to revoke any Permit relating to the Millie Online Business or (iii) restricting or in any way limiting the Millie Online Business as currently conducted.

(c) Except as set forth on Schedule 3.15(c), Millie and its Subsidiaries have such material licenses, permits, exemptions, consents, waivers, authorizations, certificates, registrations, classifications, orders and approvals and similar documents or instruments from appropriate Governmental Entities (“Permits”) as are necessary to own, lease, license or operate the Millie Online Business as currently conducted and all such Permits are valid and in full force and effect. All such Permits are validly held and are in full force and effect, and Millie and/or its Subsidiaries have complied in all material respects with all requirements in connection therewith, and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby.

(d) Schedule 3.15(d) sets forth a true and complete list of all Permits issued or granted to Millie or any Millie Subsidiary that are required for the Millie Online Business and operations. Except as set forth on Schedule 3.15(d), all such Permits shall be assigned to and assumed by Millie Sub pursuant to the Assignment and Assumption Agreement.

3.16 Taxes.

(a) Except as disclosed on Schedule 3.16, with respect to the Millie Online Business, each of Millie and its Subsidiaries (i) has filed or there has been filed on its behalf, within the time and in the manner prescribed by Law (taking into account any extensions of time permitted by Law), all Tax Returns with respect to Taxes of Millie or such Subsidiary, as the case may be, and all such Tax Returns are true, complete and correct in all material respects, (ii) has timely paid or there has been paid on its behalf all Taxes of Millie or such Subsidiary, as the case may be, that are required to be paid, except with respect to matters contested in good faith and as to which adequate cash reserves have been provided on the Millie Online Financial Statements, (iii) has not waived any statute of limitations with respect to Taxes of Millie or such Subsidiary, as the case may be, or agreed to any extension of time within which to file any such Tax Return for any taxable period, which such Tax Return has not since been filed or to extend the period for the assessment or collection of any Taxes of Millie or such Subsidiary, as the case may be, and (iv) has provided adequate accruals in the Millie Online Financial Statements for the payment of all Taxes of Millie or such Subsidiary, as the case may be, not yet due and payable (including deferred income taxes).

(b) Except as disclosed on Schedule 3.16, with respect to the Millie Online Business, (i) there are no Encumbrances for Taxes upon the assets of Millie or any of its Subsidiaries except for statutory liens for Taxes not yet due, (ii) there are not pending or threatened in writing any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of Millie or any of its Subsidiaries, (iii) no power of attorney with respect to any Taxes of Millie or any of its Subsidiaries is currently outstanding, pending or otherwise in effect with the IRS or any other Governmental Entity and (iv) all Tax deficiencies which have been claimed, proposed or asserted against Millie or any of its Subsidiaries have been fully paid or finally settled.

(c) Except as disclosed on Schedule 3.16, with respect to the Millie Online Business, neither Millie nor any of its Subsidiaries is a party to or bound by, or has, any obligation under any written Tax sharing, allocation, indemnity or similar agreement or arrangement currently effective under which Millie or such

Subsidiary, as the case may be, would be required to pay income Taxes of any Person other than of Millie or such Subsidiary, as the case may be.

(d) No election under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Millie or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Millie or any of its Subsidiaries or any of its assets. None of the assets of Millie or any of its Subsidiaries is an asset or property that is or will be required to be treated as being: (i) owned by any Person (other than Millie or any of its Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986; or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

(e) Neither Millie nor any of its Subsidiaries has agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Millie or any of its Subsidiaries, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of Millie or any of its Subsidiaries. The IRS has not proposed any such adjustment or change in accounting method.

(f) Neither Millie nor any of its Subsidiaries is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. Millie and its Subsidiaries has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(g) Neither Millie nor any of its Subsidiaries has filed with the IRS any request for a ruling with respect to Millie and its Subsidiaries or any of its assets, services or products.

(h) There is no claim pending for a refund or adjustment of any Taxes paid by Millie and its Subsidiaries.

(i) The parties agree that for U.S. federal income tax purposes, the Merger shall be treated as a taxable sale of the assets of Millie Sub by Millie, L90 and Picasso Media. Neither party will take any inconsistent reporting position on any Tax Return.

3.17 Employee Relations.

(a) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock or unit ownership, stock or unit bonus, stock or unit purchase, restricted stock or unit and stock or unit option plans, employment or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees of the Millie Online Business (collectively, the “Millie Online Employee Benefit Plans”), are listed on Schedule 3.17. Schedule 3.17 also includes a list of all employees of the Millie Online Business and the salaries for such employees as of the date of this Agreement. No Millie Online Employee Benefit Plans are or were collectively bargained for or have terms requiring assumption or any guarantee by Evita or Evita Sub. Neither Millie nor any of its Subsidiaries has now, or previously, sponsored, maintained, or contributed to any “employee benefit plan” within the meaning of Section 3(3) of ERISA. Millie Sub does not currently have and has never had any employees, and Millie Sub has no Contracts with respect to employment. Millie Sub has no Millie Online Employee Benefit Plans.

(b) There have been no violations of ERISA, the Code or other applicable Law by Millie, L90, Picasso Media or Millie Sub.

3.18 Brokers. Except as set forth on Schedule 3.18, there is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of Millie or any of its Subsidiaries who might be entitled to any fee or commission in connection with the execution of this Agreement.

3.19 Insurance. With respect to the Millie Online Business, Millie has in force fire, casualty, product liability and other insurance policies sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which Millie may reasonably become subject.

3.20 Labor Relations. Except as set forth on Schedule 3.20, (i) neither Millie nor any of its Subsidiaries is a party to, nor bound by, any collective bargaining agreement or any other agreements with a labor union with respect to the employees of the Millie Online Business; (ii) to the knowledge of Millie or any of its Subsidiaries, there has been no labor union prior to the date hereof organizing any of the employees of the Millie Online Business into one or more collective bargaining units; (iii) neither Millie nor any of its Subsidiaries has received notice that any representation petition respecting the employees of the Millie Online Business has been filed with the National Labor Relations Board; (iv) there is not now, and there has not been in the last two years, any actual or threatened labor dispute, strike, slowdown or work stoppage which affects or may affect the Millie Online Business or which may interfere with its continued operations; (v) neither Millie nor any of its Subsidiaries has committed any unfair labor practice as defined in the National Labor Relations Act, as amended; and (vi) neither Millie nor any of its Subsidiaries has received written notice of any investigation, charge or complaint against Millie or any of its Subsidiaries pending before the Equal Employment Opportunity Commission or any other federal or state government agency or court or other tribunal regarding an unlawful employment practice with respect to the employees of the Millie Sub Business.

3.21 Environmental Matters.

(a) Pending or Threatened Claims. Except as set forth in Schedule 3.21(a), there is no Environmental Claim pending or, to the knowledge of Millie or any of its Subsidiaries, threatened against Millie or any of its Subsidiaries or, to the knowledge of Millie or any of its Subsidiaries, pending or threatened against any Person whose liability for any Environmental Claim Millie or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(b) National Priorities List. Except as set forth in Schedule 3.21(b), to the knowledge of Millie or any Millie Subsidiary, no site or facility now or previously owned or operated by Millie or any Millie Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder (“CERCLA”).

3.22 Disclosure. No representation or warranty of Millie, L90, Picasso Media or Millie Sub contained in this Agreement, or in any of the schedules and exhibits to the Agreement, or in any certificate delivered pursuant to Section 5.2(e) hereof, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.23 Books and Records. All accounting, financial reporting, Tax, business, marketing, legal, corporate, and other files, documents, instruments, papers, books, and records (including without limitation financial statements, budgets, projections, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, licenses, investor lists, registered representative lists, reports, computer tapes, discs, and other files, retrieval programs, operating data or plans, and environmental studies or plans) relating to the Millie Online Business that are required to conduct the Millie Online Business immediately following the Closing in substantially the same manner as currently conducted will be transferred to Millie Sub at or prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EVITA

Evita and Bulldog, jointly and severally, represent and warrant to Millie, as of the date hereof and as of the Effective Time, as follows:

4.1 Organization. Except as set forth on Schedule 4.1, each of Evita and Bulldog are corporations duly organized, validly existing and in good standing under the DGCL. Evita Sub is a limited liability company duly organized, validly existing and in good standing under the Act. Except as set forth on Schedule 4.1, each of Evita, Bulldog and Evita Sub is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Evita, Bulldog or Evita Sub. Schedule 4.1 sets forth a true and complete list of all foreign jurisdictions in which each of Evita and Evita Sub is so qualified or licensed and in good standing.

4.2 No Violation; Consents. Except as set forth on Schedule 4.2, neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which it is a party by Evita, Bulldog or Evita Sub, nor the consummation by them of their respective obligations and transactions contemplated hereby or thereby requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than the filing of the Certificate of Merger.

4.3 Authorization; Enforcement.

(a) Evita and Bulldog have all requisite corporate power and authority and Evita Sub has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and has taken all necessary corporate or limited liability company action, as the case may be, required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(b) This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Evita, Bulldog and Evita Sub and constitute the valid and binding obligation of Evita, Bulldog and Evita Sub, enforceable against Evita, Bulldog and Evita Sub, respectively, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

4.4 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a violation of the certificate of incorporation or bylaws of Evita or Bulldog or the certificate of formation of Evita Sub or the Evita Sub Operating Agreement, (b) conflict with or result in the material breach of the terms, conditions or provisions of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or materially impair Evita or any of its Subsidiaries’ rights or materially alter the rights or obligations of any third party under, any material Contract to which Evita or any of its Subsidiaries is a party which would have a Material Adverse Effect on their assets or business, (c) conflict with or violate any Law applicable in any material respect to Evita or any of its Subsidiaries or by which any material property or asset of Evita or any of its Subsidiaries is bound or affected, (d) result in the creation of any material Encumbrance upon any of the assets of Evita or any of its Subsidiaries, (e) cause any of the assets owned by Evita or any of its Subsidiaries to be reassessed or revalued by any Tax authority or other Governmental Entity, or (f) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Evita or any of its Subsidiaries.

4.5 Financing. Evita has and will have sufficient cash available to pay, and will pay to Millie in accordance with this Agreement, the Purchase Price.

4.6 Compliance with Laws.

(a) The business of Evita and its Subsidiaries is not being nor has it been conducted in violation of any Law, except for violations that, either singly or in the aggregate, would not have a Material Adverse Effect on Evita.

(b) Neither Evita nor any of its Subsidiaries has received any written notification from any Governmental Entity (i) asserting a violation of any Law applicable to the conduct of the business of Evita or any of its Subsidiaries, (ii) threatening to revoke any Permit relating to the business, assets or properties of Evita or any of its Subsidiaries, or (iii) restricting or in any way limiting Evita’s operations as currently conducted.

(c) Except as set forth on Schedule 4.6, Evita and its Subsidiaries have such Permits as are necessary to own, lease, license or operate their respective properties and to conduct their respective businesses as currently owned and conducted and all such Permits are valid and in full force and effect, except such Permits that the failure to have or to be in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Evita.

4.7 Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of Evita or any of its Subsidiaries who might be entitled to any fee or commission in connection with the execution of this Agreement.

4.8 Evita Financial Statements. Evita has caused to be delivered to Millie (i) an audited consolidated balance sheet of Evita and its Subsidiaries as of December 31, 2000 (the “Evita Balance Sheet”), (ii) audited consolidated statements of income and retained earnings and cash flows of Evita and its Subsidiaries for the year ended December 31, 2000, (iii) an unaudited consolidated balance sheet of Evita and its Subsidiaries as of December 31, 2002 and (iv) unaudited consolidated statements of income and retained earnings and cash flows of Evita and its Subsidiaries for the twelve months ended December 31, 2002 (collectively, the “Evita Financial Statements”). The Evita Financial Statements were prepared in conformity with GAAP (except, in the case of the unaudited interim financials, for the absence of footnotes and year-end audit adjustments) and fairly present, in all material respects, the financial position and results of operations of Evita as of the dates, and for the periods, referred to therein.

4.9 Title to Property and Assets; Condition and Sufficiency of Assets. Each of Evita and its Subsidiaries owns the personal property and assets they each purport to own located in the facilities operated by each of them or reflected as owned in the Evita Financial Statements. All such personal property and assets are owned free and clear of all Encumbrances, except Permitted Encumbrances. With respect to any real property, Evita is not in material violation of any of its leases.

4.10 Absence of Certain Developments. Since December 31, 2002 and until the date of this Agreement, there has been no change or development which has had a Material Adverse Effect on Evita or its Subsidiaries. Since December 31, 2002 and until the date of this Agreement, Evita and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices and have not (a) sold, leased, transferred or otherwise disposed of any of their material assets (other than dispositions in the ordinary course of business consistent with past practices), (b) suffered any loss, damage or destruction, whether or not covered by insurance, to the properties or assets used in their respective businesses, (c) made any change in the accounting methods or practices they follow, whether for general financial or tax purposes, (d) incurred, created or suffered to exist any Encumbrances, other than Permitted Encumbrances, (e) made or obligated themselves to make any capital expenditures in excess of $50,000 individually or in the aggregate or (f) entered into any agreement to do any of the foregoing.

4.11 No Undisclosed Liabilities. Except as set forth on Schedule 4.11 and in the Evita Financial Statements, (i) at December 31, 2002, neither Evita nor any of its Subsidiaries had any liability (whether absolute, accrued, contingent, or otherwise, and whether then due or to become due) nor any loss contingency, except as reflected in the Evita Financial Statements, which would be required to be included therein in accordance with GAAP and (ii) since December 31, 2002, neither Evita nor any of its Subsidiaries has incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, known or unknown, contingent or otherwise other than (a) liabilities incurred in the ordinary course of business and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Evita Financial Statements.

4.12 Litigation. Except as set forth on Schedule 4.12, there is no claim, action, proceeding, lawsuit, inquiry, arbitration or investigation before or by any court, public board, arbitrator, governmental body, agency or official, self-regulatory organization or body pending or, to the knowledge of Evita or any of its Subsidiaries, threatened against or affecting, Evita or any of its Subsidiaries, or their respective assets or properties or its respective directors or officers in their capacities as such. Neither Evita nor any of its Subsidiaries is subject to any outstanding order, ruling, judgment or decree that would have a Material Adverse Effect on Evita or could prevent or materially delay the consummation of the transactions contemplated hereby.

4.13 Taxes.

(a) Except as disclosed on Schedule 4.13, each of Evita and its Subsidiaries (i) has filed or there has been filed on its behalf, within the time and in the manner prescribed by Law (taking into account any extensions of time permitted by Law), all Tax Returns with respect to Taxes of Evita or such Subsidiary, as the case may be, and all such Tax Returns are true, complete and correct in all material respects, (ii) has timely paid or there has been paid on its behalf all Taxes of Evita or such Subsidiary, as the case may be, that are required to be paid, except with respect to matters contested in good faith and as to which adequate cash reserves have been provided on the Evita Financial Statements, (iii) has not waived any statute of limitations with respect to Taxes of Evita or such Subsidiary, as the case may be, or agreed to any extension of time within which to file any such Tax Return for any taxable period, which such Tax Return has not since been filed or to extend the period for the assessment or collection of any Taxes of Evita or such Subsidiary, as the case may be, and (iv) has provided adequate accruals in the Evita Financial Statements for the payment of all Taxes of Evita or such Subsidiary, as the case may be, not yet due and payable (including deferred income taxes).

(b) Except as disclosed on Schedule 4.13, (i) there are no Encumbrances for Taxes upon the assets of Evita or any of its Subsidiaries except for statutory liens for Taxes not yet due, (ii) there are not pending or threatened in writing any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of Evita or any of its Subsidiaries, (iii) no power of attorney with respect to any Taxes of Evita or any of its Subsidiaries is currently outstanding, pending or otherwise in effect with the IRS or any other Governmental Entity and (iv) all Tax deficiencies which have been claimed, proposed or asserted against Evita or any of its Subsidiaries have been fully paid or finally settled.

(c) Except as disclosed on Schedule 4.13, neither Evita nor any of its Subsidiaries is a party to or bound by, or has, any obligation under any written Tax sharing, allocation, indemnity or similar agreement or arrangement currently effective under which Evita or such Subsidiary, as the case may be, would be required to pay income Taxes of any Person other than of Evita or such Subsidiary, as the case may be.

(d) No election under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Evita or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Evita or any of its Subsidiaries or any of its assets. None of the assets of Evita or any of its Subsidiaries is an asset or property that is or will be required to be treated as being: (i) owned by any Person (other than Evita or any of its Subsidiaries) pursuant to the provisions of Section 168(f) (8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986; or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

(e) Neither Evita nor any of its Subsidiaries has agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Evita or any of its Subsidiaries, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of Evita. The IRS has not proposed any such adjustment or change in accounting method.

(f) Neither Evita nor any of its Subsidiaries is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. Evita and its Subsidiaries have duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

(g) Neither Evita nor any of its Subsidiaries has filed with the IRS any request for a ruling with respect to Evita and its Subsidiaries or any of its assets, services or products.

(h) There is no claim pending for a refund or adjustment of any Taxes paid by Evita and its Subsidiaries.

(i) The parties agree that for U.S. federal income tax purposes, the Merger shall be treated as a taxable sale of the assets of Millie Sub by Millie, L90 and Picasso Media. Neither party will take any inconsistent reporting position on any Tax Return.

4.14 Insurance. Evita has in force fire, casualty, product liability and other insurance policies sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to materially cover liabilities to which Evita may reasonably become subject.

4.15 Environmental Matters.

(a) Pending or Threatened Claims. Except as set forth in Schedule 4.15(a), there is no Environmental Claim pending or, to the knowledge of Evita or any of its Subsidiaries, threatened against Evita or any of its Subsidiaries or, to the knowledge of Evita or any of its Subsidiaries, pending or threatened against any Person whose liability for any Environmental Claim Evita or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(b) National Priorities List. Except as set forth in Schedule 4.15(b), to the knowledge of Evita or any Evita Subsidiary, no site or facility now or previously owned or operated by Evita or any Evita Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions of Millie’s and Millie Sub’s Obligations. The obligations of Millie and Millie Sub are subject to the fulfillment prior to or on the Effective Time of all of the following conditions, any of which may be waived in whole or in part by Millie:

(a) Representations and Warranties. The representations and warranties of Evita and Bulldog contained in this Agreement and the other Transaction Documents to which it is a party shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or Material Adverse Effect) on and as of the Effective Time, as if made at the Effective Time, except to the extent that any such representation or warranty is made as of a certain date, in which case it shall be true and correct in all material respects as of such certain date.

(b) Covenants. Evita and Evita Sub shall have performed in all material respects all of their respective covenants and obligations hereunder required to be performed by it at or prior to the Effective Time.

(c) Stockholder Approval. If required by applicable Law (including the DGCL), this Agreement shall have been adopted and the Merger shall have been duly approved by the holders of Millie Common Shares constituting the Millie Requisite Vote.

(d) Injunctions. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending.

(e) Certificate of Officer. Each of Evita, Bulldog and Evita Sub shall have delivered to Millie and Millie Sub a certificate dated the Closing Date, executed by an appropriate officer, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 5.1.

(f) Supporting Documents. Millie and Millie Sub shall have received the following:

(i) Copies of resolutions of the board of directors of each of Evita and Bulldog and resolutions of the sole member of Evita Sub certified by the Secretary or other authorized officer of Evita, Bulldog and Evita Sub, as the case may be, authorizing and approving, the execution, delivery and performance of the Agreement, the other Transaction Documents to which it is a party and all other documents and instruments to be delivered pursuant hereto and thereto; and

(ii) A certificate of incumbency executed by the Secretary or other authorized officer of each of Evita, Bulldog and Evita Sub (A) certifying the names, titles and signatures of the officers authorized to execute the Agreement and the other Transaction Documents to which it is a party and (B) further certifying that the certificate of incorporation and the bylaws of Evita and Bulldog and the certificate of formation and Evita Sub Operating Agreement delivered to Millie at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(g) Governmental Approvals. Evita, Evita Sub, Bulldog, Millie, Millie Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(h) Consents and Waivers. Each of Evita, Bulldog and Evita Sub shall have obtained all consents or waivers, necessary to execute and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the other Transaction Documents to which it is a party and other agreements and instruments executed and delivered by Evita, Bulldog and Evita Sub in connection herewith shall have been made or taken.

(i) Legal Opinion. Millie and Millie Sub shall have received the opinion of Edwards & Angell, LLP, counsel to Evita and Evita Sub, in substantially the form of Exhibit G.

(j) Fairness Opinion. Millie shall have received the opinion (the “Fairness Opinion”) of Allen & Company Incorporated, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Millie Sub Units pursuant to this Agreement is fair to the members of Millie Sub and the stockholders of Millie from a financial point of view, which fairness opinion shall otherwise be satisfactory to the board of directors of Millie in the exercise of its reasonable business judgment.

(k) Security Agreement. Evita and Millie Sub and Millie shall have entered into the Security Agreement and all exhibits thereto requiring execution and delivery by such parties.

(l) Financing Statement. Evita shall have executed a UCC-1 Financing Statement, as “debtor,” substantially in the form of Exhibit H hereto (the “Financing Statement”).

(m) Evita Board of Directors. At the Effective Time, the Millie Designee, who initially shall be William Apfelbaum, shall be appointed to Evita’s board of directors. Evita and the Millie Designee shall have entered into Evita’s standard form director’s indemnification agreement providing for indemnification of such Evita Designee to the fullest extent permitted by Law.

(n) Stockholders Agreement. Bulldog and the stockholders of Bulldog named on the signature pages of the Stockholders Agreement shall have executed and delivered the Stockholders Agreement.

(o) Transition Services Agreement. Evita, Evita Sub and Millie shall have executed and delivered the Transition Services Agreement.

5.2 Conditions of Evita’s Obligations. The obligations of Evita, Bulldog and Evita Sub are subject to the fulfillment prior to or on the Effective Time of all of the following conditions, any of which may be waived in whole or in part by Evita:

(a) Representations and Warranties. The representations and warranties of Millie, L90 and Picasso Media contained in this Agreement and the other Transaction Documents to which it is a party shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or material adverse effect) on and as of the Effective Time, as if made at the Effective Time, except to the extent that any such representation or warranty is made as of a certain date, in which case it shall be true and correct in all material respects as of such certain date.

(b) Covenants. Millie, L90, Picasso Media and Millie Sub shall have performed in all material respects all of their respective covenants and obligations hereunder required to be performed by them at or prior to the Effective Time.

(c) Stockholder and Member Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the holders of all of the issued and outstanding capital stock of L90, Picasso Media and the holders of the Millie Sub Units, and if required by applicable Law (including the DGCL), this Agreement shall have been adopted and the Merger shall have been duly approved by the holders of Millie Common Shares constituting the Millie Requisite Vote.

(d) Injunctions. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending.

(e) Certificate of Officer. Each of Millie, L90, Picasso Media and Millie Sub shall have delivered to Evita a certificate dated the Closing Date, executed by an appropriate officer, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 5.2.

(f) Supporting Documents. Evita shall have received the following:

(i) Copies of resolutions of the boards of directors of Millie, L90 and Picasso Media and resolutions of the managers of Millie Sub certified by the Secretary or other authorized officer or manager of Millie, L90, Picasso Media or Millie Sub, as the case may be, authorizing and approving, the execution, delivery and performance of the Agreement, the other Transaction Documents to which it is a party and all other documents and instruments to be delivered pursuant hereto and thereto; and

(ii) A certificate of incumbency executed by the Secretary or other authorized officer or manager of Millie and Millie Sub (A) certifying the names, titles and signatures of the officers authorized to execute the Agreement and the other Transaction Documents to which it is a party and (B) further certifying that the certificate of incorporation and bylaws of Millie, L90 and Picasso and the certificate of formation of Millie Sub and the Millie Sub Operating Agreement delivered to Evita at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

(g) Governmental Approvals. Evita, Bulldog, Evita Sub, Millie, Millie Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(h) Legal Opinion. Evita shall have received the opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Millie, L90, Picasso Media and Millie Sub, in substantially the form of Exhibit I.

(i) Consents and Waivers. Each of Millie and Millie Sub shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the other Transaction Documents to which it is a party and other agreements and instruments executed and delivered by Millie and Millie Sub in connection herewith shall have been made or taken.

(j) Fairness Opinion. Millie shall have received the Fairness Opinion.

(k) Conversion of Ad Technology.

(i) Providers of Web site advertising inventory to the Millie Online Business representing at least ninety two and one-half percent (92.5%) of the total impressions (expressly excluding email deliveries) (the “Total Daily Impressions”) served by a third party on behalf of Millie and its Affiliates (but expressly excluding impressions served by third parties not acting on behalf of Millie or its Affiliates, such as impressions served under Millie’s One-to-One, MaxConnect or outsource Contracts (“MaxConnect Contracts”)) on the Business Day immediately preceding the Effective Time shall have been converted to, or shall be capable of having advertisements served by, Evita’s advertisement serving system or third party advertisement serving system in a manner reasonably acceptable to Evita that does not require the use of DoubleClick DART for Publishers or DART for Advertisers technology (any such converted Web site advertising Inventory, a “Converted Site”); provided, however, that the Total Daily Impressions shall not be less than the average daily impressions (expressly excluding email deliveries) (the “90 Day Daily Average”) served by third parties on behalf of Millie and its Affiliates (but expressly excluding impressions served by a third party with respect to MaxConnect Contracts) during the ninety (90) days immediately preceding the Effective Time. For purposes of calculating the number of Total Daily Impressions on the Business Day immediately preceding the Effective Date pursuant to this Section 5.2(k), the number of impressions served with respect to any Web site advertising inventory subject to a sales representation Contract entered into between Millie or Millie Sub and the provider of such inventory after the date of this Agreement shall be deemed to equal the lower of the actual number of impressions served under such sales representation Contract or one and one-half percent (1.5%) of the 90 Day Daily Average.

(ii) Immediately prior to the Effective Time, the value of signed ad sales insertion orders (other than email ad sales) that are contracted to run on or after the Effective Time on a site specific basis on any provider of Web site advertising inventory to the Millie Online Business under a sales representation Contract with Millie or Millie Sub (other than with respect to Converted Sites and MaxConnect Contracts), shall not constitute more than two percent (2%) of the aggregate value of signed ad sales insertion orders (other than email ad sales) that are contracted to run on or after the Effective Time on all providers of Web site advertising inventory to the Millie Online Business under a sales representation Contract with Millie or Millie Sub (other than MaxConnect Contracts).

(iii) Immediately prior to the Effective Time, with respect to signed ad sales insertion orders that are contracted to run on or after the Effective Time on a run-of-category basis, the value of such insertion orders relating to the ad sales that would reasonably be deemed to run on any provider of Web site advertising inventory to the Millie Online Business under a sales representation Contract with Millie or Millie Sub (other than with respect to Converted Sites and MaxConnect Contracts) based on anticipated volume on a run-of-category basis, shall not constitute more than two and one-half percent (2.5%) of the aggregate value of signed ad sales insertion orders (other than email ad sales) that are contracted to run on or after the Effective Time on all providers of Web site advertising inventory to the Millie Business under a sales representation Contract with Millie or Millie Sub (other than MaxConnect Contracts).

(l) Continued Employment. At least seventy-five percent (75%) of the employees employed by Millie and its Affiliates on the date hereof in connection with the Millie Online Business shall be so employed; provided, however, that such calculation shall not include employees terminated by Millie or any Affiliate of Millie for Cause.

(m) Transition Services Agreement. Evita, Evita Sub and Millie shall have executed and delivered the Transition Services Agreement.

(n) Minimum Net Working Capital. As of the Effective Time, Millie Sub’s Preliminary Net Working Capital Amount, as calculated in accordance with Section 2.10 hereof, shall be no less than $1,800,000.

ARTICLE VI

COVENANTS OF MILLIE, L90, PICASSO MEDIA AND MILLIE SUB

6.1 Interim Covenants. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Evita, Millie, L90, Picasso Media and Millie Sub, Millie, L90, Picasso Media and Millie Sub shall operate the Millie Online Business as it is presently being conducted and shall notify Evita of the amendment or entering of any Contract relating to the Millie Online Business and involves expenditure or receipts in excess of $50,000 on terms or conditions less favorable in any material respect than those in effect with such party on the date hereof except in the ordinary course of business. Furthermore, without limiting the generality of the foregoing, Millie Sub shall not, without the prior written consent of Evita:

(a) Adopt or propose any change in its certificate of formation or the Millie Sub Operating Agreement (other than an amendment to reflect the issuance of an aggregate of 990 Millie Sub Units to Picasso Media and L90 upon consummation of the transactions contemplated by the Assignment and Assumption Agreement);

(b) Merge or consolidate with any other entity or acquire all or substantially all of the assets of any other entity, other than in connection with the transactions contemplated by the Assignment and Assumption Agreement;

(c) Other than as described in Subsection 6.1(a) above, issue or sell any Millie Sub Units, bonds, or other securities of which Millie Sub is the issuer or grant, issue or change any stock or unit options, warrants or other rights to purchase securities of Millie Sub;

(d) Amend any term of any outstanding securities of Millie Sub;

(e) Incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

(f) Split, combine or reclassify any of its membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its membership interests;

(g) Discontinue making payments to third parties in the ordinary course of business and in accordance with past practices;

(h) *****

***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

(i) ***** or

***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

(j) Agree to do any of the foregoing.

6.2 Notification of Certain Matters. From the date hereof through the Effective Time, Millie shall promptly notify Evita of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (x) any representation or warranty made by it in this Agreement or any other Transaction Document to which it is a party to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it or Millie Sub in any material respect;

provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder. From the date hereof through the Effective Time, Millie agrees, to the extent possible, to provide Evita with reasonable advance notice of any termination by Millie of the employment of any employee of the Millie Online Business and prompt notice of any resignation or the tendering of notice of resignation by any employee of the Millie Online Business.

6.3 *****

***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

6.4 Access to Information and Employees. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Millie shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Evita, during normal business hours and upon prior notice during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Millie shall, and shall cause its Subsidiaries to, make available to Evita all information concerning the Millie Online Business as Evita may reasonably request, including without limitation, if requested, reasonable bi-weekly sales meetings with Bill Wise and/or Keith Kaplan to review sales information and issues related to the Millie Online Business and, if requested, reasonable bi-weekly finance meetings with Bill Mitchell and/or Hyunjin Lerner to discuss finance information and issues related to the Millie Online Business. Neither Millie nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the work product privilege of the entity in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.5 Employees. Neither Millie, L90, Picasso Media nor Millie Sub shall terminate (other than for cause) the employment of, or revise in any material respect the job responsibilities or other terms of employment of Keith Kaplan or Mark Cutsforth without the prior written consent of Evita.

6.6 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, the inclusion of links on the Maxworldwide.com domain directing traffic for the Millie Online Business to Evita Sub) or to vest the Surviving LLC with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Evita.

6.7 No Solicitation.

(a) Millie and its Subsidiaries shall immediately cease, and shall cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives to cease, any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined herein). From the date hereof until the Effective Time or the termination of this Agreement, Millie and its Subsidiaries shall, and shall use reasonable efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, (i) solicit or knowingly encourage the initiation of (including by way of furnishing information that has not been previously publicly disseminated) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions regarding, or furnish to any person any non-public information with respect to, or assist or facilitate any Takeover Proposal; provided, however, that if, prior to the Effective Time and following the receipt of a Takeover Proposal, the board of directors of Millie or a committee thereof determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that (i) a failure to do so would constitute a breach by it of its fiduciary duties to its stockholders under applicable law and (ii) the Takeover Proposal is or is reasonably likely to result in a Superior Proposal (as defined herein), Millie may, in response to such Takeover Proposal and subject to compliance with Section 6.7(b): (x) furnish nonpublic information with respect to Millie and its Subsidiaries to the party making such Takeover Proposal pursuant to a customary confidentiality agreement (but no less favorable to Millie than the confidentiality agreement entered into with Evita) provided that (i) such confidentiality agreement must include a provision prohibiting solicitation of key employees of Millie or its Subsidiaries, such provision lasting until the earlier of (A) at least one year or (B) the consummation of a transaction, and may not include any provision calling for an exclusive right to negotiate with Millie and (ii) Millie advises Evita of all such nonpublic information delivered to such person promptly following its delivery to the requesting party, and (y) participate in negotiations with such party regarding such Takeover Proposal; and (z) prior to the Effective Date, withdraw or modify its recommendation referred to in Section 3.8(c) following receipt of an unsolicited, bona fide Takeover Proposal from a third party which is a Superior Proposal or enter into an agreement with such third party and terminate this Agreement pursuant to Section 8.1(e) hereof.

(b) In addition to the obligations of Millie set forth in paragraph (a) of this Section 6.7, and subject to the terms of any confidentiality agreement signed prior to the date hereof, Millie shall promptly advise Evita orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry, or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Millie in respect of any Takeover Proposal, and shall, in any such notice to Evita, indicate the identity of the person making such proposal, offer, inquiry, or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Evita informed, on a reasonably current basis, of all material developments affecting the status and terms of any such proposals or offers or the status of any such discussions or negotiations. Millie shall not release any person from, or waive any material provision of, any confidentiality or standstill agreement entered into as of the date of this Agreement.

(c) For purposes of this Agreement,

(i) “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Evita and its Subsidiaries, affiliates, and representatives) relating to (A) any direct or indirect acquisition or purchase of assets of Millie and its Subsidiaries equal to 15% or more of Millie’s consolidated assets or to which 15% or more of Millie’s and its Subsidiaries’ revenues or earnings on a consolidated basis are attributable or (B) any direct or indirect acquisition of 15% or more of any class of equity securities of Millie or any of its Subsidiaries, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Millie or any of its Subsidiaries, or (D) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Millie or any of its Subsidiaries or any assets of Millie and its Subsidiaries equal to 15% or more of Millie’s consolidated assets or to which 15% or more of Millie’s revenues or earnings on a consolidated basis are attributable, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, any sale by Millie or any of its Subsidiaries of any business other than the Millie Online Business shall not be considered a “Takeover Proposal” for purposes of this Agreement.

(ii) “Superior Proposal” means a Takeover Proposal, for consideration consisting of cash and/or securities, made by a third party on terms and conditions which the board of directors of Millie or a committee thereof determines in its good faith and reasonable judgment after consultation with its financial advisor to be more favorable (other than in immaterial respects) from a financial point of view than the Merger and the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Evita and the ability of the Person making such Takeover Proposal to consummate such Takeover Proposal (based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals).

(d) Millie and its Subsidiaries shall use their reasonable efforts to ensure that the officers, directors and employees of Millie and of each Subsidiary and any investment banker or other advisor or representative retained by Millie or any Subsidiary are aware of the restrictions described in this Section 6.7.

(e) Nothing in this Section 6.7 shall (i) permit Millie to terminate this Agreement or (ii) permit Millie or any Subsidiary of Millie to enter into any written agreement with respect to a Takeover Proposal during the term of this Agreement (it being agreed that during the term of this Agreement Millie shall not enter into any written agreement with any person that provides for, or in any way facilitates, a Takeover Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 8.1(e) sets forth the sole right of Millie to terminate this Agreement in the circumstances specified in Section 6.7(a).

6.8 Customer Payments. Millie agrees that for a period of six (6) months following the Effective Time, it shall promptly forward and remit to Evita any payment received by Millie or any of its Affiliates with respect to any of the accounts receivable of the Millie Online Business acquired by Millie Sub pursuant to the Assignment and Assumption Agreement.

ARTICLE VII

COVENANTS OF EVITA AND EVITA SUB

7.1 Interim Covenants. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by Millie, Evita Sub shall not, without the prior written consent of Millie, (such consent not to be unreasonably withheld or delayed) merge or consolidate with any other entity or agree to do any of the foregoing.

7.2 Notification of Certain Matters. From the date hereof through the Effective Time, Evita shall promptly notify Millie of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (x) any representation or warranty made by it or any of its Subsidiaries in this Agreement or any other Transaction Document to which it is a party to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it, Bulldog or Evita Sub in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

7.3 Affirmative Covenants. Evita and Bulldog agree that unless Millie otherwise consents or approves in writing (which consent or approval shall not be unreasonably withheld or delayed), so long as the Deferred Cash or, if payable, the Contingent Cash remains unpaid, Evita (and each of its Subsidiaries unless the context otherwise requires) will do the following:

(a) Maintain Corporate Rights and Facilities. Maintain and preserve its corporate existence and all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; and conduct its business in an orderly manner without voluntary interruption;

(b) Maintain Insurance. Maintain in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring it and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business and similarly situated;

(c) Pay Taxes and Other Liabilities. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all Taxes, assessments and governmental charges upon or against it or any of its properties, and all its other material liabilities at any time existing, except to the extent and so long as (i) the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder, and (ii) it shall set aside on its books reserves (segregated to the extent required by GAAP) deemed by it adequate with respect thereto;

(d) Records and Reports.

(i) Accurately and fairly maintain its books of account in accordance with GAAP; employ a firm of independent certified public accountants, which firm is either one of the four largest national accounting firms, to make annual audits of its accounts in accordance with generally accepted auditing standards; permit Millie and its representatives to have access to and to examine its properties, and books and records (and to copy and make extracts therefrom) at such reasonable times and intervals as Millie may request and to discuss its affairs, finances and accounts with its officers and auditors, all to such reasonable extent and at such reasonable times and intervals as Millie may request, provided that such access shall not be granted more than once in any six (6) month period without Evita’s prior written consent, which consent may be withheld in Evita’s sole discretion;

(ii) As soon as practicable, and in any event within 60 days after the end of each calendar quarter (other than the fourth calendar quarter in any calendar year), prepare and provide to Millie the consolidated and consolidating balance sheet of Evita and its Subsidiaries as at the end of such calendar quarter and the consolidated and consolidating statement of operations for such calendar quarter, and its statement of cash flows for the portion of the calendar year ended with such calendar quarter, all in reasonable detail. Such financial statements shall be certified by a Chief Financial Officer of Evita as fairly presenting the financial condition, results of operations and cash flows of Evita and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;

(iii) As soon as practicable, and in any event within 60 days after the end of each calendar year, prepare and provide to Millie the consolidated and consolidating balance sheet of Evita and its Subsidiaries as at the end of such calendar year and the consolidated and consolidating statement of operations for such calendar year, and its statement of cash flows for the portion of the calendar year then ended, all in reasonable detail. Such financial statements shall be certified by a Chief Financial Officer of Evita as fairly presenting the financial condition, results of operations and cash flows of Evita and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year end accruals and audit adjustments;

(iv) Within five (5) days of receiving the audit report described below in this subsection (iv) (and in no event later than 8 calendar months after the end of each calendar year), prepare and provide to Millie the consolidated and consolidating balance sheet of Evita and its Subsidiaries as at the end of such calendar year and the consolidated and consolidating statements of operations, stockholders’ equity and cash flows, in each case of Evita and its Subsidiaries for such calendar year, in each case as at the end of and for the calendar year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States of America or other independent public accountants of recognized standing selected by Evita and reasonably satisfactory to the Millie, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by Millie in its good faith business judgment to be adverse to the interests of Millie;

(v) As soon as practicable, and in any event (x) with respect to the calendar year 2003, within 45 days following the Closing Date and (y) with respect to any calendar year after 2003, within 45 days after the commencement of each calendar year, prepare and provide to Millie a revenue projection by calendar quarter for that calendar year, and prepare and provide to Millie projected consolidated balance sheets, statements of operations and statements of cash flow, all in reasonable detail;

(e) Contingent Cash Reporting. In order to permit Millie to monitor the conditions relating to the payment of the Contingent Cash, Evita shall, at its expense, within thirty (30) days of the end of each calendar month after the Closing, deliver to Millie a certificate of its Chief Financial Officer setting forth in reasonable detail the Gross Billings for such calendar month. In addition, promptly upon learning of the occurrence of an Event of Default or a condition or event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default, a certificate signed by the chief executive officer or chief financial officer of Evita describing such Event of Default or condition or event and stating what steps are being taken to remedy or cure the same;

(f) Notice of Litigation and Disputes. Promptly notify Millie of each legal action, suit, arbitration or other administrative or governmental investigation or proceeding (whether federal, state, local or foreign) instituted or threatened against Evita which could materially and adversely affect its condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects, or of any occurrence or dispute which involves a reasonable likelihood of any such action, suit, arbitration, investigation or proceeding being instituted;

(g) Conduct of Business. Conduct its business in accordance with all applicable provisions of federal, state, local and foreign law; and

(h) Compliance With Certificate of Incorporation and Bylaws. Perform and observe all requirements of Evita’s Bylaws and Certificate of Incorporation.

7.4 Negative Covenants. Evita agrees that unless Millie otherwise consents or approves in writing (which consent or approval shall not be unreasonably withheld or delayed), so long as the Deferred Cash or, if payable, the Contingent Cash remains unpaid, Evita (and each of its Subsidiaries unless the context otherwise requires) will not do any of the following:

(a) Indebtedness and Liens. Assume, create, incur or suffer to exist any indebtedness that is pari passu with, prior or senior in right or time of payment to the Deferred Cash or the Contingent Cash, excluding indebtedness assumed, created, incurred or suffered to exist in connection with the purchase or financing of any capital equipment in an aggregate amount not to exceed $10,000,000;

(b) Restrictive Agreements. Enter into or become a party to any agreement or instrument which by its terms would violate or be in conflict with or restrict Evita’s performance of, its obligations under this Agreement;

(c) Restricted Payments. Declare, set aside or pay any dividend on any class of capital stock of Evita or purchase or redeem any shares of any class of capital stock of Evita;

(d) Relocate Offices. Relocate any of Evita’s sales offices located in Kings County, New York as of the Closing Date to a location outside of Kings County if such re-location would adversely and materially affect Evita’s ability to generate Gross Billings; or

(e) Agreements. Enter into any contract or agreement to do any of the actions set forth in subsections (a) through (d).

7.5 *****

***** Material is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE VIII

TERMINATION

8.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of the parties; or

(b) by Evita, on the one hand, or Millie, on the other hand, if the Closing shall not have occurred on or before August 31, 2003 (the “Expiration Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose material misrepresentation, material breach of warranty or failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by Evita, on the one hand, or Millie, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party or any of its Subsidiaries of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Expiration Date; or

(d) by Evita, on the one hand, or Millie, on the other hand, if there shall be a final nonappealable order of a Governmental Entity in effect preventing the consummation of the transactions contemplated by this Agreement; or

(e) by Millie if it enters into a definitive agreement providing for a Takeover Proposal entered into in accordance with Section 6.7; provided, that prior thereto or simultaneously therewith Millie has paid or caused to be paid the Termination Fee to Evita in accordance with Section 8.2 and such termination of this Agreement by Millie shall not take effect unless and until it shall have paid Evita the Termination Fee; provided, further, that Millie has given Evita at least three (3) business days following Evita’s receipt of written notice advising Evita that the board of directors of Millie is prepared to terminate this Agreement pursuant to this Section 8.1(e); or

(f) by Evita if (i) the board of directors of Millie or any committee thereof shall have withdrawn or modified, in a manner materially adverse to Evita, its approval or recommendation of the Merger and the transactions contemplated by this Agreement or (ii) Millie shall have entered into any agreement respecting any Takeover Proposal other than a confidentiality agreement permitted by Section 6.7(a) hereof or the board of directors of Millie shall have recommended to the stockholders of Millie a Takeover Proposal.

8.2 Effect of Termination. If this Agreement is terminated as permitted by Sections 8.1(a) or (d), such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement. If this Agreement is terminated as permitted by Sections 8.1(b) or (c), such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of this Agreement or otherwise. If this Agreement is terminated pursuant to Sections 8.1(e) or (f) (other than as a result of Allen & Company Incorporated failing to deliver the Fairness Opinion satisfying the condition specified in Section 5.1(j)), Millie shall pay to Evita a termination fee of Two Hundred Thousand Dollars ($200,000) (the “Termination Fee”) in cash. Any payment of the Termination Fee shall be made to Evita not later than two business days after delivery to Millie of notice of demand for payment by wire transfer of immediately available funds to an account designated by Evita in the notice delivered pursuant to this Section 8.2. Any termination pursuant to Sections 8.1(e) or (f) shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement other than the payment of the Termination Fee.

ARTICLE IX

PROXY STATEMENT

9.1 Proxy Statement. As soon as practicable after the execution of this Agreement, Millie shall prepare, with the cooperation of Evita, and file with the SEC preliminary proxy materials relating to the meeting of Millie’s stockholders to be held in connection with the approval of this Agreement and the transactions contemplated hereby (collectively with any amendments or supplements thereto, the “Proxy Statement”). The Proxy Statement shall constitute a disclosure document for the offer and payment of the Purchase Price to be received by the holders of the Millie Sub Units in the Merger. As promptly as practicable after comments, if any, are received from the SEC with respect to such preliminary proxy materials and after the furnishing by Millie and Evita of all information required to be contained therein, Millie shall file a definitive Proxy Statement and mail or cause to be mailed the Proxy Statement to its stockholders.

9.2 Best Efforts. Millie and Evita shall each use its best efforts to cause the Proxy Statement to comply with applicable federal and state securities laws requirements. Each of Millie and Evita agrees to provide promptly to the other such information concerning its business and financial statements and affairs and that of its Subsidiaries as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement. The information supplied by each of Millie and Evita for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is first mailed to the holders of capital stock of Millie, (ii) the time of the meeting to be convened pursuant to the Proxy Statement for the purposes of voting upon the adoption of this Agreement and the transactions contemplated hereby, and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that Evita acknowledges and agrees that the preliminary proxy materials filed with the SEC will not contain the financial information required by the federal proxy rules. Millie will promptly advise Evita, and Evita will promptly advise Millie, in writing if at any time prior to the Effective Time either Millie or Evita shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.

ARTICLE X

INDEMNIFICATION

10.1 Survival. All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing; provided that any such representations and warranties shall survive only for a period of eighteen (18) months after the Closing, and shall thereafter be of no further force or effect. Additionally, the parties agree that the indemnification obligations set forth in this Article X shall survive with respect to all litigation described in Section 10.2(d) and to claims for indemnification made within the applicable survival period until finally determined in accordance with the terms hereof. The representations, warranties, covenants, and agreements contained in this Agreement shall not be affected by any investigation, verification, or examination by any party hereto or by any Person acting on behalf of any such party.

10.2 Indemnification of Evita. Each of Millie, L90 and Picasso Media, jointly and severally, agrees to indemnify, defend, and save Evita and its directors, officers, employees, owners, agents, Affiliates, and their respective successors and assigns or heirs and personal representatives, as the case may be (each an “Evita Indemnified Party”), forever harmless from and against, and to promptly pay to an Evita Indemnified Party or reimburse an Evita Indemnified Party for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees, or other expenses, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities, or obligations (collectively, the “Losses”; for purposes hereof, any Losses incurred by the Surviving LLC shall be considered as Losses to an Evita Indemnified Party), sustained or incurred by such Evita Indemnified Party relating to, caused by or resulting from:

(a) any misrepresentation or breach of warranty of Millie or its Subsidiaries contained in this Agreement or any other Transaction Document to which it is a party, or any failure of Millie or its Subsidiaries to fulfill or satisfy any covenant or agreement contained herein or in any other Transaction Document to which it is a party;

(b) the operation of all businesses of Millie, L90 or Picasso Media other than the Millie Online Business;

(c) any liability of Millie or its Subsidiaries for Taxes for any period prior to the Closing, except to the extent that the same have been reserved against in the Final Net Working Capital Amount;

(d) any litigation brought prior to or pending as of the Closing, whether or not disclosed on Schedule 3.14 of the Disclosure Schedule, or elsewhere, or any litigation by the stockholders of Millie in their capacity as stockholders of Millie;

(e) any liability related to any employee benefit plan or pension plan, or ERISA-related matters or the severance of any employees of Millie or any of its Subsidiaries before the Closing (other than the employment agreement between L90 and William H. Wise and the Severance Agreement between L90 and Keith Kaplan);

(f) the employment (including the initial hiring and all terms, conditions, and events relating to the ongoing employment) or termination of employment (including constructive termination) by Millie or its Subsidiaries of any individual (including without limitation any current or former employee of Millie or its Subsidiaries) attributable to any action or inaction of Millie or its Subsidiaries occurring before the Closing;

(g) any claim by any current or former employee of Millie or its Subsidiaries for any type of benefits under any Law, including without limitation workers’ compensation, unemployment, temporary or permanent disability, and social security, that is based on employment by Millie or its Subsidiaries before the Closing.; and

(h) any claim by DoubleClick for breach of any Contract by and between DoubleClick and L90, Picasso Media, Millie or Millie Sub or otherwise arising out or based, in whole or in part, on any such Contract. .

10.3 Indemnification of Millie. Evita and Bulldog, jointly and severally, agree to indemnify, defend, and save Millie and its directors, officers, employees, owners, agents, Affiliates, and their respective successors and assigns or heirs and personal representatives, as the case may be (as applicable (each, a “Millie Indemnified Party”), forever harmless from and against, and to promptly pay to such Millie Indemnified Party or reimburse such Millie Indemnified Party for, any and all Losses,            , sustained or incurred by such Millie Indemnified Party relating to, caused by, or resulting from any misrepresentation or breach of warranty of Evita or its Subsidiaries contained in this Agreement or any other Transaction Document to which it is a party, or failure to fulfill or satisfy any covenant or agreement contained herein or in any other Transaction Document to which it or its Subsidiaries is a party.

10.4 Indemnification Procedure for Third-Party Claims Against Indemnified Parties.

(a) In the event that subsequent to the Closing any Evita Indemnified Party or Millie Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action, suit, or proceeding by any Person who is not a party to this Agreement (including, without limitation, any Governmental Entity) (a “Third-Party Claim”), with respect to which Evita or Millie, as the case may be (the “Indemnifying Party”), may be required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the “Third-Party Indemnification Notice”), to the Indemnifying Party promptly after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Indemnified Party (the “Defense Notice”) within thirty days after receipt from an Indemnified Party of a Third-Party Indemnification Notice, to conduct, at the Indemnifying Party’s sole cost and expense, with counsel of its choice and reasonably acceptable to the Indemnified Party, the defense against such Third-Party Claim in the Indemnifying Party’s own name, or, if necessary, in the name of the Indemnified Party.

(b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 10.4(a), then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party. In addition, if either the Indemnified Party or the Indemnifying Party reasonably determines that there may be a conflict between the Indemnifying Party and the Indemnified Party in conducting the defense of such Third Party Claim, then the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party.

(c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third-Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense of any Third-Party Claim assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third-Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third-Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 10.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give at least five days’ prior written notice to the Indemnified Party to that effect, setting forth in reasonable detail the terms and conditions of any such settlement (the “Settlement Notice”). If the Indemnified Party objects to such firm offer within ten calendar days after its receipt of such Settlement Notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer described in the Settlement Notice, plus reasonable costs and expenses paid or incurred by the Indemnified Party up to the point such Settlement Notice has been delivered. If an Indemnified Party settles any Third-Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Article X with respect to such Third-Party Claim.

(d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party’s right to appeal an appealable judgment or order. To the extent that the consent or approval of either the Indemnifying Party or the Indemnified Party is required in this Section 10.4, any such consent or approval shall not be unreasonably withheld and will be deemed given in the absence of a written response within ten (10) days of any request therefor.

(e) Any failure by an Indemnified Party to give a timely, complete, or accurate Third-Party Indemnification Notice as provided in this Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third-Party Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give a timely, complete, and accurate Third-Party Indemnification Notice.

10.5 Notice of Indemnified Party Claims. In the case of a claim for indemnification under either Section 10.2 or Section 10.3 that is not a Third Party Claim, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis and amount of such claim for indemnification (each, an “Indemnification Notice”). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty days in which to notify the Indemnified Party in writing (the “Indemnification Dispute Notice”) that the basis of or the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the grounds of such dispute. In the event that an Indemnification Dispute Notice is not given to the Indemnified Party within the required thirty-day period, the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty days after the date that the Indemnification Notice has been given to the Indemnifying Party.

10.6 Deferred Cash and Contingent Cash. Evita may, in its sole discretion, offset any indemnification obligations of Millie, L90 and Picasso Media set forth in Section 10.2 of this Agreement against the Deferred Cash and the Contingent Cash; provided, however, that if the amount of any indemnification obligation to be offset by Evita is disputed in accordance with the terms of this Agreement, then such amount shall be paid by Evita into a third party escrow (the terms of which shall be mutually acceptable to Evita and Millie), and, upon final resolution of such dispute in accordance with the terms of this Agreement, paid over to L90 and Picasso Media (as former holders of Millie Sub Units) or returned to Evita, as applicable.

10.7 Indemnification.

(a) There shall be no liability for indemnification under this Article X, (i) unless the aggregate amount of Losses exceeds $125,000 (the “Indemnity Basket”) at which time the Indemnifying Party shall be liable only to the extent such Losses exceed the Indemnity Basket, (ii) unless the Indemnified Party delivers to the Indemnifying Party written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims, and (iii) to the extent that an Indemnified Party has suffered, incurred, sustained or become subject to, Losses by reason of all such claims in excess of $5,000,000 the Indemnifying Parties shall not be obligated to pay anything other than or more than $5,000,000, in the aggregate for all claims under this Article X (the “Indemnity Cap”). Notwithstanding any provision to the contrary, neither the Indemnification Basket nor the Indemnity Cap shall apply to any claim for Losses relating to or arising from the provisions of Section 2.8, 2.10, 2.11, 2.12 or 7.5. Furthermore, notwithstanding any provision to the contrary, (x) none of Millie, L90 or Picasso Media shall have any liability to indemnify any Evita Indemnified Party for any Losses resolved by the parties pursuant to Sections 2.8(g)(v), 2.10, 2.11, 2.12 or 7.5 hereof and (y) Evita shall have no liability to indemnify any

Millie Indemnified Party for any Losses resolved by the parties pursuant to Sections 2.8(g)(v), 2.10, 2.11 or 7.5 hereof.

(b) The following Losses shall not be included in the calculation of the Indemnity Basket nor the Indemnity Cap and an Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article X as though there were no Indemnity Basket or Indemnity Cap in this Agreement:

(i) Payment of investment banker’s fees for which an Indemnifying Party is liable; and

(ii) Losses relating to, caused by or resulting from any existing litigation relating to the period prior to the Closing.

(c) Except for fraud and except with respect to the provisions of Section 2.8, 2.10, 2.11 and 2.12, and subject to any party’s right for equitable relief, the indemnification provisions of this Article X shall constitute the sole and exclusive remedy of the parties hereto for any Losses under this Agreement, and the parties each waive any other remedy which they or any other Person entitled to indemnification hereunder may have at Law or otherwise with respect thereto.

ARTICLE XI

MISCELLANEOUS

11.1 Waivers and Amendments. Any provisions of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Evita, Evita Sub, Millie, L90, Picasso Media and Millie Sub, or in the case of a waiver, by the party against whom the waiver is to be effective.

11.2 Public Announcements. At the proper time, as determined by the parties hereto in good faith consultation with each other, the parties hereto shall issue a press release or make a public statement concerning this Agreement and the related transactions containing disclosure which is mutually agreeable to the parties; provided, that prior to the issuance of a press release, none of the parties hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement, the other Transaction Documents and the related transactions. Notwithstanding the foregoing, Millie may make such disclosures as may be required (based on the advice of counsel) due to its status as a public company, after good faith consultation with the other parties hereto.

11.3 Notices of Certain Events.

(a) Each of the parties hereto shall promptly notify the other parties of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the other Transaction Documents if the failure of any of the parties hereto, as the case may be, to obtain such consent would result in a Material Adverse Effect on the notifying party; and (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b) The parties hereto shall promptly notify the other parties of any Actions commenced or, to the best of such party’s knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

11.4 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by nationally-recognized overnight courier, mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

(a) If to Millie, L90, Picasso Media or Millie Sub (pre-Closing):

MaxWorldwide, Inc.

50 West 23rd Street

Fourth Floor

New York, NY 10010

Attn: General Counsel

Facsimile No.: (212) 404-1040

with a copy to (which shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Robert Miller, Jr., Esq.

Facsimile No.: (213) 627-0705

or (b) If to Evita, Bulldog, Evita Sub or the Surviving LLC (post-Closing):

Bulldog Holdings, Inc.

One Bridge Street

Irvington, NY 10533

Attention: Mark Stein, Esq.

Facsimile No.: (914) 591-0205

with a copy to (which shall not constitute notice):

Edwards & Angell, LLP

Three Stamford Plaza

301 Tresser Boulevard

Stamford, CT 06901

Attention: Martin Clarke, Esq.

Facsimile No.: (888) 325-9580

or at such other address as the parties may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, on the next Business Day if dispatched by overnight courier upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

11.5 No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.6 Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Millie, L90 and Picasso Media may assign all or any portion of its rights to receive the Purchase Price under Sections 2.8, without the written consent of Evita. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.7 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11.8 Governing Law. Subject to the application of the DGCL to the Merger, the internal Laws, and not the Laws of conflicts (other than Section 5-1401 General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

11.9 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such cost or expense.

11.10 Transfer Taxes. Evita shall pay all transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

11.11 Jurisdiction. Except as provided in Section 2.8(g) or 2.11 with respect to any dispute to be resolved in accordance therewith, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, every party agrees that service of process on such party as provided in Section 11.4 shall be deemed effective service of process on such party.

11.12 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

11.14 Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement and other Transaction Documents supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing sentence, that certain Confidentiality Agreement dated October 11, 2002 by and between Millie and Evita shall survive the execution and delivery of this Agreement and continue in full force and effect in accordance with the terms contained therein.

11.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.16 Best Efforts. The parties shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this

Agreement the other Transaction Documents and applicable Laws (other than the payment of monies in order to solicit or obtain any consent or approval, including without limitation, any stockholder approval) to consummate and make effective all the transactions contemplated by this Agreement and the other Transaction Documents as soon as practicable, including, without limitation, converting the providers of Web site advertising inventory to the Millie Online Business to Converted Sites as contemplated by Section 5.2(k), preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals required to be obtained from any third party necessary, proper or advisable to the transactions contemplated by this Agreement and the other Transaction Documents.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

MAXWORLDWIDE, INC.		BULLDOG HOLDINGS, INC.

By:		By:
	Name: Mitchell Cannold		Name: Jonas Steinman
	Title: Chief Executive Officer		Title: Co-Chief Executive Officer

MILLIE SUB, LLC		MILLIE SUB ACQUISITION, LLC By The Excite Network, Inc., Sole Member

By:		By:
	Name: Mitchell Cannold		Name: Jonas Steinman
	Title: Chief Executive Officer		Title: Co-Chief Executive Officer

THE EXCITE NETWORK, INC.

By:
Name: Jonas Steinman
Title: Co-Chief Executive Officer

L90, INC.

By:
Name: Mitchell Cannold
Title: Chief Executive Officer

PICASSO MEDIA ACQUISITION, INC.

By:
Name: Mitchell Cannold
Title: Chief Executive Officer

Schedules delivered by MaxWorldwide, Inc.

Schedule 2.8(g)—Contingent Cash

Schedule 3.3—Organization

Schedule 3.5—No Violation; Consents

Schedule 3.6—Financial Statements

Schedule 3.6(a)—Write-Offs

Schedule 3.9—No Conflicts

Schedule 3.10—Intellectual Property

Schedule 3.10—Intellectual Property Exhibit C

Schedule 3.11—Contracts

Schedule 3.11(b)—Enforceability of Contracts

Schedule 3.12—Absence of Certain Developments

Schedule 3.13—No Undisclosed Liabilities

Schedule 3.14—Litigation

Schedule 3.15—Compliance with Laws

Schedule 3.16—Taxes

Schedule 3.17—Employee Relations

Schedule 3.18—Brokers

Schedule 3.20—Labor Relations

Schedule 3.21(a)—Environmental Matters—(Pending or Threatened Claims)

Schedule 3.21(b)—Environmental Matters—(National Priorities List)

Schedules delivered by The Excite Company, Inc.

Schedule 4.1—Organization

Schedule 4.2—No Violation; Consents

Schedule 4.6—Compliance with Laws

Schedule 4.11—No Undisclosed Liabilities

Schedule 4.12—Litigation

Schedule 4.13—Taxes

Schedule 4.15(a)—Environmental Matters; Pending or Threatened Claims

Schedule 4.15(b)—Environmental Matters; National Priorities List

MaxWorldwide, Inc. will deliver the foregoing schedules upon the request of the Commission.

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”), is made this 5th day of May, 2003, by and among Bulldog Holdings, Inc., a Delaware corporation (“Bulldog”), The Excite Network, Inc., a Delaware corporation (“Evita”), Millie Sub Acquisition, LLC, a Delaware limited liability company (“Evita Sub”), MaxWorldwide, Inc., a Delaware corporation (“Millie”), L90, Inc., a Delaware corporation (“L90”), Picasso Media Acquisition, Inc., a Delaware corporation (“Picasso Media”), and Millie Sub, LLC, a Delaware limited liability company (“Millie Sub”).

WITNESSETH

WHEREAS, Bulldog, Evita, Evita Sub, Millie, L90, Picasso Media and Millie Sub are parties to the certain Agreement and Plan of Merger, dated as of March 12, 2003 (the “Merger Agreement”); and

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in accordance with the provisions set forth below in order to extend the Expiration Date (as defined in the Merger Agreement) until September 30, 2003.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Amendment of Section 8.1(b). Section 8.1(b) of the Merger Agreement is hereby amended by deleting the reference to “August 31, 2003” in said Section in its entirety and replacing it with “September 30, 2003.”

2. Effect. Except as expressly amended by this Amendment, the Merger Agreement is not amended and remains in full force and effect. From and after the date hereof, all references to “the Agreement” and “this Agreement” in the Merger Agreement shall be a reference to the Merger Agreement as amended by this Amendment.

3. Counterparts. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

4. Governing Law. The governing law provision set forth in Section 11.8 of the Merger Agreement shall apply to this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first set above.

MAXWORLDWIDE, INC.		BULLDOG HOLDINGS, INC.

By:		By:
	Name: Peter M. Huie		Name: Jonas Steinman
	Title: General Counsel, SVP, Secretary		Title: Co-Chief Executive Officer

MILLIE SUB, LLC	MILLIE SUB ACQUISITION, LLC

By L90, Inc., Member	By The Excite Network, Inc., Sole Member

By:
Name: Peter M. Huie	Name: Jonas Steinman
Title: General Counsel, SVP, Secretary	Title: Co-Chief Executive Officer

L90, INC.	THE EXCITE NETWORK, INC.

By:
Name: Peter M. Huie		Name: Jonas Steinman
Title: General Counsel, SVP, Secretary		Title: Co-Chief Executive Officer

PICASSO MEDIA ACQUISITION, INC.

By:
Name: Peter M. Huie
Title: General Counsel, SVP, Secretary

AMENDMENT #2 TO AGREEMENT AND PLAN OF MERGER

This Amendment #2 to Agreement and Plan of Merger (this “Amendment”), is made this 29th day of May, 2003, by and among Bulldog Holdings, Inc., a Delaware corporation (“Bulldog”), The Excite Network, Inc., a Delaware corporation (“Evita”), Millie Sub Acquisition, LLC, a Delaware limited liability company (“Evita Sub”), MaxWorldwide, Inc., a Delaware corporation (“Millie”), L90, Inc., a Delaware corporation (“L90”), Picasso Media Acquisition, Inc., a Delaware corporation (“Picasso Media”), and Millie Sub, LLC, a Delaware limited liability company (“Millie Sub”).

WITNESSETH

WHEREAS, Bulldog, Evita, Evita Sub, Millie, L90, Picasso Media and Millie Sub are parties to the certain Agreement and Plan of Merger, dated as of March 12, 2003 and as amended May 5, 2003 (the “Merger Agreement”); and

WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in accordance with the provisions set forth below to amend the closing condition relating to the conversion of providers of Web site advertising inventory.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Amendment of Section 5.2(k)(i). Section 5.2(k)(i) of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(i) Providers of Web site advertising inventory to the Millie Online Business representing at least ninety two and one-half percent (92.5%) of the total impressions (expressly excluding email deliveries) (the “Total Daily Impressions”) served by a third party on behalf of Millie and its Affiliates (but expressly excluding impressions served by third parties not acting on behalf of Millie or its Affiliates, such as impressions served under Millie’s One-to-One, MaxConnect or outsource Contracts (“MaxConnect Contracts”)) on the Business Day immediately preceding the Effective Time shall have re-tagged their respective Web site advertising inventory such that:

(x) with respect to such providers who do not have a separate DART for Publishers ad serving agreement with DoubleClick, users’ Web browsers are directed to the MaxServing domain instead of the DoubleClick domain when making an ad call from the Web site advertising inventory of such providers (any such converted Web site advertising Inventory, a “Non-DART Converted Site”) and

(y) with respect to such providers who have a separate DART for Publishers ad serving agreement with DoubleClick, users’ Web browsers will be directed to the MaxServing domain instead of the DoubleClick domain as of October 1, 2003 (or such other date upon which Millie and Evita shall mutually agree) when making an ad call from the Web site advertising inventory of such providers (any such converted Web site advertising Inventory, a “DART Converted Site” and together with the Non-DART Converted Sites, the “Converted Sites”);

provided, however, that the Total Daily Impressions shall not be less than the average daily impressions (expressly excluding email deliveries) (the “90 Day Daily Average”) served by third parties on behalf of Millie and its Affiliates (but expressly excluding impressions served by a third party with respect to MaxConnect Contracts) during the ninety (90) days immediately preceding the Effective Time; provided, further, that with respect to the DART Converted Sites, the number of impressions served on a DART Converted Site shall be included for purposes of this Section 5.2(k)(i) only if Millie has obtained written confirmation (which may include email confirmation) that such DART Converted Site has been re-tagged as described in clause (y) above. For purposes of calculating the number of Total Daily Impressions on the Business Day immediately preceding the Effective Date pursuant to this Section 5.2(k), the number of impressions served with respect to any Web site advertising inventory subject to a sales representation Contract entered into between Millie or Millie Sub and the provider of such inventory after the date of this Agreement shall be deemed to equal the lower of the actual number of impressions served under such sales representation Contract or one and one-half percent (1.5%) of the 90 Day Daily Average. Millie agrees to use its commercially reasonable best efforts to test the re-tagging of no less than five (5) of the DART Converted Sites to ensure that users’ Web browsers will be directed to the MaxServing domain instead of the DoubleClick domain as of October 1, 2003 (or such other date upon which Millie and Evita shall mutually agree) when making an ad call from such DART Converted Sites.”

2. Effect. Except as expressly amended by this Amendment, the Merger Agreement is not amended and remains in full force and effect. From and after the date hereof, all references to “the Agreement” and “this Agreement” in the Merger Agreement shall be a reference to the Merger Agreement as amended by this Amendment.

3. Counterparts. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

4. Governing Law. The governing law provision set forth in Section 11.8 of the Merger Agreement shall apply to this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first set above.

MAXWORLDWIDE, INC.		BULLDOG HOLDINGS, INC.

By:		By:
	Name: Peter M. Huie		Name: William Daugherty
	Title: General Counsel, SVP, Secretary		Title: Co-Chief Executive Officer

MILLIE SUB, LLC	MILLIE SUB ACQUISITION, LLC

By L90, Inc., Member	By The Excite Network, Inc., Sole Member

By:	By:
Name: Peter M. Huie	Name: William Daugherty
Title: General Counsel, SVP, Secretary	Title: Co-Chief Executive Officer

L90, INC.		THE EXCITE NETWORK, INC.

By:		By:
	Name: Peter M. Huie		Name: William Daugherty
	Title: General Counsel, SVP, Secretary		Title: Co-Chief Executive Officer

PICASSO MEDIA ACQUISITION, INC.

By:
Name: Peter M. Huie
Title: General Counsel, SVP, Secretary

Annex B

PLAN OF LIQUIDATION AND DISSOLUTION

OF

MAXWORLDWIDE, INC. AND SUBSIDIARIES

The following shall constitute the Plan of Liquidation and Dissolution (the “Plan”) of MaxWorldwide, Inc. and its subsidiaries (collectively, the “Company”), pursuant to the Delaware General Corporation Law (the “DGCL”).

1. The Board of Directors of the Company (the “Board of Directors”) has adopted the Plan, conditional upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 12, 2003, among the Company, Bulldog Holdings, Inc., The Excite Company, Inc. and Millie Sub Acquisition, LLC (the “Merger Agreement”), and has called a meeting of the Company’s stockholders to vote on the Plan.

2. The effective date of the Plan shall be the later of (i) the date upon which the transactions contemplated by the Merger Agreement are consummated or (ii) the date on which holders of a majority of the outstanding stock of the Company entitled to vote thereon have adopted the Plan (the “Effective Date”).

3. The Plan is intended to be a plan of liquidation and dissolution. After the Effective Date, the Company shall:

(a) file a certificate of dissolution pursuant to the DGCL and promptly take all actions that may be necessary or appropriate in the opinion of the Board of Directors, consistent with its fiduciary duties, to dissolve the Company;

(b) sell, exchange, lease or otherwise dispose of any remaining assets (other than cash and cash equivalents) of the Company to any person or persons for consideration and upon terms and conditions deemed by the Board of Directors to be in the best interests of the Company and its creditors and stockholders. In connection with such sale, exchange, lease or other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts, and other claims owing to the Company;

(c) provide such notice of dissolution, if any, to creditors and claimants of the Company as the Board of Directors, in its discretion, may determine is necessary or appropriate or as may be permitted or required by applicable law;

(d) (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company; (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claims against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company are likely to arise or to become known to the Company within ten years after the date of dissolution, and such claims shall be paid in full and any such provision for payment made shall be made in full so long as the Company has sufficient assets to do so;

(e) wind up its business activities and withdraw the Company from any jurisdiction in which it is qualified to do business; and

(f) as soon as practicable and consistent with the terms of the Plan, distribute all of its remaining assets, if any, pro-rata to its stockholders in one or a series of distributions. Such distribution(s) shall be in cash or assets, in such amounts and at such times, as the Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan) may in their discretion determine. The distributions so made shall be in complete liquidation of the Company and in exchange for the complete redemption and cancellation of all of the capital stock of the Company. As a condition to the receipt of any such distribution to stockholders, the stockholders may be required to: (i) surrender their certificates evidencing shares of stock of the

Company to the Company or its agent for the purpose of recording the distribution thereon; or (ii) furnish the Company or its agent with satisfactory evidence of the loss, theft or destruction of any such certificate, together with a surety bond or other security or indemnity.

4. If and to the extent deemed necessary, appropriate or desirable by applicable law or the Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan), the Company shall establish and set aside a reasonable amount of cash and/or property to satisfy claims against and expenses of the Company, including, without limitation, tax obligations, all expenses of the sale of the Company’s assets, the collection and defense of the Company’s assets, contingent, conditional, unmatured, and unknown claims, and other expenses in connection with the liquidation and dissolution provided for in this Plan (the “Contingency Reserve”).

5. If any distribution to a stockholder of the Company cannot be made because the stockholder cannot be located, the stockholder has not surrendered its certificates evidencing its shares of stock of the Company as required under the Plan, or for any other reason, the distribution to which such stockholder is entitled (unless transferred to an escrow account or trust established by the Board of Directors under this Plan) shall be transferred, at such time as the final distribution of assets is made by the Company (or by any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan), to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6. Adoption of this Plan by the holders of a majority of the outstanding stock of the Company entitled to vote thereon shall constitute the approval of the Company’s stockholders of the sale, exchange, lease or other disposition of all of the assets of the Company (other than the transactions contemplated by the Merger Agreement), whether such sale, exchange, lease or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for the sale, exchange, lease or other disposition of the Company’s assets that are conditioned on adoption of this Plan. The Company shall be authorized to commence the sale, exchange, lease or other disposition of its assets immediately following the adoption and approval of this Plan by its stockholders or at such other time or times as may be determined by the Board of Directors in order to attain the highest value for such assets and maximize value for its stockholders and creditors. The Company’s assets may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company shall not be required to obtain appraisals or other third party opinions as to the value of its assets in connection with the dissolution and liquidation unless the Company engages in a material transaction with an affiliate.

7. From and after the filing of the certificate of dissolution with the Delaware Secretary of State, the Company shall not engage in any business or other activity except as required to preserve the value of its assets, wind up its affairs in an orderly and businesslike manner, and distribute its assets in accordance with this Plan, or as the Board of Directors may determine to be appropriate in connection therewith and to complete the liquidation and dissolution of the Company, all in accordance with the DGCL.

8. Except as may be limited by law, if the Board of Directors shall deem it necessary and advisable in order to effect the completion of this Plan, it may establish an escrow account or liquidating trust for the benefit of the Company’s stockholders and may transfer to such escrow account or to the liquidating trustee(s) (i) any assets the retention of which may be advisable to satisfy all debts and liabilities, including without limitation, contingent, conditional, unmatured or unknown claims; and (ii) any assets held on behalf of stockholders who cannot be located. At the time an escrow account or liquidating trust is established, if any, the Board of Directors shall appoint such person or persons as it deems appropriate to serve as the escrow agent(s) or trustee(s).

9. Unless the Board of Directors determines that the closing of the Company’s stock transfer books should occur at an earlier time, the stock transfer books of the Company will close and the Company will cease to record transfers of its stock on the earliest to occur of: (i) the close of business on the record date fixed by the Board of Directors for the final distribution of assets; (ii) the close of business on the date on which the remaining assets of the Company are transferred to any escrow account or liquidating trust established by the Board of Directors under the Plan; and (iii) the date on which the Company ceases to exist under Delaware law (following any post-dissolution continuation period thereunder). Thereafter, certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company (except by will, intestate succession or operation of law).

10. If the Board of Directors determines to follow the procedures set forth in Section 280 of the DGCL, then the following steps shall be taken, to the extent deemed necessary or appropriate by the Board of Directors, all in accordance with Sections 280 and 281(a) of the DGCL:

(a) The giving of notice of the dissolution requiring all persons having a claim against the Company, other than a claim against the Company in a pending action, suit or proceeding to which the Company is a party, to present their claims against the Company, including giving notice to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or not mature (“Contingent Contractual Claims”);

(b) The publication of such notice of dissolution;

(c) The mailing of notice of rejection to the claimant of any claim made against the Company in accordance with Section 280 of the DGCL that the Company rejects, in whole or in part;

(d) The mailing of offers for security to persons having Contingent Contractual Claims, in an amount the Company determines is sufficient to provide compensation to the claimant if the claim matures and the posting of such security offered and not rejected by such claimant;

(e) The petitioning of the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejected the offer for security;

(f) The petitioning of the Delaware Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party (“Pending Actions Claims”) (other than claims barred by Section 280 of the DGCL);

(g) The petitioning of the Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the corporation within five years after the date of dissolution (or such longer period as the Court may determine, not to exceed 10 years from dissolution) (“Potential Future Claims”);

(h) The posting of any security ordered by the Court of Chancery for Pending Action Claims;

(i) The payment of claims made and not rejected under Section 280 of the DGCL and the payment, or the making of adequate provision for the payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company;

(j) The posting of any security ordered by the Court of Chancery for Contingent Contractual Claims; and

(k) The posting of any security ordered by the Court of Chancery for Potential Future Claims.

11. Notwithstanding the foregoing, the Company shall not be required to follow the procedures set forth in Section 280 of the DGCL, and the adoption of the Plan by the stockholders of the Company shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution, winding up, and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) of the DGCL and to take all actions as may be necessary or appropriate in furtherance of the dissolution, winding up, and liquidation of the Company in accordance with this Plan and Delaware law.

12. The Board of Directors and officers of the Company shall take all remaining action required to be taken by the Company, including (without limitation) the payment of or provision for all expenses, liabilities and obligations of the Company incurred in connection with the liquidation and dissolution of the Company as provided for herein. Without limiting the foregoing, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the discretion of the Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan) pay the Company’s officers, directors, employees, agents and their representatives, or any of them, compensation, in cash or other property, and may provide for indemnification (including advancement of expenses) to such persons, or any of them, in connection with the implementation of this Plan. Adoption of this Plan by the holders of a majority of the outstanding stock of the Company entitled to vote thereon shall constitute the approval of the Company’s stockholders of the payment of any such compensation and providing of any such indemnification (including advancement of expenses).

13. The Board of Directors of the Company is hereby authorized, without further action by the stockholders of the Company, to do and perform or cause the officers of the Company, subject to the approval of the Board of Directors, to do and perform, any and all acts and things, to incur and pay all expenses and liabilities, to adopt all votes and resolutions, and to make, execute, deliver or adopt any and all notices, agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the discretion of the Board of Directors, for the purpose of effecting the dissolution of the Company and the winding up and complete liquidation of its business and affairs as contemplated in this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

14. The Company shall continue to indemnify and provide for the advancement of expenses to its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, its bylaws, each as amended, and any other contractual arrangements and indemnification agreements, for actions taken in connection with this Plan and the winding-up of the business and affairs of the Company. The Company’s obligation to indemnify (or advance expenses to) such persons may also be satisfied out of the assets of any escrow account or trust(s) established by the Board of Directors under this Plan. The Board of Directors (or any escrow agent(s) or trustee(s) as may be appointed by the Board of Directors under this Plan), in its discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligations under this Plan.

15. The Board of Directors is authorized to take such action as it deems appropriate with respect to the Company’s employee incentive compensation and employee benefit plans.

16. The Board of Directors may modify or amend this Plan if it determines that such action would be in the best interests of the Company and its stockholders. In the event that the modification or amendment will, in the sole judgment of the Board of Directors, materially and adversely affect the interests of the stockholders, such modification or amendment will be submitted to the stockholders for approval. If the Board of Directors determines, in its sole judgment, that abandonment of this Plan would be in the best interests of the Company and its stockholders, the Board of Directors may abandon the Plan and all action contemplated thereunder, without further action by the stockholders to the extent permitted by Delaware law; provided, however, the Board of Directors shall not abandon the Plan unless the Board of Directors determines, after consultation with the Company’s outside counsel, that its failure to abandon the Plan would be inconsistent with the Board of Directors’ fiduciary obligations to the Company’s stockholders.

FORM OF PROXY

MAXWORLDWIDE, INC.

The undersigned acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held on July 22, 2003 and the proxy statement, and appoints Mitchell Cannold, Peter M. Huie and William Mitchell, and each of them, acting alone, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock, par value $.001, of MaxWorldwide, Inc. (the “Company”) which the undersigned is entitled to vote, either on his, her or its own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company’s Chicago offices, located at 221 North LaSalle Street, Suite 650, Chicago, Illinois 60601, on July 22, 2003 at 11:00 AM local time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

PROPOSAL 1.	ADOPTION AND APPROVAL OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 12, 2003 AMONG BULLDOG HOLDINGS, INC., THE EXCITE NETWORK, INC, MILLIE SUB, ACQUISITION, LLC, MAXWORLDWIDE, INC., L90, INC., PICASSO MEDIA ACQUISITION, INC. AND MILLIE SUB, LLC AND THE MERGER CONTEMPLATED THEREBY

	FOR ☐	AGAINST ☐	ABSTAIN ☐

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL.

PROPOSAL 2.	PLAN OF LIQUIDATION AND DISSOLUTION OF MAXWORLDWIDE, INC. AND ITS SUBSIDIARIES

	FOR ☐	AGAINST ☐	ABSTAIN ☐

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL.

PROPOSAL 3.	ELECTION OF DIRECTORS

	FOR ALL NOMINEES ☐		WITHHELD FOR ALL ☐

Nominees:	01	William M. Apfelbaum
	02	Mitchell Cannold
	03	Richard Costello
	04	Geoffry Handler
	05	G. Bruce Redditt
	06	Peter Sealey

To withhold authority to vote for any individual Nominee, place an X in the box marked “FOR ALL NOMINEES” and write the name of the Nominee for which you wish to withhold your vote in the space provided below.

WITHHELD FOR:

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES.

PROPOSAL 4.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS

	FOR ☐	AGAINST ☐	ABSTAIN ☐

IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL.

THIS PROXY AUTHORIZES MITCHELL CANNOLD, PETER M. HUIE AND WILLIAM MITCHELL TO VOTE AT HIS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MAXWORLDWIDE, INC.

Dated: ___________________________, 2003
_________________________________________ Signature__________________________________
Print Name:_________________________________

Address:___________________________________

Please mark, date and sign this Proxy and deliver it to any of the above-named proxies if you do not plan to attend the annual meeting.